UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant     ☑
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

ev3 Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

9600 54th Avenue North
Plymouth, Minnesota 55442

April 15, 2008

Dear Fellow Stockholders:

We are pleased to invite you to join us for the ev3 Inc. Annual Meeting of Stockholders to be held on Tuesday, May 20, 2008, at 2:00 p.m., local time, at our corporate offices located at 9600 54th Avenue North, Plymouth, Minnesota 55442. Details about the meeting, nominees for our board of directors and other matters to be acted on are presented in the Notice of Annual Meeting and proxy statement that follow.

In addition to Annual Meeting formalities, we will report to stockholders generally on our business, and will be pleased to answer stockholders’ questions about ev3.

We hope you plan to attend the Annual Meeting. Please exercise your right to vote by signing, dating and returning the enclosed proxy card or using Internet or telephone voting as described in the proxy statement, even if you plan to attend the meeting.

On behalf of ev3’s board of directors and management, it is our pleasure to express our appreciation for your continued support.

Sincerely,

Robert J. Palmisano	Daniel J. Levangie
President and Chief Executive Officer	Chairman of the Board

YOUR VOTE IS IMPORTANT.

PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD OR VOTE BY INTERNET OR TELEPHONE AS SOON AS POSSIBLE, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 20, 2008

To the Stockholders of ev3 Inc.:

The Annual Meeting of Stockholders of ev3 Inc., a Delaware corporation, will be held on Tuesday, May 20, 2008, at 2:00 p.m., local time, at ev3’s corporate offices at 9600 54th Avenue North, Plymouth, Minnesota 55442 for the following purposes:

1. To elect three directors, each to serve for a term of three years.

2. To consider a proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2008.

3. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only stockholders of record at the close of business on April 1, 2008 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof. A stockholder list will be available at ev3’s corporate offices beginning May 9, 2008 during normal business hours for examination by any stockholder registered on ev3’s stock ledger as of the record date for any purpose germane to the annual meeting.

By Order of the Board of Directors,

Kevin M. Klemz
Senior Vice President, Secretary and
Chief Legal Officer

April 15, 2008
Plymouth, Minnesota

i

ii

9600 54th Avenue North
Plymouth, Minnesota 55442

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS

MAY 20, 2008

The board of directors of ev3 Inc. is soliciting your proxy for use at the 2008 Annual Meeting of Stockholders on Tuesday, May 20, 2008. The Notice of Annual Meeting, this proxy statement and the enclosed form of proxy are being mailed to stockholders beginning on or about April 15, 2008.

INFORMATION CONCERNING THE ANNUAL MEETING

Date, Time, Place and Purposes of Meeting

The Annual Meeting of Stockholders of ev3 Inc. will be held on Tuesday, May 20, 2008, at 2:00 p.m., local time, at ev3’s corporate offices at 9600 54th Avenue North, Plymouth, Minnesota 55442, for the purposes set forth in the Notice of Annual Meeting.

Who Can Vote

Stockholders of record at the close of business on April 1, 2008 will be entitled to notice of and to vote at the meeting or any adjournment of the Annual Meeting. As of that date, there were 105,229,148 shares of our common stock outstanding. Each share of our common stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Stockholders are not entitled to cumulate voting rights.

How You Can Vote

Your vote is important. If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the three following methods:

•	Vote by Internet, by going to the web address http://www.eproxy.com/evvv/ and following the instructions for Internet voting shown on the enclosed proxy card.

•	Vote by Telephone, by dialing 1-800-560-1965 and following the instructions for telephone voting shown on the enclosed proxy card.

•	Vote by Proxy Card, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. If you vote by Internet or telephone, please do not mail your proxy card.

If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this proxy statement or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

If you return your signed proxy card or use Internet or telephone voting before the Annual Meeting, the named proxies will vote your shares as you direct. You have three choices on each matter to be voted on.

For the election of directors, you may:

•	Vote FOR the three nominees for director,

•	WITHHOLD your vote from the three nominees for director or

•	WITHHOLD your vote from any one of the nominees for director.

For each of the other proposals, you may:

•	Vote FOR the proposal,

•	Vote AGAINST the proposal or

•	ABSTAIN from voting on the proposal.

If you send in your proxy card or use Internet or telephone voting, but do not specify how you want to vote your shares, the proxies will vote your shares FOR the three nominees for director and FOR all of the other proposals set forth in the Notice of Annual Meeting.

How Does the Board Recommend that You Vote

The Board of Directors unanimously recommends that you vote FOR the three nominees for director and FOR the approval of all of the other proposals set forth in the Notice of Annual Meeting.

How You May Revoke or Change Your Vote

If you are a stockholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•	Submitting another proper proxy with a more recent date than that of the proxy first given by following the Internet or telephone voting instructions or completing, signing, dating and returning a proxy card to us.

•	Sending written notice of revocation to our Corporate Secretary.

•	Attending the Annual Meeting and voting by ballot.

Quorum Requirement

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority (52,614,575 shares) of the outstanding shares of our common stock as of the record date will constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by proxies marked “Abstain” or “Withheld” are counted in determining whether a quorum is present. In addition, a “broker non-vote” is considered in determining whether a quorum is present. A “broker non-vote” is a proxy returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received by the broker from the customer, and the broker does not have discretionary authority to vote on behalf of such customer on such matter.

Vote Required

Assuming a quorum is represented at the Annual Meeting, either in person or by proxy, the election of the three nominees for director and the approval of each of the other proposals described in this proxy statement requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote.

If your shares are held in “street name” and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares on certain “routine” matters that include the election of directors (Proposal One) and the ratification of the selection of our independent registered public accounting firm (Proposal Two).

Procedures at the Annual Meeting

The presiding officer at the Annual Meeting will determine how business at the Annual Meeting will be conducted. Only matters brought before the Annual Meeting in accordance with our bylaws will be considered.

Only a natural person present at the Annual Meeting who is either one of our stockholders or is acting on behalf of one of our stockholders may make a motion or second a motion. A person acting on behalf of a stockholder must present a written statement executed by the stockholder or the duly authorized representative of the stockholder on whose behalf the person purports to act.

STOCK OWNERSHIP

Significant Stockholders

The following table sets forth information as to individuals and entities that have reported to the Securities and Exchange Commission, or SEC, or have advised us that they are a beneficial owner, as defined by the SEC’s rules and regulations, of more than five percent of our outstanding common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage

Warburg, Pincus Equity Partners, L.P.(1)	31,401,560	29.8%
Individuals and Entities Affiliated with John B. Simpson, Ph.D., M.D.(2)	8,502,198	8.1%
D.E. Shaw Valence Portfolios, L.L.C.(3)	6,374,325	6.1%

(1)	Warburg Pincus Partners LLC, or WPP LLC, a New York limited liability company and a subsidiary of Warburg Pincus & Co., or WP, a New York general partnership, is the sole general partner of Warburg, Pincus Equity Partners, L.P., or WPEP, a Delaware limited partnership. WPEP is managed by Warburg Pincus LLC, or WP LLC, a New York limited liability company. WPEP, WPP LLC, WP and WP LLC are each referred to as a “Warburg Pincus Entity” and are collectively referred to as the “Warburg Pincus Entities”. Each of the Warburg Pincus Entities shares with the other Warburg Pincus Entities the voting and investment control of all of the shares of common stock such Warburg Pincus Entity may be deemed to beneficially own. Charles R. Kaye and Joseph P. Landy are each managing general partners of WP and co-presidents and managing members of WP LLC. Each of these individuals disclaims beneficial ownership of the shares of common stock of ev3 that the Warburg Pincus Entities may be deemed to beneficially own. The address of the Warburg Pincus Entities is 466 Lexington Avenue, New York, New York 10017.

(2)	Includes: (i) 6,629,180 shares held by The Simpson Family Trust, of which John B. Simpson, Ph.D., M.D. and his spouse Rita Lynn Simpson serve as co-trustees and share voting and investment control; (ii) 800,263 shares held by the John David Simpson Trust II, a trust for the benefit of Dr. and Mrs. Simpson’s son, of which Dr. and Mrs. Simpson serve as co-trustees and share voting and investment control; (iii) 292,787 shares held by FoxHollow, a California limited partnership, of which Dr. and Mrs. Simpson serve as co-general partners and share voting and investment control; (iv) 53,832 shares personally held by Mrs. Simpson, individually, which shares she shares voting and investment control with her spouse, Dr. Simpson; (v) 325,989 shares held by the John Bush Simpson Annuity Trust III, of which Dr. Simpson serves as sole trustee; (vi) 325,989 shares held by the Rita Lynn Simpson Annuity Trust III, of which Dr. Simpson serves as sole trustee; (vii) 53,933 shares that Dr. Simpson has the right to acquire pursuant to outstanding stock options and (viii) 20,225 shares that Dr. Simpson has the right to acquire pursuant to restricted stock units. Dr. and Mrs. Simpson disclaim beneficial ownership of the shares, except to the extent of their individual respective pecuniary interest therein. The address of Dr. and Mrs. Simpson and the entities affiliated with Dr. and Mrs. Simpson is 9600 54th Avenue North, Plymouth, Minnesota 55442.

(3)	According to a Schedule 13G/A filed with the SEC on January 11, 2008, David E. Shaw and D.E. Shaw & Co., L.P. each beneficially own (i) 6,374,325 shares in the name of D. E. Shaw Valence Portfolios, L.L.C.

and (ii) 8,900 shares under the management of D. E. Shaw Investment Management, L.L.C., each with shared voting power. David E. Shaw does not own any shares directly. By virtue of David E. Shaw’s position as president and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the investment adviser and the managing member of D. E. Shaw Valence Portfolios, L.L.C. and the managing member of D. E. Shaw Investment Management, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 6,383,225 shares as described above and, therefore, David E. Shaw may be deemed to be the beneficial owner of such shares. David E. Shaw disclaims beneficial ownership of such 6,383,225 shares. The address of D.E. Shaw Valence Portfolios, L.L.C. is 120 W. 45th Street, Tower 45, 39th Floor, New York, New York 10036.

Directors and Executive Officers

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of April 1, 2008 for:

•	each of our current directors and nominees for directors;

•	our former Chief Executive Officer, current Chief Financial Officer and our three other most highly compensated executive officers named in the Summary Compensation Table under the heading “Executive Compensation — Summary of Cash and Other Compensation” (we collectively refer to these persons as our “named executive officers”); and

•	all of our current directors and executive officers as a group.

The number of shares beneficially owned by a person includes shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days of April 1, 2008, shares subject to stock grants which vest over time and are subject to forfeiture until vested and shares subject to restricted stock units which vest over time and become issuable within 60 days of April 1, 2008. Percentage calculations assume, for each person and group, that all shares that may be acquired by such person or group pursuant to options currently exercisable or that become exercisable or restricted stock units that vest within 60 days of April 1, 2008 are outstanding for the purpose of computing the percentage of common stock owned by such person or group. However, those unissued shares of common stock described above are not deemed to be outstanding for calculating the percentage of common stock owned by any other person.

Except as otherwise indicated, the persons in the following table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the information contained in the footnotes to the table. Unless otherwise indicated, the address for each of the individuals in the table below is c/o ev3 Inc., 9600 54th Avenue North, Plymouth, Minnesota 55442.

	Shares Beneficially Owned(1)(2)
Name	Number	Percentage

Directors:
John K. Bakewell	29,164	*
Jeffrey B. Child	45,721	*
Richard B. Emmitt(3)	3,495,654	3.3%
Richard N. Kender	324	*
Daniel J. Levangie	25,000	*
Robert J. Palmisano(4)	0	*
Myrtle S. Potter	47,371	*
Thomas E. Timbie	145,551	*
Elizabeth H. Weatherman(5)	31,426,800	29.9%
Named Executive Officers:
James M. Corbett(6)	684,060	*
Patrick D. Spangler	169,940	*
Stacy Enxing Seng	266,628	*
Pascal E.R. Girin	180,890	*
Matthew Jenusaitis	115,239	*
All directors and executive officers as a group (18 persons)(7)	36,256,582	34.6%

*	Represents beneficial ownership of less than one percent of our common stock.

(1)	Includes for the persons listed below the following shares subject to options held by that person that are currently exercisable or become exercisable within 60 days of April 1, 2008, shares subject to restricted stock grants which vest over time and are subject to forfeiture until vested, and shares subject to restricted stock units which vest over time and will become issuable within 60 days of April 1, 2008:

Name	Stock Options	Restricted Stock	Restricted Stock Units

Directors:
John K. Bakewell	29,164	—	—
Jeffrey B. Child	41,405	—	—
Richard B. Emmitt	25,240	—	—
Richard N. Kender	—	—	—
Daniel J. Levangie	25,000	—	—
Robert J. Palmisano	—	—	—
Myrtle S. Potter	45,450	—	—
Thomas E. Timbie	145,551	—	—
Elizabeth H. Weatherman	25,240	—	—
Named Executive Officers:
James M. Corbett(a)	552,512	126,755	—
Patrick D. Spangler	133,208	34,266	—
Stacy Enxing Seng	201,559	47,105	—
Pascal E.R. Girin	134,530	—	46,360
Matthew Jenusaitis	88,526	26,713	—
All directors and executive officers as a group (18 persons)	1,029,019	263,876	46,360

(a)	For Mr. Corbett, does not include shares subject to unvested options which effective as of April 6, 2008 were automatically accelerated pursuant to the terms of his separation and release agreement as described in more detail under the heading “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

(2)	Includes shares held by the following persons in securities brokerage accounts, which in certain circumstances under the terms of the standard brokerage account form may involve a pledge of such shares as collateral: Ms. Weatherman (3,196,750 shares), Mr. Corbett (3,572 shares) and Mr. Spangler (2,466 shares).

(3)	Mr. Emmitt is a general partner of The Vertical Group, L.P. and a managing director of The Vertical Group, Inc. Mr. Emmitt may be deemed to share with the Vertical Group Entities and the other general partners of The Vertical Group the voting and investment control of all of the shares that The Vertical Group may be deemed to beneficially own. Mr. Emmitt’s address is c/o The Vertical Group, 25 DeForest Avenue, Summit, New Jersey 07901.

(4)	Mr. Palmisano became President and Chief Executive Officer and a director of our company effective as of April 6, 2008. His share holdings exclude an aggregate of 1,054,000 shares subject to unvested stock options granted on April 6, 2008 which options will vest over time commencing on April 6, 2009.

(5)	Ms. Weatherman is a managing director and member of WP LLC and a general partner of WP. 31,401,560 shares indicated as owned by Ms. Weatherman are included because of her affiliation with the Warburg Pincus Entities. Ms. Weatherman disclaims beneficial ownership of all shares owned by the Warburg Pincus Entities. Ms. Weatherman’s address is c/o Warburg Pincus LLC, 466 Lexington Avenue, New York, New York 10017. See footnote (1) to the significant stockholders ownership table above.

(6)	Mr. Corbett resigned as our Chairman, President and Chief Executive Officer effective as of April 6, 2008.

(7)	Includes shares beneficially owned by our current directors and executive officers and therefore includes shares held by Mr. Palmisano and excludes shares held by Mr. Corbett.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers and greater than 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based on review of the copies of such reports and amendments to such reports furnished to us with respect to the year ended December 31, 2007, and based on written representations by our directors and executive officers, all required Section 16 reports under the Securities Exchange Act of 1934, as amended, for our directors, executive officers and beneficial owners of greater than 10% of our common stock were filed on a timely basis during the year ended December 31, 2007.

PROPOSAL ONE — ELECTION OF DIRECTORS

Board Structure; Number of Directors

As provided in our certificate of incorporation, our board of directors is divided into three staggered classes of directors of the same or nearly the same number. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The term of the directors will expire upon election and qualification of successor directors at the 2009 annual meeting of stockholders for the Class I directors, at the 2010 annual meeting of stockholders for the Class II directors and at the 2008 annual meeting of stockholders for the Class III directors.

Upon completion of our merger with FoxHollow Technologies, Inc. in October 2007, our board of directors, pursuant to our certificate of incorporation, increased the size of our board from eight to 10 members. At that time, Douglas W. Kohrs and Dale A. Spencer resigned from our board and Jeffrey B. Child, Richard N. Kender, Myrtle S. Potter and John B. Simpson, Ph.D., M.D. were elected to our board. John B. Simpson, Ph.D., M.D. resigned as a director effective as of February 7, 2008.

On April 6, 2008, James M. Corbett resigned as Chairman, President and Chief Executive Officer and Robert J. Palmisano was elected as our new President and Chief Executive Officer. Under our certificate of incorporation, our board of directors has the power to fill vacancies on our board resulting from the resignation of a director. Pursuant to this authority, on April 6, 2008, our board elected Mr. Palmisano as a director to fill the vacancy created by Mr. Corbett’s resignation. Our board also at that time elected Daniel J. Levangie as our new non-executive Chairman of the Board of Directors.

Our current directors and their respective classes and terms are as follows:

Class III Directors — Term Ending	Class I Directors — Term Ending	Class II Directors — Term Ending at
at 2008 Annual Meeting	at 2009 Annual Meeting	2010 Annual Meeting

Robert J. Palmisano	Jeffrey B. Child	John K. Bakewell
Myrtle S. Potter	Richard N. Kender	Richard B. Emmitt
Elizabeth H. Weatherman	Daniel J. Levangie
Thomas E. Timbie

Myrtle S. Potter indicated to us in February 2008 that she did not intend to stand for re-election upon expiration of her term at our 2008 annual meeting of stockholders. Ms. Potter will continue to serve as a director of our company until the expiration of her term at the 2008 annual meeting of stockholders. In addition, in February 2008, Daniel J. Levangie tendered his resignation as a Class I director with a term expiring at our 2009 annual meeting of stockholders effective as of his election at our 2008 annual meeting of stockholders as a Class III director with a term expiring at our 2011 annual meeting of stockholders. The purpose of Mr. Levangie’s resignation was to accommodate the desire of our board of directors to submit to our stockholders a full slate of director nominees for election at our 2008 annual meeting of stockholders and to cause the three staggered classes of our directors to be comprised of nearly the same number of directors.

On April 6, 2008, our board of directors nominated the following three individuals to serve as Class III directors with three-year terms expiring at our 2011 annual meeting of stockholders: Daniel J. Levangie, Robert J. Palmisano and Elizabeth H. Weatherman.

Our certificate of incorporation and bylaws provide that the number of directors that constitute our board of directors will be fixed from time to time by a resolution of the majority of our board of directors and will consist of at least five members. Our board of directors has fixed the number of directors at nine.

Under our certificate of incorporation, our board of directors has the power to fill vacancies on our board resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the authorized number of directors. Any director so elected by our board will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until such director’s successor is elected and qualified. Any additional directorships resulting from any increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our board of directors, through the nominating, corporate governance and compliance committee, is currently in the process of seeking additional members of our board of directors. Due to the timing of our 2008 annual meeting of stockholders and the length of time it typically takes to identify and evaluate individuals qualified to become members of the board of directors, it is possible that our board of directors will increase the number of directors to more than nine and elect one or more additional directors to fill such vacancy or vacancies shortly after the Annual Meeting.

Board Designation Rights

We and certain of our stockholders, including Warburg Pincus LLC and certain of its affiliates (collectively, “Warburg Pincus”), The Vertical Group, L.P. and certain of its affiliates (collectively, “The Vertical Group”) and members of our management, are parties to a holders agreement, which includes terms relating to the composition of our board of directors. The holders agreement requires us to nominate and use our best efforts to have elected to our board of directors:

•	two persons designated by Warburg, Pincus Equity Partners, L.P. and certain of its affiliates, which we refer to collectively as the “Warburg Pincus Entities,” and Vertical Fund I, L.P. and Vertical Fund II, L.P., which we refer to together as the “Vertical Funds,” if the Warburg Pincus Entities, the Vertical Funds and their affiliates collectively beneficially own 20% or more of our common stock; or

•	one person designated by the Warburg Pincus Entities and the Vertical Funds if the Warburg Pincus Entities, the Vertical Funds and their affiliates collectively beneficially own at least 10% but less than 20% of our common stock.

Mr. Emmitt and Ms. Weatherman were the initial designees under the holders agreement. In the event any director designated by the Warburg Pincus Entities and the Vertical Funds is unable to serve or is removed or withdraws from our board of directors, the Warburg Pincus Entities and the Vertical Funds will have the right to designate a substitute for such director. We and certain of our stockholders, including certain members of our management party to the holders agreement, have agreed to take all action within our or their respective power, including the voting of shares of common stock owned by us or them as is necessary to cause the election of the substitute director designated by the Warburg Pincus Entities and the Vertical Funds or to, upon the written request of the Warburg Pincus Entities and the Vertical Funds, remove with or without cause a director previously designated by such institutional investors.

Nominees for Director

The three nominees for election at the 2008 Annual Meeting are Daniel J. Levangie, Robert J. Palmisano and Elizabeth H. Weatherman. All of these nominees are current members of our board of directors and have consented to serve if elected. Proxies can only be voted for the number of persons named as nominees in this proxy statement, which is three.

Board Recommendation

The board of directors unanimously recommends a vote FOR the election of the three nominees named above.

If prior to the Annual Meeting, the board of directors should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the board of directors. Alternatively, the proxies, at the discretion of the board of directors, may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The board of directors has no reason to believe that any of the nominees will be unable to serve.

Information About Board Nominees and Other Directors

The following table sets forth certain information that has been furnished to us by each director and each person who has been nominated by our board of directors to serve as a director of our company.

Name of Nominee/Director	Age	Principal Occupation	Director Since

Nominees for election as Class III directors for three-year terms expiring in 2011
Daniel J. Levangie(1)(2)	57	Chairman of the Board of ev3 Inc.	2007
Robert J. Palmisano	63	President and Chief Executive Officer of ev3 Inc.	2008
Elizabeth H. Weatherman	48	Managing Director of Warburg Pincus LLC	2005
Class I directors not standing for election this year whose terms expire in 2009
Jeffrey B. Child(3)	48	Chief Financial Officer of a Family Office of an Unaffiliated Third Party	2007
Richard N. Kender	52	Vice President, Business Development and Corporate Licensing of Merck & Co., Inc.	2007
Thomas E. Timbie(2)	50	President of Timbie & Company, LLC	2005
Class II directors not standing for election this year whose terms expire in 2010
John K. Bakewell(3)	46	Executive Vice President and Chief Financial Officer of Wright Medical Group, Inc.	2006
Richard B. Emmitt(1)(3)	63	General Partner of The Vertical Group, L.P.	2005
Director not standing for election this year whose term expires in 2008
Myrtle S. Potter(1)(2)	49	Former President, Commercial Operations of Genentech, Inc.	2007

(1)	Member of compensation committee

(2)	Member of nominating, corporate governance and compliance committee

(3)	Member of audit committee

Additional Information About Board Nominees and Other Directors

Nominees for Election as Class III Directors for Three-Year Terms Expiring in 2011

Daniel J. Levangie has served as our Chairman of the Board since April 6, 2008 and as one of our directors since February 2007. From July 2006 to October 2007, Mr. Levangie served as the President, Surgical Products Division, and as an Executive Vice President and director of Cytyc Corporation, a leading provider of surgical and diagnostic products targeting women’s health and cancer, since July 2006. Prior to July 2006, Mr. Levangie held several positions with Cytyc, including Executive Vice President and Chief Operating Officer from July 2000 to June 2002, Chief Executive Officer and President of Cytyc Health Corporation from July 2002 to December 2003 and Executive Vice President and Chief Commercial Officer from January 2004 to June 2006. Mr. Levangie is also a member of the board of directors of Dune Medical Devices Ltd. and HyperMed, Inc., both privately held medical device companies.

Robert J. Palmisano has served as our President and Chief Executive Officer and as one of our directors since April 6, 2008. Mr. Palmisano served as President and Chief Executive Officer of IntraLase Corp., a company engaged in the design, development and manufacture of laser products for vision correction, from April 2003 to April 2007, when IntraLase was acquired by Advanced Medical Optics, Inc. From April 2001 to April 2003, Mr. Palmisano was the President, Chief Executive Officer and a director of MacroChem Corporation, a development stage pharmaceutical corporation. From April 1997 to January 2001 Mr. Palmisano served as President and Chief Executive Officer and a director of Summit Autonomous, Inc., a global medical products company that was acquired by Alcon, Inc. in October 2000. Prior to 1997, Mr. Palmisano held various executive positions with Bausch & Lomb Incorporated, a global eye care company. Mr. Palmisano earned his B.A. in Political Science from Providence College. Mr. Palmisano serves on the boards of directors of Advanced Medical Optics, Inc. and Osteotech, Inc., both publicly held companies, and Songbird Hearing, Inc., a privately held company.

Elizabeth H. Weatherman has served as one of our directors since June 2005. Ms. Weatherman was a member of the board of managers of ev3 LLC from August 2003 through the date of the merger of ev3 LLC with and into ev3 in June 2005. Ms. Weatherman is a Managing Director of Warburg Pincus LLC and a member of the firm’s Executive Management Group. Ms. Weatherman joined Warburg Pincus’ health care group in 1988 and is currently responsible for the firm’s medical device investment activities. Ms. Weatherman currently serves on the board of directors of Bausch & Lomb, Inc., Bacchus Vascular, Inc. and Tornier B.V. (Dutch), all privately held companies.

Class I Directors Not Standing for Election this Year Whose Terms Expire in 2009

Jeffrey B. Child has served as one of our directors since October 2007 when he was elected to our board of directors in connection with our merger with FoxHollow Technologies, Inc. Mr. Child has served as Chief Financial Officer of a family office of an unaffiliated third party since July 2004. From February 1999 through June 2003, Mr. Child served as a Managing Director, U.S. Equity Capital Markets at Banc of America Securities LLC. Prior to that time, he served as a Managing Director in the Healthcare Group at Banc of America Securities. Mr. Child currently serves on the board of directors of AMERIGROUP Corporation, a multi-state managed healthcare company. Mr. Child also serves as a Trustee of the Menlo Park City School District Board of Education.

Richard N. Kender has served as one of our directors since October 2007 when he was elected to our board of directors in connection with our merger with FoxHollow Technologies, Inc. and our agreement with Merck & Co., Inc. Mr. Kender has worked for Merck & Co., Inc. since 1978, holding several positions, including Senior Vice President since February 2008, Vice President, Business Development and Corporate Licensing from 2000 to February 2008 and Vice President, Corporate Development from 1996 to 2000. Mr. Kender is also a member of Merck’s Finance Senior Leadership Team.

Thomas E. Timbie has served as one of our directors since June 2005. Mr. Timbie served as a Vice President of ev3 from April 2005 until June 2005 and as ev3’s Interim Chief Financial Officer from January 2005 until April 2005. Mr. Timbie was a member of the board of managers of ev3 LLC from March 2004. Since 2000, Mr. Timbie has been the President of Timbie & Company, LLC, a financial consulting firm that he founded. During 2000, Mr. Timbie was the Interim Vice President and Chief Financial Officer of e-dr. Network, Inc., and from 1996 to 1999 he was the Vice President and Chief Financial Officer of Xomed Surgical Products, Inc. Mr. Timbie currently serves on the board of directors of American Medical Systems Holdings, Inc. and Wright Medical Group, Inc., both publicly held companies.

Class II Directors Not Standing for Election this Year Whose Terms Expire in 2010

John K. Bakewell has served as one of our directors since April 2006. Mr. Bakewell serves as Executive Vice President and Chief Financial Officer of Wright Medical Group, Inc., a publicly held orthopaedic medical device company specializing in the design, manufacture and marketing of reconstructive joint devices and biologics products. Mr. Bakewell has served as Executive Vice President and Chief Financial Officer of Wright Medical Group, Inc. since December 2000. He served as Vice President of Finance and Administration and Chief Financial Officer of Altra Energy Technologies, Inc., a software and e-commerce solutions provider to the energy industry, from July 1998 to December 2000.

Richard B. Emmitt has served as one of our directors since June 2005. Mr. Emmitt was a member of the board of managers of ev3 LLC from August 2003 through the date of the merger of ev3 LLC with and into ev3 in June 2005. Since 1989, Mr. Emmitt has been a General Partner of The Vertical Group, L.P., an investment management and venture capital firm focused on the medical device industry. Mr. Emmitt currently serves on the board of directors of American Medical Systems Holdings, Inc., a publicly held company, as well as BioSET, Inc., ENTrigue Surgical, Inc., Galil Medical, Inc., Incumed, Inc., Tepha, Inc. and Tornier B.V. (Dutch), all privately held companies.

Director Not Standing for Election this Year Whose Term Expires in 2008

Myrtle S. Potter has served as one of our directors since October 2007 when she was elected to our board of directors in connection with our merger with FoxHollow Technologies, Inc. Ms. Potter has been a consultant since August 2005 and since September 2006 has been an owner and operator of a number of real estate-related private entities. From May 2000 to August 2005, Ms. Potter held senior management positions at Genentech, Inc., a biotechnology company, including President and Executive Vice President of Commercial Operations and Chief Operating Officer. Prior to joining Genentech, Ms. Potter held the positions of President of U.S. Cardiovascular/Metabolics from November 1998 to May 2000, Senior Vice President of Sales, U.S. Cardiovascular/Metabolics from March 1998 to October 1998, Group Vice President of Worldwide Medicines Group from February 1997 to February 1998 and Vice President of Strategy and Economics, U.S. Pharmaceutical Group from April 1996 to January 1997 at Bristol-Myers Squibb Company, a pharmaceutical company. Previously, Ms. Potter held the position of Vice President of the Northeast Region Business Group at Merck & Co., Inc., a pharmaceutical company, from October 1993 to March 1996. Ms. Potter serves on the board of directors of Amazon.com and Medco Health Solutions, Inc., both publicly held companies.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines. A copy of these Corporate Governance Guidelines can be found on the Investor Relations — Corporate Governance section of our corporate website at www.ev3.net. A printed copy of these Corporate Governance Guidelines is available to any stockholder upon request to our Corporate Secretary at ev3 Inc., 9600 54th Avenue North, Plymouth, MN 55442 or by telephone at (763) 398-7000. Among the topics addressed in our Corporate Governance Guidelines are:

•	Board size, composition and qualifications;

•	Selection of directors;

•	Limitations on other directorships;

•	Board leadership and lead independent director duties;

•	Board committees;

•	Board and committee meetings;

•	Director attendance at annual meetings of stockholders;

•	Executive sessions of independent directors;

•	Meeting attendance by directors and non-directors;

•	Appropriate information and access;

•	Ability to retain advisors;

•	Conflicts of interest;

•	Board interaction with corporate constituencies;

•	Change of principal occupation and board memberships;

•	Retirement and term limits;

•	Board compensation;

•	Stock ownership by directors and executive officers;

•	Loans to directors and executive officers;

•	CEO evaluation;

•	Board and committee evaluations;

•	Director continuing education;

•	Succession planning; and

•	Communication with directors.

Director Independence

The board of directors has affirmatively determined that six of our nine current directors — John K. Bakewell, Jeffrey B. Child, Richard B. Emmitt, Daniel J. Levangie, Myrtle S. Potter and Thomas E. Timbie — are “independent directors” under the Marketplace Rules of the NASDAQ Stock Market. The Marketplace Rules of the NASDAQ Stock Market provide a non-exclusive list of persons who are not considered independent. For example, under these rules, a director who is, or during the past three years was, employed by the company or by any parent or subsidiary of the company, other than prior employment as an interim chairman or chief executive officer, would not be considered independent. No director qualifies as independent unless the board of directors affirmatively determines that the director does not have a material relationship with the listed company that would interfere with the exercise of independent judgment. In making an affirmative determination that each of Messrs. Bakewell, Child, Emmitt, Levangie and Timbie and Ms. Potter is an “independent director,” the board of directors reviewed and discussed information provided by these individuals and by us with regard to each of their business and personal activities as they may relate to us and our management.

Chairman of the Board; Lead Independent Director; Executive Sessions

Daniel J. Levangie serves as our non-executive Chairman of the Board of Directors. Prior to Mr. Corbett’s resignation as our Chairman of the Board on April 6, 2008, Mr. Levangie served as our lead independent director. Under our Corporate Governance Guidelines, if at any time the Chief Executive Officer and Chairman of the Board positions are held by the same person, our board of directors will elect an independent director as a lead independent director. The lead independent director will have the following duties and responsibilities in addition to such other duties and responsibilities as may be determined by the board of directors from time to time:

•	chairing the executive sessions of the board’s independent directors and calling meetings of the independent directors;

•	determining the agenda for the executive sessions of the independent directors, and participating with the Chairman of the Board in establishing the agenda for board meetings;.

•	coordinating feedback among the independent directors and our chief executive officer;

•	overseeing the development of appropriate responses to communications from stockholders and other interested persons addressed to the independent directors as a group; and

•	on behalf of the independent directors, retaining legal counsel or other advisors as they deem appropriate in the conduct of their duties and responsibilities.

Commencing in October 2007, at each regular board meeting our independent directors have met in executive session with no company management present during a portion of the meeting.

Board Meetings and Attendance

Our board of directors had 12 regular meetings and 15 special meetings during 2007. All of our directors attended 75% or more of the aggregate meetings of the board of directors (held during the period for which they had been a director) and all committees on which they served during 2007 (during the period that they served).

Board Committees

Our board of directors has a standing audit committee, compensation committee and nominating, corporate governance and compliance committee, each of which has the composition and responsibilities described below. Our board of directors may from time to time establish other committees to facilitate the management of our company and may change the composition and the responsibilities of our existing committees. Each committee has a charter which can be found on the Investor Relations — Corporate Governance section of our corporate website at www.ev3.net. A printed copy of each committee charter is also available to any stockholder upon request to our Corporate Secretary at ev3 Inc., 9600 54th Avenue North, Plymouth, MN 55442 or by telephone at (763) 398-7000.

The following table summarizes the current membership of each of our three board committees. Each of the members of the audit committee, compensation committee and nominating, corporate governance and compliance committee is an “independent director” under the Marketplace Rules of the NASDAQ Stock Market.

Nominating,
Corporate
Governance and
Director	Audit	Compensation	Compliance

John K. Bakewell	Chair	—	—
Jeffrey B. Child	✓	—	—
Richard B. Emmitt	✓	✓	—
Richard N. Kender	—	—	—
Daniel J. Levangie	—	Chair	✓
Robert J. Palmisano	—	—	—
Myrtle S. Potter	—	✓	✓
Thomas E. Timbie	—	—	Chair
Elizabeth H. Weatherman	—	—	—

Audit Committee

Responsibilities.  Our audit committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. Our audit committee:

•	assists our board of directors in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements as they relate to our financial statements and financial reporting obligations, our independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm;

•	assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such independent registered public accounting firm;

•	provides a medium for consideration of matters relating to any audit issues; and

•	prepares the audit committee report that the SEC rules require be included in our annual proxy statement or annual report on Form 10-K.

The audit committee reviews and evaluates, at least annually, the performance of the audit committee and its members, including compliance of the audit committee with its charter.

Composition.  The current members of our audit committee are Messrs. Bakewell, Child and Emmitt. Mr. Bakewell is the chair of our audit committee. Prior to Mr. Child’s election as a director and as a member of our audit committee in October 2007, Mr. Levangie served as a member of our audit committee.

Each current member of our audit committee qualifies as “independent” for purposes of membership on audit committees pursuant to the Marketplace Rules of the NASDAQ Stock Market and the rules and regulations of the SEC and is “financially literate” as required by the Marketplace Rules of the NASDAQ Stock Market. In addition, our board of directors has determined that Mr. Bakewell qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC and meets the qualifications of “financial sophistication” under the Marketplace Rules of the NASDAQ Stock Market as a result of his experience as a chief financial officer of several public companies. Other members of our audit committee who have served as chief executive officers or chief financial officers of public companies or have similar experience or understanding with respect to certain accounting and auditing matters may also be considered audit committee financial experts. These designations related to our audit committee members’ experience and understanding with respect to certain accounting and auditing matters are disclosure requirements of the SEC and the NASDAQ Stock Market and do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of our audit committee or of our board of directors.

Meetings and Other Information.  The audit committee met 18 times during 2007. At four of these meetings, the audit committee met in private session with our independent registered public accounting firm. Additional information regarding our audit committee and our independent registered public accounting firm is disclosed under the “— Audit Committee Report” and “Proposal Two — Ratification of Selection of Independent Registered Public Accounting Firm” sections of this proxy statement.

Audit Committee Report

This report is furnished by the audit committee of our board of directors with respect to our financial statements for the year ended December 31, 2007.

One of the purposes of our audit committee is to oversee our accounting and financial reporting processes and the audit of our annual financial statements. Our management is responsible for the preparation and presentation of complete and accurate financial statements. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audit.

In performing its oversight role, our audit committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2007 with our management. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. Our audit committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees (Codification of Statements on Auditing Standards, AU 380), as in effect for our fiscal year ended December 31, 2007. Our audit committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as in effect for our fiscal year ended December 31, 2007. The audit committee has discussed with Ernst & Young LLP its independence and concluded that the independent registered public accounting firm is independent from our company and our management.

Based on the review and discussions of the audit committee described above, in reliance on the unqualified opinion of Ernst & Young LLP regarding our audited financial statements, and subject to the limitations on the role and responsibilities of the audit committee described above and in the audit committee’s charter, the audit committee recommended to our board of directors that our audited financial statements for the fiscal year ended December 31, 2007 be included in our annual report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

This report is dated as of March 12, 2008.

Audit Committee

John K. Bakewell, Chair
Jeffrey B. Child
Richard B. Emmitt

Compensation Committee

Responsibilities.  Our compensation committee discharges our board’s responsibilities relating to compensation of our directors, officers and certain other executives and our overall compensation and benefits structure. Our compensation committee:

•	reviews and approves goals and objectives relevant to our chief executive officer and executive officer compensation and evaluates our chief executive officer and other executive officers’ performance in light of those goals and objectives;

•	reviews and approves any and all compensation, for our chief executive officer and other executive officers;

•	reviews and makes recommendations to our board concerning the adoption of and any amendment to our compensation plans for all directors and executive officers, including incentive compensation plans and equity-based plans, and performs the administrative functions of such plans;

•	reviews and discusses with management the “Compensation Discussion and Analysis” section of our annual meeting proxy statement and based on such review and discussions makes a recommendation to our board as to whether the “Compensation Discussion and Analysis” section should be included in our annual report on Form 10-K and annual meeting proxy statement in accordance with applicable rules and regulations of the SEC and any other applicable regulatory bodies; and

•	reviews and makes recommendations to our board concerning compensation for non-employee members of our board, including retainers, meeting fees, committee fees, committee chair fees, equity compensation, benefits and perquisites.

The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter.

Composition.  The current members of our compensation committee are Mr. Emmitt, Mr. Levangie and Ms. Potter. Mr. Levangie is the chair of our compensation committee. Each of the three current members of our compensation committee is an “independent director” under the Marketplace Rules of the NASDAQ Stock Market, a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Prior to the completion of our merger with FoxHollow in October 2007, Mr. Kohrs, a former director, and Ms. Weatherman served as members of our compensation committee. Neither Mr. Kohrs nor Ms. Weatherman were determined “independent directors” under the Marketplace Rules of the NASDAQ Stock Market. Prior to the completion of our merger with FoxHollow in October 2007, we were considered a “controlled company” under the Marketplace Rules of the NASDAQ Stock Market and thus were permitted and elected to opt out of the NASDAQ requirements that otherwise would have required our compensation committee to have been comprised entirely of independent directors.

Processes and Procedures for Consideration and Determination of Executive Compensation.  As described in more detail above under the heading “— Responsibilities,” our board has delegated to our compensation committee the responsibility, among other things, to approve any and all compensation payable to our executive officers, including annual salaries, incentive compensation, long-term incentive compensation and any special or supplemental benefits or perquisites, and to administer our equity and incentive compensation plans applicable to our executive officers. Our board has retained, however, the authority to approve the adoption of and any amendment to our compensation plans for all directors and executive officers, including incentive compensation plans and equity-based plans. Prior to the completion of our merger with FoxHollow, our compensation committee only had the authority under its written charter to make recommendations to our board of directors with respect to compensation to be paid to our executive officers. Therefore, with respect to most of the compensation awarded to, earned by or paid to our executive officers during 2007, decisions determining the form and amount of such compensation were in most cases recommended by the compensation committee and approved by the entire board of directors.

Under the terms of its written charter, the compensation committee has the power and authority, to the extent permitted by our bylaws and applicable law, to delegate all or a portion of its duties and responsibilities to a subcommittee of the compensation committee; provided, that any actions taken pursuant to any such delegation are reported to the compensation committee at its next meeting. During 2007, the compensation committee delegated its duties and responsibilities under the ev3 Inc. Executive Performance Incentive Plan to determine the first three quarterly bonus payouts to our executive officers based on the payout formula previously approved by the compensation committee and the board of directors to the former chair of our compensation committee, Douglas W. Kohrs. The quarterly bonus payout for fourth quarter 2007 was determined by our entire compensation committee. The compensation committee did not delegate any other duties and responsibilities to the chair, a subcommittee or any other members of the compensation committee during 2007.

With respect to the gathering of compensation related data regarding our executive officers and the making of recommendations to the compensation committee regarding the form and amount of compensation to be paid to each executive officer, our President and Chief Executive Officer, with the assistance of our Senior Vice President, Human Resources, assists the compensation committee in this regard. In making final decisions regarding compensation to be paid to our executive officers, the compensation committee considers the recommendations of our President and Chief Executive Officer, but also considers other factors, such as its own views as to the form and amount of compensation to be paid, the input of compensation consultants, the achievement by the company of pre-established performance objectives and the achievement by the individual officers of pre-established individual goals, the general performance of the company and the individual officers, the performance of the company’s stock price and other factors that may be relevant.

Historically, our senior management has engaged a compensation consultant on behalf of our company to gather competitive executive compensation data to assist the compensation committee in determining executive compensation. However, in late 2006, our compensation committee rather than our management engaged a compensation consultant, Mercer (US) Inc., to provide information, analyses and advice regarding executive compensation. The Mercer consultant who performed these services reported directly to the chair of the compensation committee. Our company also retains Mercer and its related entities to perform other services.

The compensation committee established procedures that it considered adequate to ensure that Mercer’s advice to the compensation committee remained objective and was not influenced by our management. These procedures included: a direct reporting relationship of the Mercer consultant to the compensation committee including a summary of the work performed for our company during the preceding 12 months; and written assurances from Mercer that, within the Mercer organization, the Mercer consultant who performed services for our company had a reporting relationship and compensation determined separately from Mercer’s other lines of business and from its other work for our company.

All of the recommendations and decisions by our compensation committee and board of directors with respect to determining the amount or form of executive compensation under our executive compensation program were made by the compensation committee and board of directors, as the case may be, alone and may reflect factors and considerations other than the information and advice provided by Mercer.

In addition, final deliberations and decisions by our compensation committee or our board of directors regarding the form and amount of compensation to be paid to our executive officers, including our former

Chairman, President and Chief Executive Officer, for 2007 performance were made by the compensation committee or the board, as the case may be, without the presence of our former Chairman, President and Chief Executive Officer or any other executive officer of our company.

Processes and Procedures for Consideration and Determination of Director Compensation.  As described in more detail above under the heading “— Responsibilities,” our board of directors has delegated to our compensation committee the responsibility, among other things, to review and make recommendations to our board concerning compensation for non-employee members of our board, including retainers, meeting fees, committee fees, committee chair fees, equity compensation, benefits and perquisites. Decisions regarding director compensation made by our compensation committee are not considered final and are subject to final review and approval by our entire board. Under the terms of its written charter, the compensation committee has the power and authority, to the extent permitted by our bylaws and applicable law, to delegate all or a portion of its duties and responsibilities to a subcommittee of the compensation committee; provided, that any actions taken pursuant to any such delegation are reported to the compensation committee at its next meeting. The compensation committee has not generally delegated any of its duties and responsibilities regarding director compensation to subcommittees, the chair or any other members of the compensation committee, but rather has taken such actions as a committee, as a whole.

Our Senior Vice President, Human Resources assists the compensation committee in gathering compensation related data regarding director compensation. In making final recommendations to the board regarding compensation to be paid to our non-employee directors, the compensation committee considers general market information regarding director compensation and other factors that may be relevant.

In December 2007, our compensation committee engaged Mercer to provide information, analyses and advice regarding director compensation. The Mercer consultant who performed these services reported directly to the chair of the compensation committee. Our company also retains Mercer and its related entities to perform other services.

All of the recommendations and decisions by our compensation committee and board of directors with respect to determining the amount or form of compensation under our director compensation program were made by the compensation committee and board of directors, as the case may be, alone and may reflect factors and considerations other than the information and advice provided by Mercer.

In addition, in making final decisions regarding compensation to be paid to our non-employee directors, the board gives considerable weight to the recommendations of our compensation committee.

Meetings and Other Information.  Our compensation committee met four times and took action by written consent once during 2007. Additional information regarding our compensation committee is disclosed under the “Executive Compensation — Compensation Committee Report” and “Compensation Discussion and Analysis” sections of this proxy statement.

Nominating, Corporate Governance and Compliance Committee

Responsibilities.  Our board of directors established our nominating and corporate governance committee in October 2007 upon completion of our merger with FoxHollow to provide assistance to our board in fulfilling its responsibilities relating to the nomination of directors and overseeing corporate governance processes of our company. In February 2008, we transferred from our audit committee to our nominating and corporate governance committee the responsibility for overseeing our compliance efforts with respect to legal and regulatory requirements and relevant company policies and procedures, including our Code of Business Conduct, Code of Ethics for Senior Executive and Financial Officers and Corporate Compliance Program, other than with respect to matters relating to our financial statements and financial reporting obligations and any accounting, internal accounting controls or auditing matters, which remain within the purview of our audit committee. At that time, we changed the name of the committee to the nominating, corporate governance and compliance committee to reflect this additional responsibility of the committee.

In addition to overseeing our compliance efforts with respect to legal and regulatory requirements, our nominating, corporate governance and compliance committee:

•	reviews and makes recommendations to our board regarding the structure and composition of the board and its members;

•	identifies individuals qualified to become members of our board;

•	makes recommendations to the board regarding nominees for director for each annual meeting of our stockholders and to fill any vacancies that may occur between meetings of our stockholders; and

•	makes recommendations to our board regarding corporate governance matters and practices, including any revisions to our corporate governance guidelines.

The nominating, corporate governance and compliance committee reviews and evaluates, at least annually, the performance of the nominating, corporate governance and compliance committee and its members, including compliance of the nominating, corporate governance and compliance committee with its charter.

Composition.  The current members of our nominating, corporate governance and compliance committee are Mr. Levangie, Ms. Potter and Mr. Timbie. Mr. Timbie is the chair of our nominating, corporate governance and compliance committee. Each of the three members of our nominating, corporate governance and compliance committee is an “independent director” under the Marketplace Rules of the NASDAQ Stock Market.

Processes and Procedures for Selecting Nominees for Our Board of Directors.  In selecting director nominees for recommendation to our board of directors, the nominating, corporate governance and compliance committee first determines whether the incumbent directors whose terms expire at the meeting are qualified to serve, and wish to continue to serve, on the board. Our board believes that our company and stockholders benefit from the continued service of qualified incumbent directors because those directors have familiarity with and insight into our corporate affairs that they have accumulated during their tenure with the company. Appropriate continuity of board membership also contributes to our board’s ability to work as a collective body. Accordingly, it is the general practice of the nominating, corporate governance and compliance committee to recommend to our board and our board to re-nominate an incumbent director whose term expires at the upcoming annual meeting of stockholders if the director wishes to continue his or her service with our board, the director continues to satisfy our board’s criteria for membership on the board, the nominating, corporate governance and compliance committee believes the director continues to make important contributions to the board, and there are no special, countervailing considerations against re-nomination of the director.

In identifying and evaluating new candidates for election to our board, the nominating, corporate governance and compliance committee first solicits recommendations for nominees from persons whom the committee believes are likely to be familiar with candidates having the qualifications, skills and characteristics required for board nominees from time to time. Such persons may include members of our board and our senior management. Each of Mr. Levangie, who joined our board of directors in February 2007, and Mr. Palmisano, who joined our board of directors in April 2008, were recommended as director nominees by one of our current directors. In addition, the nominating, corporate governance and compliance committee may engage a search firm to assist it in identifying and evaluating qualified candidates.

The nominating, corporate governance and compliance committee reviews and evaluates each candidate whom it believes merits serious consideration, taking into account available information concerning the candidate, any qualifications or criteria for board membership established by the nominating, corporate governance and compliance committee, the existing composition of the board, and other factors that it deems relevant. In conducting its review and evaluation, the nominating, corporate governance and compliance committee may solicit the views of our management, our board members, and any other individuals it believes may have insight into a candidate. The nominating, corporate governance and compliance committee may designate one or more of its members and/or other board members to interview any proposed candidate.

The nominating, corporate governance and compliance committee will consider recommendations for the nomination of directors submitted by our stockholders. For more information, see the information set forth under the heading “Other Matters — Director Nominations for 2009 Annual Meeting.” The nominating, corporate governance and compliance committee will evaluate candidates recommended by stockholders in the same manner as those recommended as stated above.

There are no formal requirements or minimum qualifications that a candidate must meet in order for our nominating, corporate governance and compliance committee to recommend the candidate to the board. The nominating, corporate governance and compliance committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of our company and the board. However, in evaluating candidates, there are a number of criteria that the nominating, corporate governance and compliance committee generally view as relevant and are likely to consider. Some of these factors include:

•	whether the candidate is an “independent director” under the Marketplace Rules of the NASDAQ Stock Market and meets any other applicable independence tests under the federal securities laws and rules and regulations of the SEC;

•	whether the candidate is “financially sophisticated” and otherwise meets the requirements for serving as a member of an audit committee under the Marketplace Rules of the NASDAQ Stock Market;

•	whether the candidate is an “audit committee financial expert” under the rules and regulations of the SEC;

•	the needs of our company with respect to the particular talents and experience of our directors;

•	the personal and professional integrity and reputation of the candidate;

•	the candidate’s level of education and business experience;

•	the candidate’s broad-based business acumen;

•	the candidate’s level of understanding of our business and its industry and other industries relevant to our business;

•	the candidate’s ability and willingness to devote adequate time to work of our board and its committees;

•	the fit of the candidate’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of our company;

•	whether the candidate possesses strategic thinking and a willingness to share ideas;

•	the candidate’s diversity of experiences, expertise and background; and

•	the candidate’s ability to represent the interests of all stockholders and not a particular interest group.

Meetings.  Our nominating, corporate governance and compliance committee met twice during 2007.

Code of Conduct and Ethics

Our Code of Business Conduct applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and meets the requirements of the SEC. We also have a Code of Ethics for Senior Executive and Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, Presidents, and any other senior executive or financial officers performing similar functions and so designated from time to time by the Chief Executive Officer. A copy of our Code of Business Conduct and Code of Ethics for Senior Executive and Financial Officers is available on the Investor Relations — Corporate Governance section of our corporate website at www.ev3.net. If we amend or grant any waiver from a provision of our Code of Business Conduct or Code of Ethics for Senior Executive and Financial Officers, which we do not anticipate doing, we will post the amendments or waivers on the Investor Relations — Corporate Governance section of our corporate website at www.ev3.net.

Policy Regarding Director Attendance at Annual Meetings of Stockholders

It is the policy of our board of directors that directors standing for re-election should attend our annual meeting of stockholders, if their schedules permit. Two of our eight then current directors attended our annual meeting of stockholders in May 2007.

Process Regarding Stockholder Communications with Board of Directors

Stockholders may communicate with our board of directors or any one particular director by sending correspondence, addressed to our Corporate Secretary, ev3 Inc., 9600 54th Avenue North, Plymouth, MN 55442, with an instruction to forward the communication to our board or one or more particular directors. Our Corporate Secretary will promptly forward all such stockholder communications to our board or the one or more particular directors, with the exception of any advertisements, solicitations for periodical or other subscriptions and other similar communications.

DIRECTOR COMPENSATION

Summary of Cash and Other Compensation

The following table provides summary information concerning the compensation of each individual who served as a director of our company during the year ended December 31, 2007, other than James M. Corbett, our former Chairman, President and Chief Executive Officer, whose compensation is set forth under the heading “Executive Compensation.”

DIRECTOR COMPENSATION — 2007

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash ($)	Awards ($)(1)	Awards ($)(2)(3)(4)	Compensation ($)(5)		Total ($)

John K. Bakewell	$44,000	$—	$106,667	$—		$150,667
Jeffrey B. Child(6)	6,000	—	39,085	—		45,085
Richard B. Emmitt	—	—	54,565	—		54,565
Richard N. Kender(6)	—	—	—	—		—
Douglas W. Kohrs(7)	34,000	—	226,811	—		260,811
Daniel J. Levangie	22,940	—	165,137	—		188,077
Myrtle S. Potter(6)(7)	6,000	—	39,085	—		45,085
John B. Simpson, Ph.D., M.D.(6)(7)	—	14,754	14,205	255,933		284,892
Dale A. Spencer(7)	—	—	242,797	309,000	(7)	551,797
Thomas E. Timbie	24,000	—	216,028	—		240,028
Elizabeth H. Weatherman	—	—	54,565	—		54,565

(1)	Reflects the dollar amount recognized as stock-based compensation expense for each director for stock awards for financial statement reporting purposes with respect to the fiscal year ended December 31, 2007 in accordance with Financial Accounting Standards Board Statement of Accounting Financial Standards (SFAS) No. 123 (revised 2004), Share-Based Payment (FAS 123R), not including an estimate of forfeitures related to service-based vesting conditions. The following table provides additional information regarding the dollar amount recognized as stock-based compensation expense during the fiscal year ended December 31, 2007 for each stock award held by each director reflected in the table:

		Number of	Amount
		Securities	Recognized
		Underlying	in Financial
	Grant	Stock Awards	Statements
Name	Date	Granted (#)	in 2007 ($)

John B. Simpson, Ph.D., M.D.	10/04/2007	16,447	$14,754

(2)	Reflects the dollar amount recognized as stock-based compensation expense for option awards for each director for financial statement reporting purposes with respect to the fiscal year ended December 31, 2007 in accordance with FAS 123R, not including an estimate of forfeitures related to service-based vesting conditions. The following table provides additional information regarding the dollar amount recognized as stock-based compensation expense during the fiscal year ended December 31, 2007, without taking into account forfeiture rates, and the specific assumptions used in the valuation, for each option award held by each director reflected in the table:

		Number of	Amount
		Securities	Recognized	Risk
		Underlying	in Financial	Free			Expected
		Options	Statements	Interest	Expected	Expected	Dividend
Name	Grant Date	Granted (#)	in 2007 ($)	Rate	Life	Volatility	Yield

John K. Bakewell	05/17/2007	20,000	$52,800	4.58%	3.85 years	43.7%	0
	06/12/2006	13,334	20,731	4.90%	4.0 years	51.2%	0
	04/05/2006	5,833	11,597	4.90%	4.0 years	51.2%	0
	04/05/2006	10,833	21,539	4.90%	4.0 years	51.2%	0

Jeffrey B. Child	10/04/2007	20,000	39,085	4.16%	3.85 years	42.7%	0

Richard B. Emmitt	05/17/2007	20,000	52,800	4.58%	3.85 years	43.7%	0
	05/26/2005	1,905	1,574	3.625%	4.0 years	44.9%	0
	05/20/2004	1,905	191	3.65%	4.0 years	63.0%	0

Richard N. Kender	—	—	—	—	—	—	—

Douglas W. Kohrs	05/17/2007	20,000	89,568	4.58%	3.85 years	43.7%	0
	06/12/2006	17,501	59,454	4.90%	4.0 years	51.2%	0
	05/09/2006	833	2,648	4.90%	4.0 years	51.2%	0
	05/09/2006	1,666	5,298	4.90%	4.0 years	51.2%	0
	07/12/2005	15,000	34,092	3.84%	4.0 years	50.0%	0
	03/01/2005	10,833	35,751	3.83%	5.0 years	0.1%	0

Daniel J. Levangie	05/17/2007	20,000	52,800	4.58%	3.85 years	43.7%	0
	02/23/2007	30,000	112,337	4.77%	3.85 years	45.3%	0

Myrtle S. Potter	10/04/2007	20,000	39,085	4.16%	3.85 years	42.7%	0

John B. Simpson, Ph.D., M.D.	10/04/2007	37,500	14,205	4.16%	3.85 years	42.7%	0

Dale A. Spencer	05/17/2007	20,000	89,568	4.58%	3.85 years	43.7%	0
	07/12/2005	65,000	147,734	3.875%	4.0 years	45.9%	0
	05/26/2005	1,905	5,304	3.625%	4.0 years	44.9%	0
	05/20/2004	1,905	191	3.65%	4.0 years	63.0%	0

Thomas E. Timbie	05/17/2007	20,000	52,800	4.58%	3.85 years	43.7%	0
	06/12/2006	18,334	28,505	4.90%	4.0 years	51.2%	0
	05/09/2006	1,666	2,794	4.90%	4.0 years	51.2%	0
	07/12/2005	75,000	108,625	3.875%	4.0 years	45.9%	0
	01/05/2005	16,666	23,303	3.71%	5.0 years	0.1%	0
	03/09/2004	10,833	1	2.79%	5.0 years	0.1%	0

Elizabeth H. Weatherman	05/17/2007	20,000	52,800	4.58%	3.85 years	43.7%	0
	05/26/2005	1,905	1,574	3.625%	4.0 years	44.9%	0
	05/20/2004	1,905	191	3.65%	4.0 years	63.0%	0

The amounts recognized during 2007 for Messrs. Kohrs and Spencer reflect modifications to their outstanding options effective upon the completion of our merger with FoxHollow, which modifications accelerated the vesting of their options to the extent their options had not previously vested as of the effective time of the merger and extended the term in which their options may be exercised to one year from the termination of their service on our board in the event their options by their terms would have expired prior to such time.

(3)	The following table provides information regarding each stock option granted to each director during the fiscal year ended December 31, 2007:

		Number of
		Securities				Grant Date
		Underlying		Exercise		Fair Value of
	Grant	Options		Price	Expiration	Option
Name	Date	Granted (#)(a)		($/Share)	Date	Awards ($)(b)

John K. Bakewell	05/17/2007	20,000	(c)	$16.66	05/17/2017	$130,134
Jeffrey B. Child	10/04/2007	20,000	(d)	16.64	10/04/2017	126,036
Richard B. Emmitt	05/17/2007	20,000	(c)	16.66	05/17/2017	130,134
Richard N. Kender	—	—		—	—	—
Douglas W. Kohrs	05/17/2007	20,000	(c)	16.66	05/17/2017	89,568
Daniel J. Levangie	02/23/2007	30,000	(e)	20.06	02/23/2017	242,622
	05/17/2007	20,000	(c)	16.66	05/17/2017	130,134
Myrtle S. Potter	10/04/2007	20,000	(d)	16.64	10/04/2017	126,036
John B. Simpson, Ph.D., M.D.	10/04/2007	37,500	(d)	16.64	10/04/2017	236,318
Dale A. Spencer	05/17/2007	20,000	(c)	16.66	05/17/2017	89,568
Thomas E. Timbie	05/17/2007	20,000	(c)	16.66	05/17/2017	130,134
Elizabeth H. Weatherman	05/17/2007	20,000	(c)	16.66	05/17/2017	130,134

(a)	Represents options granted under the ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan, the material terms of which are described in more detail below under the heading “Executive Compensation — Grants of Plan-Based Awards — ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan.”

(b)	We refer you to footnote (2) above for a discussion of the assumptions made in calculating the grant date fair value of option awards.

(c)	This option vests with respect to 25% of the underlying shares of our common stock on each of the following dates, so long as the individual remains a director of our company as of such dates: May 17, 2007, May 17, 2008, May 17, 2009 and May 17, 2010.

(d)	This option vests with respect to 25% of the underlying shares of our common stock on each of the following dates, so long as the individual remains a director of our company as of such dates: October 4, 2007, October 4, 2008, October 4, 2009 and October 4, 2010.

(e)	This option vests with respect to 25% of the underlying shares of our common stock on each of the following dates, so long as the individual remains a director of our company as of such dates: February 23, 2007, February 23, 2008, February 23, 2009 and February 23, 2010.

(4)	The following table provides information regarding the aggregate number of options to purchase shares of our common stock outstanding at December 31, 2007 and held by each of the directors listed in the above table:

	Aggregate
	Number of
	Securities
	Underlying	Exercisable/	Range of	Range of
Name	Options	Unexercisable	Exercise Price(s)	Expiration Date(s)

John K. Bakewell	50,000	19,998/30,002	$13.84-17.71	04/05/16-05/17/17
Jeffrey B. Child	84,720	41,405/43,315	15.85-23.65	06/20/15-10/04/17
Richard B. Emmitt	35,240	19,763/15,477	6.47-16.66	07/26/11-05/17/17
Richard N. Kender	—	—	—	—
Douglas W. Kohrs	65,833	65,833/0	8.82-16.66	03/01/15-05/17/17
Daniel J. Levangie	50,000	12,500/37,500	16.66-20.06	02/23/17-05/17/17
Myrtle S. Potter	92,810	45,450/47,360	15.85-21.19	01/06/16-10/04/17
John B. Simpson, Ph.D., M.D.	118,400	47,192/71,208	12.94-16.64	04/10/17-10/04/17
Dale A. Spencer	159,094	159,094/0	3.54-16.66	05/31/11-05/17/17
Thomas E. Timbie	186,664	138,398/48,266	8.82-16.66	03/09/14-05/17/17
Elizabeth H. Weatherman	35,240	19,763/15,477	6.47-16.66	07/26/11-05/17/17

(5)	We do not generally provide perquisites and other personal benefits to our directors and thus any perquisites or personal benefits actually provided to any director are less than $10,000 in the aggregate.

(6)	Messrs. Child, Kender and Simpson and Ms. Potter became directors effective October 4, 2007.

(7)	Messrs. Kohrs and Spencer resigned as directors effective October 4, 2007. Dr. Simpson resigned as a director effective February 7, 2008. Ms. Potter will retire as a director effective upon expiration of her term at the 2008 annual meeting of stockholders.

(8)	For Dr. Simpson, represents the following amounts paid to Dr. Simpson during 2007 as an employee of ev3 beginning October 4, 2007: (i) $100,000 in base salary; (ii) $155,600 in incentive cash compensation; and (iii) $333 in contributions under our 401(k) plan. For Mr. Spencer, represents amounts paid to Mr. Spencer pursuant to a consulting agreement as described in more detail below.

Overview

Compensation for our directors is designed to attract and retain experienced and knowledgeable directors and to provide equity-based compensation in order to align the interests of our directors with those of our stockholders. We currently use a combination of cash and long-term equity-based incentive compensation, in the form of initial and annual stock option grants, to attract and retain qualified candidates to serve on our board of directors. In setting director compensation, we follow the process and procedures described under the heading “Corporate Governance — Compensation Committee — Processes and Procedures for the Determination of Director Compensation.”

Our compensation for our “outside” directors for 2007 was comprised of both cash compensation, in the form of annual board and committee chair retainers, and equity compensation, in the form of initial and annual stock option grants. Each of these components is described in more detail below. Our outside directors are our directors who are not our employees or consultants or employees of Merck & Co., Inc. Our current outside directors include John K. Bakewell, Jeffrey B. Child, Richard B. Emmitt, Daniel J. Levangie, Myrtle S. Potter, Thomas E. Timbie and Elizabeth H. Weatherman and exclude Robert J. Palmisano and Richard N. Kender. Douglas W. Kohrs served as an outside director until his resignation on October 4, 2007. Neither Dale A. Spencer, John B. Simpson, Ph.D., M.D., nor James M. Corbett served as an outside director prior to his resignation as a director. Directors who are not outside directors do not receive any additional compensation for their director service.

Cash Compensation

We pay each of our outside directors an annual cash retainer of $24,000, paid on a quarterly basis. In addition, we pay the chair of our audit committee an additional annual retainer of $20,000, the chair of our compensation committee an additional annual retainer of $10,000 and the chair of our nominating, corporate governance and compliance committee an additional annual retainer of $10,000, paid on a quarterly basis. The chair of our audit committee is currently Mr. Bakewell, the chair of our compensation committee is currently Mr. Levangie and the chair of our nominating, corporate governance and compliance committee is currently Mr. Timbie. We do not pay our outside directors separate fees for attending board and committee meetings.

We do not pay any compensation to our other directors who are not outside directors for serving on our board of directors or any of our board committees. We do, however, reimburse each member of our board of directors, including directors who are not outside directors, for out-of-pocket expenses incurred in connection with attending our board and committee meetings.

While Dr. Simpson did not receive any separate cash compensation in 2007 for serving on our board of directors during 2007, we paid Dr. Simpson $100,000 in base salary and $155,600 in incentive cash compensation and $333 in contributions under our 401(k) plan during 2007 since the date of our merger with FoxHollow.

Equity-Based Compensation

A substantial portion of our director compensation is linked to our common stock performance. Under our current policy regarding equity-based compensation for directors, which became effective upon the completion of our merger with FoxHollow in October 2007, we grant options to purchase shares of our common stock to our outside directors effective as of the date of the director’s first appointment or election to the board and on an annual basis thereafter. Each outside director receives an initial grant of an option, effective as of the date of the director’s first appointment or election to the board, to purchase 20,000 shares of our common stock. On an annual basis, each outside director receives an option, effective as of the date of our annual meeting of stockholders, to purchase 20,000 shares of our common stock. All of these initial and annual options have a term of 10 years and vest immediately with respect to 25% of the shares purchasable thereunder and vest with respect to the remaining 75% annually over the next three years. Under our policy regarding equity-based compensation for directors in effect during 2007 prior to the completion of our merger with FoxHollow, each outside director received an initial grant of an option, effective as of the date of the director’s first appointment or election to the board, to purchase no less than 30,000, but no more than 50,000 shares of our common stock, with the exact number determined by our board at the time of the director’s first appointment or election to the board.

While Dr. Simpson did not receive any separate equity-based compensation for serving on our board of directors during 2007, we granted Dr. Simpson a restricted stock grant for 16,447 shares of our common stock and an option to purchase 37,500 shares of our common stock at an exercise price of $16.64 on October 4, 2007.

We refer you to footnote 2 to the Director Compensation table above for a summary of all grants of options to purchase shares of our common stock to our directors, excluding Mr. Corbett, during the fiscal year ended December 31, 2007. We refer you to footnote 3 to the Director Compensation table above for a summary of all options to purchase shares of our common stock held by our directors, excluding Mr. Corbett, as of December 31, 2007. Information regarding stock option grants to Mr. Corbett during the fiscal year ended December 31, 2007 is set forth under the heading “Executive Compensation — Grants of Plan-Based Awards” and information regarding all stock options held by Mr. Corbett as of December 31, 2007 is set forth under the heading “Executive Compensation — Outstanding Equity Awards at Fiscal Year End.”

Proposed Changes to Outside Director Compensation

In December 2007, our compensation committee engaged an independent consultant, Mercer, to review our outside director compensation. In so doing, Mercer also analyzed the outside director compensation levels and practices of our peer companies. Mercer used the same 19 peer companies as was used to gather competitive compensation information for our executive officers in August 2007:

Steris Corp.	Respironics Inc.	Edwards Lifesciences Corp.
Advanced Medical Optics Inc.	Cooper Companies Inc.	Polymedica Corp.
Conmed Corp.	Cytyc Corp.	Resmed Inc.
Hologic Inc.	Arrow International Inc.	Integra Lifesciences Hldgs.
Haemonetics Corp.	DJO Inc.	Kyphon Inc.
Datascope Corp.	Wright Medical Group Inc.	Biosite Inc.
Mentor Corp.

According to Mercer’s findings, our total direct compensation for our outside directors is slightly above the median of our peer companies, although our average total direct compensation per director is below the market median of our peer companies. Of the total direct compensation, we provide 83% in the form of equity, which is more than a majority of our peers. The median pay mix is 72% in the form of equity. The value of our equity compensation is near the 75th percentile of our peer companies. Our total cash compensation is below the 25th percentile of our peer companies. Our annual cash retainer for board service is between the 25th percentile and median of our peer companies. Although our annual committee chair retainers are above the 75th percentile of our peer companies, unlike most of our peer companies, we do not pay annual committee member retainers or committee meeting fees, which bring our total cash compensation to below the 25th percentile of our peer companies.

Our compensation committee intends to recommend to our board of directors a few changes to our outside director compensation. It is expected that our board of directors will consider the proposed changes at its next regular board meeting, which is expected to take place at the end of April 2008. The changes recommended by our compensation committee are to:

•	Increase the annual cash retainer from $24,000 to $30,000;

•	Introduce an annual cash retainer of $10,000 for the Chairman of the Board or the lead independent director if the Chairman of the Board is also the Chief Executive Officer;

•	Introduce board and board committee meeting fees of $1,000 per meeting; and

•	Change initial and annual stock option grants to initial and annual stock option and restricted stock grants, the number of which will be based on the Black-Scholes value of the grants rather than the number of underlying shares. Therefore, instead of receiving initial and annual option grants to purchase 20,000 shares of our common stock, outside directors, upon their initial election to our board, will receive $75,000, one-half of which will be paid in stock options and the remaining one-half of which will be paid in restricted stock, and on an annual basis thereafter $150,000, one-half of which will be paid in stock options and the remaining one-half of which will be paid in restricted stock.

Treatment of Stock Options Held by Former Directors

In August 2007, our board of directors, upon recommendation of our compensation committee, approved amendments to all outstanding options to purchase shares of our common stock held by two of our directors that resigned from our board effective as of the effective time of our merger with FoxHollow — Douglas W. Kohrs and Dale A. Spencer. The amendments accelerated the vesting of such options to the extent such options had not previously vested as of the effective time of the merger and extended the term in which such options may be exercised by the former directors to one year from the termination of their service on our board in the event such options by their terms would have expired prior to such time.

Consulting and Change in Control Agreements with Former Director Dale A. Spencer

We are party to a consulting agreement with Dale A. Spencer, a former director who resigned as one of our directors upon completion of our merger with FoxHollow in October 2007. Pursuant to the agreement, we have agreed to pay Mr. Spencer an independent consulting fee of $23,750 per month, which fee is reduced by any cash fees paid to Mr. Spencer by any entities affiliated with us. In addition, we pay Mr. Spencer an additional $2,000 per month to defray the costs of his insurance and disability coverage benefits. In 2007, we paid Mr. Spencer $309,000 in the aggregate.

The term of the consulting agreement with Mr. Spencer automatically renews for an additional one-year period on July 1 of each year, unless either party gives notice to the other party at least 30 days prior to the July 1 renewal date of the party’s desire not to extend the term of the agreement. The agreement will be terminated prior to the end of any renewal term in the event of Mr. Spencer’s death or disability and may be terminated by Mr. Spencer at any time and for any reason upon 30 days prior written notice and may be terminated by us at any time and for any reason upon written notice. If we terminate the agreement without “cause,” we must continue to pay Mr. Spencer his consulting fees for the remainder of the then current term. “Cause” is defined under the agreement to mean (1) any act of personal dishonesty taken by Mr. Spencer in connection with his responsibilities as a consultant and intended to result in substantial personal enrichment; (2) the conviction of a felony by Mr. Spencer; (3) gross misconduct by Mr. Spencer which is injurious to our company and (4) continued violations by Mr. Spencer of his obligations under the consulting agreement after prior written notice of such violations.

Under the agreement, we have agreed to indemnify Mr. Spencer to the fullest extent permitted by the Delaware General Corporation Law, for any liabilities, costs or expenses arising out of his association with our company, except to the extent that such liabilities, costs or expenses arise under or are related to his gross negligence or willful misconduct. The agreement also contains non-competition and non-solicitation covenants which restrict Mr. Spencer’s activities during the term of the agreement, as well as confidentiality provisions.

We have also entered into a change in control letter agreement with Mr. Spencer, which provides that in the event of a “change in control” of our company, all of Mr. Spencer’s then unvested, non-statutory stock options or other stock awards granted to him under our stock incentive plans as of the date of the change in control will be accelerated and become fully vested and immediately exercisable. The change in control agreement also provides that, in addition to any other indemnification obligations that we may have, if, following a change in control of our company, Mr. Spencer incurs damages, costs or expenses (including, without limitation, judgments, fines and reasonable attorneys’ fees) as a result of his service to our company or status as an independent consultant of our company, we will indemnify him to the fullest extent permitted by law, except to the extent that such damages, costs or expenses arose as a result of his gross negligence or willful misconduct. The change in control agreement will continue in effect so long as Mr. Spencer remains as either a consultant or a director of our company or, if later, until our obligations to him arising under the agreement have been satisfied in full. The term “change in control” for purposes of Mr. Spencer’s agreement has the same meaning as in the change in control agreements with our other executive officers, which are described under the heading “Executive Compensation — Potential Payments Upon Termination or a Change in Control” in this proxy statement. If a change in control of our company occurred on December 31, 2007, the automatic acceleration of Mr. Spencer’s stock options would have no value since all of his stock options were fully vested as of such date.

Change in Control Agreement with Former Director John B. Simpson, Ph.D., M.D.

In connection with our merger with FoxHollow, we assumed FoxHollow’s obligations under the change in control agreements with FoxHollow’s former executive officers, including Dr. Simpson, and expressly agreed to perform FoxHollow’s obligations under the change in control agreements in the same manner and to the same extent as FoxHollow would have been required to perform such obligations. Under Dr. Simpson’s agreement, upon a change in control of FoxHollow, which included the merger between FoxHollow and ev3’s subsidiary, 50% of Dr. Simpson’s unvested shares underlying the stock options then held by him became fully vested and exercisable. The shares underlying options held by Dr. Simpson that remained subject to vesting at that time were to vest fully over the 12 months following the change in control. In addition, our right to repurchase any shares previously purchased by Dr. Simpson were to lapse over 12 months following the change in control, so long as he continued to be employed by us or any successor entity, at a rate of one-twelfth of the shares subject to vesting or to our right to repurchase per month.

Under the change in control agreement, if Dr. Simpson was terminated without cause within 12 months of the change in control, he would have been eligible, in most circumstances, for a severance package under which: (i) all options held by Dr. Simpson would become fully vested and any right we may have to repurchase any shares held by Dr. Simpson would lapse, (ii) he would be paid an amount equal to his base salary for 12 months, and (iii) certain health coverage and benefits for Dr. Simpson would be reimbursed for up to six months.

Dr. Simpson voluntarily resigned as an employee and director of our company on February 7, 2008 and agreed to waive any severance benefits under his change in control agreement with FoxHollow or any further vesting on his stock options or restricted stock awards after such date.

We were also party to an airplane time-sharing agreement and a reimbursement agreement with an entity affiliated with Dr. Simpson. These agreements are described under the heading “Related Person Relationships and Transactions — Airplane Time-Sharing and Reimbursement Agreements.”

Indemnification Agreements

We have entered into agreements with all of our directors under which we are required to indemnify them against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of our directors. We will be obligated to pay these amounts only if the director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. With respect to any criminal proceeding, we will be obligated to pay these amounts only if the director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of the compensation awarded to, earned by or paid to our former Chairman, President and Chief Executive Officer, our current Senior Vice President and Chief Financial Officer and our other executive officers included in the Summary Compensation Table under the heading “Executive Compensation — Summary of Cash and Other Compensation” found elsewhere in this proxy statement. These individuals are referred to in this proxy statement as our “named executive officers.” The discussion below focuses on the information contained in the tables and related footnotes and narrative primarily for 2007 under the heading “Executive Compensation” found elsewhere in this proxy statement, but also describes compensation actions taken during 2006 and 2008 to the extent it enhances the understanding of our executive compensation disclosure for 2007.

Executive Summary

ev3 has designed its executive compensation program to attract, motivate, retain and reward its executives and to create value for its stockholders. Our executive compensation program includes four principal elements: base salary; short-term cash incentive compensation; long-term equity-based incentive compensation; and executive benefits and perquisites. We try to establish competitive base salaries and overall target compensation for our executive officers at the 50th to 75th percentile of companies in our peer group. More importantly, we have designed our compensation program so that a significant portion of each executive’s compensation is performance based, with a short-term cash incentive component based primarily on corporate performance and a long-term equity component (stock options and/or restricted stock) based on increases in the price of our common stock.

For the short-term cash incentive portion of our compensation program, payable on a quarterly basis, we set corporate financial performance goals intended to align the interests of our management and stockholders. As our business has grown and the metrics by which stockholders and analysts measure us have changed over the last two years, we have modified our corporate financial performance goals. For 2007, the primary corporate financial performance goal for the first three quarters was a net sales target, with payouts for each quarter being increased or decreased based on gross margins and controllable operating expenses for the quarter. The payout for the fourth quarter was also determined by whether we achieved certain working capital management goals for the year and achieved an annual target for EBITDA, excluding stock-based compensation. At the beginning of 2007, our business had not yet begun to generate net income (although we had for the first time in the fourth quarter of 2006 generated positive EBITDA, excluding stock-based compensation) and we believed that the 2007 performance goals used in our cash incentive plan were consistent with the financial criteria then being used by analysts and investors to value our common stock.

Our merger with FoxHollow, announced in July 2007 and completed in October 2007, was a significant development that, among other things, led us to review our executive compensation program and make several changes that affected the program for 2007 and 2008. As a result of the FoxHollow transaction, our net sales were expected to significantly increase. As a consequence of expected revenue synergies and cost savings resulting from the merger, we began to develop an operating plan for 2008 involving a substantial increase in sales and the generation of positive pre-tax income.

In connection with the FoxHollow transaction, our board of directors took several actions. In August 2007, our board, upon recommendation of our compensation committee, approved increases in the base salaries of our named executive officers to more closely match a peer group of companies. The board at that time also amended the terms of our short-term cash incentive plan for 2007 by adding a formal divisional performance element for Ms. Enxing Seng and Messrs. Jenusaitis and Girin and changing the thresholds used in the plan to determine the incentive pool funding levels for the third and fourth quarters to better balance the reward for the over-performance of goals and the penalty for under-performance (without affecting the overall plan targets). Upon completion of the FoxHollow merger in October 2007, our compensation committee amended our cash incentive plan to update the fourth quarter corporate performance goals to reflect the operations of the newly-combined company. In addition, effective upon completion of the FoxHollow merger in October 2007, our board of directors approved annual performance recognition grants under our equity incentive plan intended to relate to 2008, in lieu of the grants that normally would have been made in January 2008. Finally, in December 2007, our board of directors established corporate financial goals under our cash incentive plan for 2008 based on revenue, pre-tax income and cash flow, intended to align management’s interests with the interests of our stockholders in our newly combined business.

Objectives and Philosophy

Our executive compensation program is designed to:

•	attract and retain executives important to the success of our company and the creation of value for our stockholders;

•	motivate our executives to achieve company and individual performance objectives and create stockholder value; and

•	reward our executives for the achievement of company and individual performance objectives, the creation of stockholder value in the short and long term and their contributions, in general, to the success of our company.

In order to achieve these objectives, our compensation committee and board make compensation decisions based on the following philosophy and principles:

•	As a growth company, we need to attract, retain and motivate executives and key employees with the capability to enable us to achieve significantly greater scale. We therefore benchmark our compensation against companies with whom we compete for market share and executive talent.

•	We target base compensation and total compensation at the 50th to 75th percentile of companies in our peer group, with the opportunity to earn total compensation above the market median when the performance of our business exceeds our plan targets.

•	As a performance-driven company, we favor having a significant component of variable compensation that is tied to results and achievement over solely fixed compensation.

•	We will differentiate individual compensation among our executives based on scope and nature of responsibility, education and experience, job performance and potential.

•	In order to foster cooperation and communication among our executives and among their respective teams, our compensation committee and board of directors places primary emphasis on company performance (rather than individual performance) as measured against goals approved by our compensation committee.

•	We seek to reward achievement of aggressive performance objectives that are aligned with the interests of our stockholders. Our incentive compensation programs are designed to provide increased earnings potential for our executives as aggressive performance targets are met or surpassed.

Setting Executive Compensation

Based on the objectives of our executive compensation program, our compensation committee and board of directors have structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate our executives to achieve the business goals established by the board and reward our executives for achieving these goals.

Compensation Committee Role and Input from Management

The primary task of our compensation committee in connection with the compensation of our executive officers is to approve the compensation payable to our executive officers and to administer our equity and incentive compensation plans applicable to our executive officers. Prior to the completion of our merger with FoxHollow, our compensation committee only had the authority under its charter to make recommendations to our board of directors with respect to compensation to be paid to our executive officers. Therefore, with respect to most of the compensation awarded to, earned by or paid to our executive officers during 2007, decisions determining the form and amount of such compensation were in most cases recommended by our compensation committee and approved by the entire board of directors. Following the completion of the FoxHollow merger in October 2007, our compensation committee was reconstituted to consist solely of members who are “independent directors” under the Marketplace Rules of the Nasdaq Stock Market and our board of directors amended the charter of our compensation committee to give the committee the authority, among other things, to review and approve all compensation for our executive officers and to administer our equity and incentive compensation plans applicable to our executive officers. See “Corporate Governance — Compensation Committee.”

Our President and Chief Executive Officer, together with our Senior Vice President, Human Resources, assist our compensation committee in gathering compensation related data regarding our executive officers and regularly attend meetings of our compensation committee. Our President and Chief Executive Officer, with the assistance of Senior Vice President, Human Resources, also makes recommendations to our compensation committee and our board of directors regarding the form and amount of compensation to be paid to each executive officer (other than himself).

In making its final decision regarding the form and amount of compensation to be paid to our executive officers, our compensation committee considers the recommendations of our President and Chief Executive Officer, but also considers other factors, such as its own views as to the form and amount of compensation to be paid and, in certain instances, the input of compensation consultants. Final deliberations and decisions by our compensation committee regarding executive officer compensation, including compensation to be paid to our President and Chief Executive Officer, are made by our compensation committee, without the presence of our President and Chief Executive Officer or any other executive officer of our company. As permitted by the charter of our compensation committee, during 2007 our compensation committee delegated its duties and responsibilities under our cash incentive plan to determine the first three quarterly bonus payouts for our named executive officers to the chair of our compensation committee, who was then Mr. Kohrs, although the final payout decisions were made by our full board. The bonus payouts under the plan for the fourth quarter and for the entire year were made by our compensation committee, as a whole.

Annual Compensation Process

As a result of the FoxHollow merger, during 2007 the timing of our compensation committee’s decisions concerning executive compensation changed. In most years, our compensation committee, at its annual December meeting, reviews the base compensation for our executive officers, including our named executive officers. Final decisions concerning any salary changes are either made at the December compensation committee meeting or at a compensation committee meeting in January. At the December meeting, our compensation committee also establishes goals for the following year for our cash incentive plan, generally based on and consistent with the annual operating plan adopted by the board at that meeting. At its meeting in early January of each year, our compensation committee determines the individual payout amounts under our cash incentive plan for the prior year, determines any base salary changes and individual annual performance recognition grants under our equity incentive plan. During each year, after the end of each of the first three quarters our compensation committee determines the quarterly payouts under the cash incentive plan for the prior quarter and makes any one-time “special recognition” grants of equity incentives.

During 2007, the timing of these decisions by our compensation committee changed. In August 2007, in contemplation of the completion of the transaction with FoxHollow, management recommended to our compensation committee and board of directors that ev3 review its compensation structure. Our compensation committee retained Mercer (US) Inc., the consultant it had used at the end of 2006, to benchmark (against an updated peer group) the compensation of our named executive officers.

As a result of this review, in August 2007 our board of directors, upon the recommendation of our compensation committee, approved increases in the base salaries of our executive officers, including our named executive officers, effective immediately and amended the terms of the cash incentive plan for 2007. Effective upon completion of the FoxHollow merger in October 2007, our board of directors awarded annual performance recognition grants under our equity incentive plan for 2008, in lieu of the grants that normally would have been made in January 2008.

Compensation Consultants

Our compensation committee and our management use the services of compensation consultants from time to time. To assist in this process for 2006 compensation, in late 2005 our compensation committee retained Watson Wyatt Worldwide to benchmark the compensation of our named executive officers and certain other executive officers against the compensation offered by comparable companies. In late 2006, our management engaged Mercer (US) Inc. to benchmark the compensation of our named executive officers against the compensation offered by competitors, and since that time our management and compensation committee have regularly consulted with Mercer. As further discussed below, in August 2007 at the request of our compensation committee, Mercer benchmarked the compensation of our named executive officers in light of the pending FoxHollow merger.

Mercer’s engagement with ev3 includes reviewing and advising on all significant aspects of executive and non-employee director compensation. This includes base salaries, bonuses and equity awards for executive officers, and cash compensation and equity awards for non-employee directors. Our management, principally our Senior Vice President, Human Resources, Mr. Morrison, and the chair of our compensation committee, Mr. Levangie, regularly consult with representatives of Mercer, and generally meet with Mercer representatives prior to each compensation committee meeting. Representatives of Mercer from time to time are also invited to attend meetings of our compensation committee.

Peer Group Review

To determine the appropriate levels of compensation for each element of our executive compensation program, our compensation committee annually reviews the compensation levels of our named executive officers and other key executives against the compensation levels of comparable positions with companies in the same business, with similar products and operations, and with revenues in a range similar to those of ev3.

In connection with its review in late 2006 of our executive compensation program for 2007, our compensation committee did not request its compensation consultant, Mercer, to develop a specific peer group of companies. Instead, Mercer was asked to benchmark the compensation of our then President and Chief Executive Officer, our Chief Financial Officer and our two division presidents, Stacy Enxing Seng and Matthew Jenusaitis, against the compensation packages of executives with similar positions summarized in published survey data for companies with similar revenues in the biotechnology sector (including medical device manufacturers). For each position, Mercer used data collected from Presidio (2006 Biotech industry report), including data from a group of biotech companies, with average revenues of $179 to $181 million, and data from Top Five Data Services (2005 Report on Executive Compensation in the Biotech/Pharma industry), including data from a group of biotech or pharma companies, with average revenues of $200 million (compared with 2006 ev3 net sales of $202.4 million). As part of its analysis, Mercer increased the compensation information in the reported data from 2005 by an annual factor of 4.3% to reflect expected increases from the prior year and the compensation information in the reported data from 2006 by an annual factor of 3.9% to reflect expected salary increases in the biotech/medical devices sector since the end of 2006 and to more accurately reflect pay levels as of October 1, 2006. Mercer also applied a premium of 15% to the reported data for the two division presidents to reflect additional operational responsibilities of these individuals compared with the duties typically associated with the vice presidents included within the data Mercer reviewed.

In connection with the review by our compensation committee and board of directors in August 2007 of our executive compensation program in light of the then pending FoxHollow merger, our compensation committee engaged Mercer to benchmark the compensation of our executive officers, including our named executive officers. For purposes of this review, our compensation committee decided to use a peer group of companies rather than broader survey data, as it had for its review in 2006. Our compensation committee believed that use of a peer group provided more relevant comparisons for purposes of benchmarking. At the request of our committee, Mercer created a peer group of 19 companies for its analysis. Companies in the peer group created by Mercer are public companies in the health care equipment and supplies business with products and operations similar to those of ev3, and which have annual revenues generally within the range of one-half to two times ev3’s annual net sales assuming completion of the FoxHollow merger (which annual net sales Mercer assumed would be approximately $600 million). This peer group includes the following companies, which had the following respective net sales or revenues for their most recent fiscal years (each in millions):

Steris Corp. ($1,197)	Respironics Inc. ($1,143)	Edwards Lifesciences Corp. ($1,044)
Advanced Medical Optics Inc. ($1,011)	Cooper Companies Inc. ($887)	Polymedica Corp. ($675)
Conmed Corp. ($659)	Cytyc Corp. ($637)	Resmed Inc. ($696)
Hologic Inc. ($618)	Arrow International Inc. ($508)	Integra Lifesciences Hldgs. ($465)
Haemonetics Corp. ($450)	DJO Inc. ($445)	Kyphon Inc. ($444)
Datascope Corp. ($379)	Wright Medical Group Inc. ($347)	Biosite Inc. ($313)
Mentor Corp. ($302)

The compensation surveys and peer group data described above were provided to our compensation committee, which used data from these surveys to review and analyze compensation for our named executive officers and make adjustments as appropriate. While our compensation committee recognizes that benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to our company, our compensation committee nevertheless believes that gathering this information is an important part of its compensation-related decision-making process.

Executive Compensation Components

The principal elements of our executive compensation program for 2007 included:

•	base salary;

•	short-term cash incentive compensation;

•	long-term equity-based incentive compensation; and

•	executive benefits and perquisites.

In addition, our executive compensation program also includes change in control arrangements.

In determining the form of compensation to pay our named executive officers, our compensation committee views these elements of our executive compensation program as related but distinct. Our compensation committee does not believe that significant compensation derived by an executive from one element of our compensation program should necessarily result in a reduction in the amount of compensation the executive receives from other elements. At the same time, our compensation committee does not believe that minimal compensation derived from one element of compensation should necessarily result in an increase in the amount the executive should receive from one or more other elements of compensation.

Except as described below, our compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, our compensation committee’s philosophy is to make a greater percentage of an executive’s compensation performance-based, and therefore at risk, as the executive’s position and responsibility increases given the influence more senior level executives generally have on company performance. Thus, individuals with greater roles and responsibilities associated with achieving our company’s objectives should bear a greater proportion of the risk that those goals are not achieved and should receive a greater proportion of the reward if objectives are met or surpassed.

Base Salary

Generally.  We provide a base salary for our named executive officers, which, unlike some of the other elements of our executive compensation program, is not subject to company or individual performance risk. We recognize the need for most executives to receive at least a portion of their total compensation in the form of a guaranteed base salary that is paid in cash regularly throughout the year to support their standard of living.

We initially fix base salaries for our executives at a level we believe enables us to hire and retain them in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business objectives. We also take into account the base compensation that is payable by companies in our peer group.

Salary Increases.  Our compensation committee targets the 50th to 75th percentile of the compensation survey data for the base salaries of the named executive officers. Adjustments to the base salary level may be made based on comparisons to the survey data and evaluation of the officer’s level of responsibility and experience as well as company-wide performance. Our compensation committee also considers each named executive officer’s experience and qualifications, individual performance and the impact of such performance on our results. In practice, at any point in time our salaries tend to be closer to the 50th percentile of the comparative data, because base salaries in compensation surveys tend to increase with company size and as we have experienced rapid growth we have not adjusted base salaries quickly enough to keep up with the our changing comparables.

In contemplation of the completion of the FoxHollow merger, in August 2007 our board of directors, upon recommendation of our compensation committee, approved increases in the base salaries of our named executive officers. These increased salaries, which were effective as of August 24, 2007, are shown in the table below under the “2008” heading. In making this decision, our compensation committee and our board of directors considered compensation information from the peer group of companies compiled by Mercer and the board’s recognition that the scale of ev3’s business had increased dramatically since its review of salaries in late 2006. Based on this review and its determination that base salary increases were necessary to move the base salaries of named executive officers closer to the 50th percentile of the comparative data, our board of directors determined that it was appropriate to make the increased base salaries of the named executive officers effective whether or not the then-pending FoxHollow merger was completed.

The following table shows base salaries for the named executive officers for 2006, 2007 (both as of January 1 and for the full year) and 2008 (as of January 1, but in each case effective on August 24, 2007), and the percentage increases between periods:

		2007				2008
						Jan. 1 Salary
		Jan. 1 Salary		Full Year Salary		(Effective 8/24/07)
			Increase		Increase		Increase
	2006	Amount	over ‘06	Amount	over ‘06	Amount	over 1/1/07

James M. Corbett	$380,000	$420,000	10.5%	$439,479	15.7%	$475,000	13.1%
Patrick D. Spangler	$258,750	$289,800	12.0%	$298,654	15.4%	$314,800	8.6%
Stacy Enxing Seng	$269,100	$298,644	11.0%	$307,498	14.3%	$323,664	8.4%
Pascal E.R. Girin(1)	$307,602	$307,602	0.0%	$355,617	15.6%	$378,383	23.0%
Matthew Jenusaitis	N/A	$298,644	N/A	$315,177	N/A	$323,664	8.4%

(1)	Dollar amounts are shown in U.S. dollars but determined and paid in Euros. Conversion into U.S. dollars based on conversion rates as of December 31, 2006 for 2006 amount shown and as of December 31, 2007 for 2007 and 2008 amounts shown. Conversion rate as of December 31, 2006 was one Euro to $1.3132 and as of December 31, 2007 was one Euro to $1.4603.

Analysis.  The increases from 2006 to 2007 in the January 1 base salaries for the named executive officers (other than Mr. Girin) each reflected a merit increase of 4% and an additional adjustment intended to bring the base salaries closer to market comparables. The increases in base salaries of the named executive officers effective as of August 24, 2007 were intended to bring the base salaries closer to those for executives in comparable positions with companies in our peer group. After the increases in August 2007, the base salaries for the named executive officers (other than Mr. Girin) were just below the 50th percentile of base salaries reflected in the Mercer peer group data. For Mr. Girin, a portion of the August 2007 increase shown in the table above is the result of changes in the U.S. Dollar/Euro exchange rate. Mr. Girin’s base salary in Euros, the currency in which his salary is determined and paid, increased approximately 10.6% in August 2007 over his base salary at the end of 2006. The increases in Mr. Girin’s base salary between periods was intended to bring his base salary closer to market comparables.

Short-Term Cash Incentive Compensation

Generally.  Under the terms of the ev3 Inc. Executive Performance Incentive Plan, our named executive officers, as well as other executives of our company, are eligible to earn quarterly cash bonus payments based on our financial performance. This plan is designed to provide a direct financial incentive to our executive officers for achievement of specific performance goals of our company.

Each of our named executive officers has a yearly incentive target under the performance incentive plan, expressed as a percentage of his or her base salary. The level of each incentive target is based on the individual’s level of responsibility within the company. Each executive’s bonus payment under the plan for a particular quarter is determined by multiplying the executive’s target bonus amount (the executive’s incentive target times his or her base salary) for the quarter by a payout percentage determined based on the achievement of corporate financial performance goals. The performance of each of our business units is measured separately (U.S. peripheral vascular, U.S. neurovascular and International), and a different percentage can be determined for executives in our various business units. In addition, in some cases, the executive will receive an additional bonus amount based on individual performance, such as the achievement of personal milestones or other personal objectives. Because short-term cash incentive compensation is a significant component of our compensation program, we have decided to measure the achievement of performance goals and make bonus payouts on a quarterly rather than on an annual basis. For each executive, 20% of the annual target bonus amount is eligible to be paid for each of the first three quarters, while 40% of the annual target bonus amount is eligible to be paid for the fourth quarter:

Q1	Q2	Q3	Q4/Annual	Year

20%	20%	20%	40%	100%

The bonus payout percentage for each quarter is primarily based on the achievement of corporate financial performance goals. Before the start of each year, our President and Chief Executive Officer recommends to our compensation committee corporate performance goals for the year, broken down by quarter and on an annual basis, and the bonus payout percentages that will result from the various levels of achievement of these performance goals. Bonus payout percentages under this plan can range from 0% for performance below a minimal level up to more than 100% for superior performance. Bonus payouts at the 100% level generally require corporate performance at the target levels established in our annual operating plan, with payouts at higher levels requiring better than expected corporate performance. Our compensation committee then makes a recommendation to our board of directors concerning the corporate performance goals under the plan and the board then makes the final decision concerning the plan. While these corporate performance goals are generally established before the start of each year, during 2007 the goals were adjusted as a result of the FoxHollow merger, as discussed below.

2007 Incentive Targets and Corporate Performance Goals.  The incentive targets of the named executive officers under the executive performance incentive plan for 2007 were as follows: Mr. Corbett (50%); Mr. Spangler (45%); Ms. Enxing Seng (45%); Mr. Girin (45%); and Mr. Jenusaitis (45%). A portion of Mr. Girin’s bonus for 2007 (15%) was guaranteed and was to be paid at the 100% level regardless of corporate performance, which means that his incentive target under the plan for the year was effectively 30%. The purpose of this change for Mr. Girin was to increase the fixed portion of his compensation, making it consistent with the compensation paid to other executives in comparable positions.

The primary metric in determining the bonus payout percentages under the plan during 2007 was net sales. For 2007, the quarterly bonus payout percentage was based primarily on the level of net sales for each quarter compared with the quarterly goal established in ev3’s annual operating plan. The table below shows the payout percentages established at the beginning of the year for different quarterly levels of net sales, with the shaded portion showing the actual results for the first two quarters (as discussed below, the payout percentages for the third and fourth quarters and the goals for the fourth quarter were later revised as a result of the FoxHollow merger).

		Minimum Net Sales Needed
		(In millions)
Payout %(1)		Q1		Q2
Plan	Actual	Plan	Actual	Plan	Actual	Q3	Q4	Annual

150%		$66.9		$71.5		$70.7	$79.9	$289.0
100%		$62.9		$67.5		$65.7	$74.9	$271.0
	88.3%		$61.5
	82.5%				$65.4
75%		$59.9		$64.5		$63.2	$72.4	$260.0
0%		$52.4		$57.0		$55.7	$64.9	$230.0

(1)	Payout calculated on linear basis between tiers.

The bonus payout percentage for each quarter (which, as shown by the table above, initially could range from 0% to 150%) was then increased or decreased based on ev3’s gross margin as a percent of sales for the quarter and controllable operating expenses as a percent of sales for the quarter, in each case as compared with a target percentage. The tables below show the payout changes as a result of these adjustments. The shaded portion of the table shows the actual results for the first two quarters (as discussed below, the payout percentages for the third and fourth quarters and the financial goals for the fourth quarter were later revised as a result of the FoxHollow merger).

Payout +/−(1)		Gross Margin as % of Net Sales
		Q1		Q2
Plan	Actual	Plan	Actual	Plan	Actual	Q3	Q4

25%		70.6%		72.2%		72.1%	72.3%
	0.5%		66.7%
0%		66.6%		68.2%		68.1%	68.3%
	-12.0%				65.8%
(20)%		62.6%		64.2%		64.1%	64.3%

Payout +/−(1)		Operating Expenses (2) as % of Net Sales
		Q1		Q2
Plan	Actual	Plan	Actual	Plan	Actual	Q3	Q4

7.50%		62.7%		63.8%		63.4%	55.1%
0%		65.7%		66.8%		66.4%	58.1%
	-6.6%		67.8%
	-18.7%				71.7%
(20)%		69.7%		70.8%		70.4%	62.1%

(1)	Payout calculated on linear basis between tiers.

(2)	Controllable operating expenses for this purpose is defined as GAAP total operating expenses, less non-cash stock based compensation expense, legal expenses, amortization expense, gain/loss on sale of assets and any other expenses considered to be non-controllable.

For each of the first three quarters of 2007, 20% of the annual target bonus amount was eligible to be paid based on these financial criteria.

For the fourth quarter, during which 40% of the annual target bonus amount for the year was eligible to be paid, the bonus was payable as follows:

•	One quarter of the bonus payout for the fourth quarter was based on the financial criteria described above.

•	One quarter of the bonus payout for the fourth quarter was based on achieving corporate improvements in working capital management:

¡	One-half of this element was payable if we achieved our goal of improving the “days sales outstanding” of our accounts receivable as of the end of 2007 by four days from the levels of 68 days at the end of 2006. For this purpose “days sales outstanding” of accounts receivable equals our adjusted accounts receivable (GAAP accounts receivable stated at then-applicable foreign exchange rates and net of unapplied cash and specific bad debt reserves) divided by adjusted average daily sale (monthly sales stated at then-applicable foreign exchange rates adjusted for sales tax divided by the financial reporting days in the month).

¡	The other half of this element was payable if we achieved 1.75x inventory turns by the end of 2007 (and could be doubled if we increased inventory turns to 2.00x by year end). For this purpose, “inventory turns” as of the end of any period equals the previous three months of cost of goods sold at standard cost, annualized, divided by the end of period total gross inventory (before reserves and capitalized variances) stated at standard cost.

ev3’s days outstanding of accounts receivable as of the end of 2007 was 67 days, and inventory turns was 1.15x (as compared with 1.28x at the end of 2006). As described below, when the plan was amended in October 2007 this element was deleted, as it was determined that these goals would not be achieved for the year.

•	One half of the bonus payout for the fourth quarter was based on our EBITDA, excluding non-cash stock-based compensation expense, for the year. The target for this measure established by our board of directors in the company’s annual operating plan was $13.6 million, and if this target was achieved the full amount of this bonus payout component would be paid. If the actual amount of this financial measure for 2007 was less than $13.6 million, no bonus payout would be made for this element of the plan. However, if the amount of this measure for 2007 exceeded $13.6 million, this portion of the bonus could potentially increase, up to double if the amount equaled or exceeded $26.1 million for the year. However, for 2007 ev3 had a EBITDA loss, excluding charges for non-cash stock-based compensation, of negative $126.9 million. As described below, when the plan was amended in October 2007 this element was deleted, as it was determined that this goal would not be achieved for the year.

When the current plan was adopted, we believed that these financial metrics aligned the interests of our management with the interests of our stockholders. At the beginning of 2007, our business had not yet begun to generate net income (although we had for the first time in the fourth quarter of 2006 generated positive EBITDA, excluding non-cash stock-based compensation) and we believed that quarterly performance measures of net sales, modified by gross margins and controllable expenses, and yearly performance measures of working capital and yearly EBITDA, excluding non-cash stock-based compensation, were consistent with the financial criteria analysts were then using to value our common stock.

As a result of our pending merger with FoxHollow, our board of directors reviewed our executive compensation program. On August 24, 2007, our board of directors, upon recommendation of our compensation committee, amended our 2007 executive performance incentive plan to change the thresholds used in determining the incentive pool funding for the third and fourth quarters of 2007 and to link those thresholds to ranges of financial results rather than fixed amounts. For the third quarter, this amendment did not affect the overall targets for net sales, controllable operating expense as a percentage of net sales, gross margin, working capital and EBITDA, excluding non-cash stock-based compensation expense under the plan. The amendment simply affected the payout amount in the event of over-performance or under-performance with respect to these goals. The purpose of this portion of the amendment was to better balance the reward for the over-performance of goals and the penalty for under-performance, reducing both the possibility of more significant awards for overachievement and more significant bonus reductions for underachievement.

In October 2007, after completion of the FoxHollow merger, the compensation committee further amended the plan to revise the plan financial goals for the fourth quarter of 2007 to reflect the changes in ev3’s business and financial position as a result of the completion of the FoxHollow merger at the end of the third quarter. The compensation committee determined that because of fourth quarter charges resulting from the FoxHollow merger, the newly-combined company could not achieve the plan’s annual EBITDA goal, which originally determined the payout of 20% of the annual incentive pool under the plan. The compensation committee also determined that because of the addition of the FoxHollow business, the newly-combined company would not achieve the plan’s year end working capital management goal, which originally determined the payout of an additional 10% of the incentive pool under the plan. The compensation committee deleted the EBITDA and working capital management goals from the plan, revised the plan’s net sales, gross margin and operating expense goals for the fourth quarter to reflect more appropriate goals for the combined operation and changed the operating expenses metric from a percentage of net sales to a dollar amount target. The compensation committee also decided that these revised criteria would determine the payment of 25% of annual target bonus under the plan for the quarter, rather than the 10% portion in the original plan. The short-term incentive plan in which the former FoxHollow executives participated also was amended by adding these revised financial criteria for the fourth quarter (with the same potential of a 25% incentive pool payout), with the goal of ensuring that both executive groups would have the same financial incentives in the newly combined company. The compensation committee also made minor further adjustments in the thresholds used to determine bonus payouts, by reducing the minimum revenue number below which no bonus would be paid and making the payout percentages for the gross margin metric more symmetrical.

The tables below also show the revised payout threshold ranges for the plan financial measures. The shaded portion of each table shows the actual results achieved. Because ev3’s net sales of $92.2 million for the fourth quarter of 2007 were less than the revised plan minimum of $108.0 million, there was no bonus payout under the plan for the fourth quarter of 2007.

			Range of Minimum Net Sales
Revised Payout % Ranges(1)			(in millions)
			Q3			Q4 (revised)
Q3 Plan	Q4 Plan	Actual	Plan		Actual	Plan		Actual

130%	130%			$69.6-$71.0			$127.7-$130.1
100%	100%			$64.4-$67.0			$118.1-$122.9
		100%			$65.1
80%	80%			$61.8-$63.1			$113.3-$115.7
	70%						$108.0-$110.9
		0%						$92.2
0%	0%		<$	61.8		<$	108.0

Revised Payout +/−(1)			Gross Margin Adjustment as a % of Net Sales
			Q3		Q4 (revised)
Q3 Plan	Q4 Plan	Actual	Plan	Actual	Plan	Actual

10%	10%		69.5%-72.2%		71.6%-72.9%
5%	5%		68.1%-69.5%		70.2%-71.6%
	0%		n/a		67.4%-70.2%
-5%	-5%		66.7%-68.1%		66.0%-67.4%
-10%	-10%		65.4%-66.7%		64.7%-66.0%
-15%			64.0%-65.4%
		-15%		64.5%
		n/a				62.0%

Revised payout +/−(1)		Operating Expenses (2)(3)
		Q3		Q4 (revised)
Plan	Actual	Plan	Actual	Plan	Actual

4%		59.8%-61.1%		$71.5-$73.0
	2%				$75.4
0%		65.1%-67.7%		$77.8-$81.0
-4%		71.7%-73.0%		$85.8-$87.3
	-4%		72.0%

(1)	Payout calculated on linear basis between tiers.

(2)	Controllable operating expenses for this purpose is defined as GAAP total operating expenses, less non-cash stock based compensation expense, legal expenses, amortization expense, gain/loss on sale of assets and any other expenses considered to be non-controllable.

(3)	Measured as a percentage of net sales for the third quarter and in dollars (millions) for the fourth quarter.

In August 2007, our board of directors also amended the cash incentive plan, with respect to executive officers responsible for divisional performance, including Ms. Enxing Seng and Messrs. Girin and Jenusaitis, by allocating the executive’s overall incentive target to reflect divisional performance in addition to corporate performance. These changes did not affect, however, any executive’s overall incentive target under the plan, expressed as a percentage of his or her base salary. This amendment was effective beginning with the fourth quarter of 2007.

Our bonus payout percentages during 2007 by quarter and for the full year were as follows:

Unit	Q1	Q2	Q3	Q4	Year

U.S. peripheral vascular	72%	47%	63%	0%	36%
U.S. neurovascular	85%	47%	82%	0%	43%
International	95%	52%	98%	0%	49%
Corporate	82%	52%	81%	0%	43%

If we had not revised the bonus payout thresholds in August 2007, the overall payout for the third quarter of 2007 would have been approximately 49% rather than the 81% actually paid, while the overall bonus payout for the full year would have been 37% rather than the 43% actually paid.

2007 Award Payouts.  Award payments made to our named executive officers under the performance incentive plan for 2007 were as follows:

	Q1		Q2		Q3		Q4		Year
	$ Amt	% Trgt	$ Amt	% Trgt	$ Amt	% Trgt	$ Amt	% Trgt	$ Amt	% Trgt

James M. Corbett	$34,542	82%	$21,742	52%	$38,475	81%	$0	0%	$94,759	50%
Patrick D. Spangler	$21,446	82%	$13,502	52%	$22,949	81%	$0	0%	$57,897	50%
Stacy Enxing Seng	$19,265	72%	$12,633	47%	$18,229	63%	$0	0%	$50,127	42%
Pascal E.R. Girin(1)	$31,231	122%	$15,774	62%	$26,785	98%	$0	0%	$73,790	55%
Matthew Jenusaitis	$22,825	85%	$12,633	47%	$23,903	82%	$0	0%	$59,361	50%

(1)	Dollar amounts are shown in U.S. dollars but determined and paid in Euros. Conversion into U.S. dollars based on conversion rates as of December 31, 2007. Conversion rate as of December 31, 2006 was one Euro to $1.3132 and as of December 31, 2007 was one Euro to $1.4603. Does not include guaranteed portion of Mr. Girin’s annual bonus.

Analysis.  The bonus payouts to Messrs. Corbett and Spangler for 2007 were largely based on overall corporate performance for the year, since each has responsibilities across all of our business units. Bonus payouts to Ms. Enxing Seng and Mr. Jenusaitis for certain quarters were at a lower percentage of the target bonus than the bonuses based on overall corporate performance, primarily based on the performance of the business unit that each heads. Mr. Girin’s bonus payout was primarily based on the performance of our international business unit, which he heads and which performed more strongly than our other business units, as well as an additional amount for individual performance. Mr. Girin’s guaranteed bonus for 2007 was $64,820, which was paid pursuant to the cash incentive plan but is not included in the table above.

2008 Incentive Targets and Corporate Performance Goals.  The incentive targets of the named executive officers under the executive performance incentive plan for 2008 are as follows: Mr. Spangler (60%); Ms. Enxing Seng (60%); Mr. Girin (60%); and Mr. Jenusaitis (60%). Mr. Corbett’s incentive target for 2008 was 80%. These incentive targets were increased from those established for 2007 in order to better match bonus targets for comparable executives in the ev3 peer group. The primary factor in determining the bonus payout percentages under the plan for 2008 for our executive officers, including the named executive officers, will be pre-tax income, excluding the after-tax impact of non-cash stock based compensation, amortization expense and one-time transaction and integration-related expenses. The quarterly bonus payout percentage will be based on the level of pre-tax income for the quarter compared with a target amount from our annual operating plan for 2008, and will range from 0% for performance below a minimum threshold to 200% for performance above a set maximum. The bonus payout percentage for each quarter will then be increased or decreased based on the level of net sales for the quarter compared with a target amount from our annual operating plan for 2008, and will also range from 0% for performance below a minimum threshold to 200% for performance above a set maximum. For this purpose, the net sales targets for Ms. Enxing Seng and Messrs. Girin and Jenusaitis are based on our plan for the net sales of the divisions for which they are responsible. The final 20% cash payout under the incentive plan will be based 75% on the level of our cash flow for 2008 (cash flow from operating activities less cash used in investing) compared with a target amount from our annual operating plan for 2008 and 25% on the level of net sales for the year compared with a target amount from our annual operating plan for 2008, in each case with a range from 0% for performance below a minimum threshold to 200% for performance above a set maximum.

We believe that the financial measures under our cash incentive plan for 2008 as described above reflect changed stockholder and analyst expectations of ev3 as a result of the FoxHollow merger. As a consequence of expected revenue synergies and cost savings resulting from the merger, ev3’s operating plan for 2008 contemplates a substantial increase in sales and the generation of positive pre-tax income, and the financial goals under our cash incentive plan for 2008 reflect this changed corporate profile. If ev3 is successful in achieving the goals of its 2008 operating plan, it will substantially increase sales and, for the first time, generate pre-tax income. Whether we will achieve these 2008 corporate performance goals cannot be predicted.

Long-Term Incentive Compensation

Generally.  Long-term incentives comprise the largest portion of each named executive officer’s compensation package, consistent with our philosophy and principles discussed above. Our compensation committee’s objective is to provide named executive officers with long-term incentive award opportunities that are at the 50th to 75th percentile of comparable positions in companies in our peer group. Through the grant of these equity incentives, we seek to align the long-term interests of our executives with the long-term interests of our stockholders by creating a strong and direct linkage between compensation and long-term stockholder return.

Currently, we provide our named executive officers (and many of our other officers and key employees) with stock options and restricted stock or restricted stock units. In 2007, our board of directors and stockholders approved the ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan, pursuant to which our named executive officers (as well as other officers and key employees) are eligible to receive equity compensation awards, including stock options, stock appreciation rights, stock grants and stock unit grants. For more information concerning the terms of this plan, we refer you to “Executive Compensation — Grants of Plan-Based Awards — ev3 Second Amended and Restated 2005 Incentive Stock Plan.” Our board of directors has adopted the ev3 Inc. Long-Term Incentive Program to assist our compensation committee in granting equity awards under the incentive stock plan. Our board has also adopted a policy document entitled “Policy and Procedures Regarding Grants of Stock Options, Restricted Stock and Other Equity-Based Incentive Awards,” which includes policies that the board intends to follow in connection with issuing equity awards.

Types of Equity Grants.  Under our long-term incentive program and our policy document, our compensation committee can issue three types of equity awards: performance recognition grants, talent acquisition grants and special recognition grants.

• Performance Recognition Grants.  Performance recognition grants are discretionary grants that are made on an annual basis. Each year, our President and Chief Executive Officer reviews the overall long-term incentive program and makes a recommendation to our compensation committee of the targeted total share pool and share grant ranges for specific levels of employees (which differ based on the level of responsibility within the company), other than for himself. Share grant ranges are established for each named executive officer level based primarily on benchmark data from our peer group (with the goal of making awards at the 50th to 75th percentile for comparable positions within companies in our peer group) and, for certain of our executive officers from time to time, to increase the individual’s ownership interest in the company. Our President and Chief Executive Officer makes a recommendation to our compensation committee concerning the performance recognition grants and our compensation committee makes the final decision.

Historically, performance recognition grants were generally issued in the form of stock options. In late 2006, the board, on the recommendation of our then President and Chief Executive Officer and our compensation committee, decided to begin to issue restricted stock (awards or units) as a significant part of the annual performance recognition grant under the plan in 2007. The board determined that restricted stock was an effective means to encourage the retention of employees, and that the board’s goal of retaining its executives would be furthered by adding restricted stock to our equity award program.

Under this policy, for executive officers (including the named executive officers) once a determination is made of the appropriate number of shares to be issued in a performance recognition grant, the target value of one-half of these shares is determined using the Black-Scholes model (which is representative of the FAS 123R expense that the company will incur) and a number of restricted stock (awards or units) are granted with this target value. Typically, the number of shares of restricted stock (awards or units) will be fewer than the number of shares that would have been covered by a stock option of equivalent target value.

Performance recognition grants are typically made annually in the first quarter of the year, in order to coordinate the timing with any annual salary increases and any cash incentive plan payments. Awards are priced based on the closing fair market value of a share of our common stock on the date of grant. Previous awards, whether vested or unvested, have no impact on the current year’s awards. We do not have any program, plan or practice to time stock option or restricted stock grants to executives in coordination with the release of material non-public information. Effective upon completion of the FoxHollow merger in October 2007, our board of directors awarded annual performance recognition grants to the named executive officers and other company employees in lieu of the grants that normally would have been made in January 2008. The board believed that a grant at this time was important to reward ev3 executives and employees for the completed FoxHollow transaction, provide additional incentives to integrate the two businesses and decrease the disparity in equity incentives held by the ev3 executives and those held by the former FoxHollow executives.

• Talent Acquisition Grants.  Talent acquisition grants are made in the form of stock options or restricted stock (awards or units), and are used for new hires and promotions of executive officers (and other key employees). These grants are recommended by our President and Chief Executive Officer (except in the case of a new President and Chief Executive Officer) and are considered and acted on by our compensation committee as part of the compensation package of the executive officer at the time of hire or promotion (with the grant date and determination of fair market value and the exercise price delayed until the hire date). No talent acquisition grants were made to any named executive officer during 2007.

• Special Recognition Grants.  Our compensation committee will also from time to time consider and make special recognition grants, based generally on the recommendation of our President and Chief Executive Officer. These grants, which are made solely in the form of restricted stock, are used to recognize special achievements or to create an incentive for an individual or team to achieve a critical business project or milestone. ev3 did not make any special recognition grants during 2007. However, in March 2008, our compensation committee made a special recognition grant of 17,500 restricted stock units to Mr. Girin (along with a discretionary retention cash bonus of $75,000), based, in part, on the success of the international division for the fourth quarter 2007 and recognizing that due to overall corporate financial performance there was no bonus payout under the cash incentive plan for the fourth quarter.

Stock Options.  An important objective of our long-term incentive program is to strengthen the relationship between the long-term value of our stock price and the potential financial gain for employees. Stock options provide our named executive officers with the opportunity to purchase our common stock at a price fixed on the grant date regardless of future market price. The vesting of our stock options is generally time-based. Consistent with our historical practice, one-quarter of the shares underlying the stock option typically vest on the first year anniversary of the date of grant (or if later, on the date of hire) and 1/36 of the shares underlying the stock option vest thereafter on the one-month anniversary of the date of grant (or date of hire). However, our compensation committee may from time to time grant options that vary from this vesting schedule (none of which were granted during 2007). Our policy is to only grant options with an exercise price equal to 100% of the fair market value of our common stock on the date of grant.

A stock option becomes valuable only if our common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest.” This provides an incentive for an option holder to remain employed by us. In addition, stock options link a portion of an employee’s compensation to stockholders’ interests by providing an incentive to achieve corporate goals and increase the market price of our stock.

Restricted Stock.  Restricted stock awards are intended to retain key employees, including the named executive officers, through vesting periods. Restricted stock awards provide the opportunity for capital accumulation and more predictable long-term incentive value. For grants to recipients in the United States, we make restricted stock awards of shares of our common stock, while for grants to recipients outside of the United States, we generally use restricted stock units as a performance incentive, due to the adverse tax implications in many foreign countries of receiving restricted stock awards.

Restricted stock awards are shares of our common stock that are awarded with the restriction that the recipient continuously provides services to our company (whether as an employee or as a consultant) until the date of vesting. The purpose of granting restricted stock awards is, through employee ownership, to further encourage business decisions by our executives that may drive stock price appreciation. Recipients are allowed to vote restricted stock awards as a stockholder based on the number of shares held under restriction. The recipients are also awarded dividends on the restricted stock awards held if dividends are paid on the underlying shares of common stock.

The specific terms of vesting of a restricted stock award depends upon whether the award is a performance recognition grant, talent acquisition grant or special recognition grant. Performance recognition grants of restricted stock awards are made in the first quarter of each year and vest and become non-forfeitable in four equal annual installments on November 15th of each year, commencing on the November 15th of the year of grant. Time-based talent acquisition grants of restricted stock awards, granted to new hires or promoted employees, and time-based special recognition grants of restricted stock awards, vest in a similar manner, except that the first installment will be pro-rated, depending on the date of grant. Prior to January 2007, restricted stock awards vested in four equal annual installments from the date of grant of the restricted stock award. In January 2007, our compensation committee changed its policy on vesting practices, as described above, and all existing restricted stock awards were amended to conform to the revised policy. The vesting of special recognition grants of restricted stock awards is tied to the satisfaction of specified performance milestones, which will be tailored to each grant. In rare instances, a stock grant will be non-forfeitable as of the date of grant, although no non-forfeitable grants were made during 2007.

Restricted stock units are similar to restricted stock awards, but with a few key differences. A restricted stock unit is a commitment by us to issue a share of our common stock for each restricted stock unit at the time the restrictions in the award agreement lapse. Restricted stock units are provided to employees who are not on the United States payroll because of the different tax treatment in many other countries. Restricted stock unit awards are eligible for dividend equivalent payments if and when we pay dividends. Due to the provisions of local law, restricted stock units issued in France vest on a different schedule than the one described above for restricted stock awards. These restricted stock units first vest and become non-forfeitable as to 50% of the underlying shares on the second anniversary of the date of grant and thereafter vest, on a cumulative basis, as to 25% of the underlying shares on November 15th of each subsequent year.

Awards.  In January 2007, each of the named executive officers was awarded performance recognition grants of stock options and restricted stock (restricted stock units, in the case of Mr. Girin) as described under “Executive Compensation — Grants of Plan-Based Awards.” The size of these awards was based on the equity awards made at the 50th to 75th percentile for similar positions within companies in our peer group. In August 2007, our board of directors granted to the named executive officers, contingent upon completion of the FoxHollow merger (which occurred in October 2007), additional performance recognition grants of stock options and restricted stock (restricted stock units, in the case of Mr. Girin), also as described under “Executive Compensation — Grants of Plan-Based Awards.” In March 2008, our compensation committee made a special recognition grant of 17,500 restricted stock units to Mr. Girin (along with a discretionary retention cash bonus of $75,000), based, in part, on the success of the international division for the fourth quarter 2007 and recognizing that due to overall corporate financial performance there was no bonus payout under the cash incentive plan for the fourth quarter.

Additional information concerning the long-term incentive compensation information for our named executive officers during 2007 is included in the Summary Compensation Table — 2007. Additional

information on long-term incentive awards is shown in the Grants of Plan-Based Awards — 2007 Table and the Outstanding Equity Awards at Fiscal Year-End — 2007 Table.

Executive Benefits and Perquisites; Other Compensation Arrangements

It is generally our policy not to extend significant perquisites to our executives that are not available to our employees generally. The only significant perquisites that we have provided to any of our named executive officers that are not available to employees generally are amounts paid to Mr. Girin for a housing allowance and a car allowance and annual sales award trips for Messrs. Corbett and Jenusaitis and Ms. Enxing Seng and their spouses. See “Executive Compensation — Summary Compensation Table — 2007.” We believe that such allowances are customary for an executive such as Mr. Girin. Our named executive officers also receive benefits, which are also received by our other employees, including 401(k) matching contributions, and health, dental and life insurance benefits. We do not provide pension arrangements or post-retirement health coverage for our employees, including our named executive officers. We also do not provide any nonqualified defined contribution or other deferred compensation plans.

In March 2008, our compensation committee made a special recognition grant of 17,500 restricted stock units to Mr. Girin and paid him a discretionary retention cash bonus of $75,000, based, in part, on the success of the international division for the fourth quarter 2007 and recognizing that due to overall corporate financial performance there was no bonus payout under the cash incentive plan for the fourth quarter.

All of our employees, including our named executive officers, are employed at will. The only employment agreements we have entered into with our named executive officers are agreements that include non-compete, non-solicitation and confidentiality clauses. We have, however, entered into written change in control agreements with all of our executive officers and certain other personnel, which provide for certain cash and other benefits upon the termination of the executive officer’s employment with us under certain circumstances, as described below.

Change in Control and Post-Termination Severance Arrangements

Change in Control Arrangements

The ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan and the individual agreements entered into in connection with the grant of stock options and stock grants under this plan provide for the immediate vesting of all stock options and stock grants then held by our named executive officers upon the completion of a change in control of our company. Under the terms of the ev3 LLC 2003 Incentive Plan under which some of our named executive officers have been granted stock options, if there is a change in control of our company, then, we either we must require the successor entity or parent thereof to assume all outstanding options granted under the plan or accelerate the vesting of all outstanding options. In addition, our named executive officers have entered into agreements with us that provide for the immediate vesting of all stock options and stock grants upon the occurrence of a change in control of our company unless the acquiring entity or successor assumes or replaces the unvested stock options or stock awards granted to the officer and the acquiring entity or successor offers the officer employment after the change in control and his or her employment is not thereafter terminated. These agreements also require us to provide the executives certain severance payments and benefits under certain circumstances in the event of such a change in control. These payments and benefits include a lump sum cash payment equal to one year’s base pay plus bonus (150% of this amount in the case of Mr. Corbett), as well as continued benefits for a certain minimum time period. Mr. Corbett would be entitled to this lump sum payment as a result of such a change in control unless he were terminated by the successor company during a six-month period for cause or during that time period he terminated his employment without good reason. The other named executive officers would be entitled to this lump sum payment only if they were not offered employment by the successor or were employed by the successor but within 24 months were terminated for any reason other than death or cause or terminated their own employment without good reason. These arrangements, including the definitions of the terms “change in control”, “cause” and “good reason” and a quantification of the payment and benefits provided under these arrangements, are described in more detail under the heading “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

We initially entered into a change in control agreement with Messrs. Corbett, Girin and Ms. Enxing Seng in September 2003 and Mr. Spangler in March 2005. Each of these change in control agreements initially provided for the payment of benefits upon the occurrence of our change in control or the change in control of one of our subsidiaries. In September 2006, we entered into amended change in control agreements with each of these named executive officers. The amended change in control agreements incorporate certain revisions to ensure that payments to individuals under the agreements will comply in form and operation with the deferred compensation rules contained in Section 409A under the Internal Revenue Code, and to eliminate the payment of benefits upon the occurrence of a change in control of one of our subsidiaries. We entered into a change in control agreement with Mr. Jenusaitis in April 2006 that included these amended provisions.

We believe the change in control provisions in our stock plans and our change in control agreements are particularly important to our company. Pursuant to the terms of our current stock plan and these agreements, all stock options and stock grants held by our named executive officers become immediately vested (and, in the case of options, exercisable) upon the completion of a change in control of our company. Thus, the immediate vesting of stock options and stock grants is triggered by the change in control and thus is known as a “single trigger” change in control arrangement. While single trigger change in control arrangements are often criticized as creating a windfall for holders of the equity awards, we nonetheless believe that such arrangements are appropriate in this situation. These arrangements provide important retention incentives during what can often be an uncertain time for employees and provide executives with additional monetary motivation to complete a transaction that our board of directors believes is in the best interests of our stockholders. If an executive were to leave prior to the completion of the change in control, non-vested awards held by the executive would terminate. We also believe that single trigger vesting of equity awards also is consistent with the policies of our competitors.

In order for our named executive officers to receive any other payments or benefits as a result of a change in control of our company, other than Mr. Corbett, there must be a termination event, such as a termination of the executive’s employment by our successor without cause or a termination of the executive’s employment by the executive for good reason. The termination of the executive’s employment by the executive without good reason will not give rise to additional payments or benefits either in a change in control situation or otherwise. Thus, these additional payments and benefits will not just be triggered by a change in control, but will also require a termination event not within the control of the executive, and thus are known as “double trigger” change in control arrangements. Mr. Corbett’s agreement, on the other hand, is a single trigger arrangement, since he would be due a severance payment under his agreement in most situations simply as a result of a change in control. We believe that single trigger arrangements are common for corporate chief executive officers, since chief executive officers frequently are not retained by acquirors.

We believe that the change in control protections provided in our change in control agreements are an important part of our executive compensation program. We believe that these arrangements mitigate some of the risk that exists for executives working in a smaller company, where there is a meaningful likelihood that the company may be acquired. These arrangements are intended to attract and retain qualified executives who may have employment alternatives that may appear to them, in light of a possible change in control, to be less risky absent these arrangements. We also believe similar protections are typically provided by other companies, including companies with which we compete for executive talent, and thus believe we must continue to offer such protections in order to be competitive.

Severance Arrangements

All of our named executive officers are employed “at will” and other than as provided under their change in control agreements are not entitled to any severance or other payments under any agreement or contract upon their termination of employment without cause or otherwise. Although we recently adopted a company-wide severance pay plan, the benefits under the plan are purely discretionary. In the event a named executive officer was terminated, the compensation committee would exercise its business judgment in determining whether or not a separation arrangement, including any severance pay, was appropriate and would determine the terms of any separation arrangement in light of all relevant circumstances including the individual’s term of employment, past accomplishments and reasons for separation from our company. As described in more detail, however, under the heading “Executive Compensation — Potential Payments Upon Termination or Change in Control,” in connection with his resignation as Chairman, President and Chief Executive Officer on April 6, 2008, we entered into a separation and release agreement and a consulting agreement with James M. Corbett.

Total Compensation Mix

The table below illustrates how total compensation for our named executive officers for 2007 was allocated between performance and non-performance based components, how performance based compensation is allocated between short-term and long-term components and how total compensation is allocated between cash and equity components. For purposes of this table, our long-term equity based compensation (including the amount of long-term equity incentives included in total compensation) is based on its grant date fair value computed in accordance with FAS 123R, which is different than the manner in which this amount is calculated for purposes of the Summary Compensation Table. See “Executive Compensation — Summary of Cash and Other Compensation.”

	Total Compensation Mix
	(Base Salary, Short-Term Cash Incentives, Long-Term
	Equity Incentives and Executive Benefits and Perquisites)
	% of Total		% of Performance Based Total		% of Total
	Compensation that is:		Compensation that is:		Compensation that is:
		Not
	Performance	Performance			Cash	Equity
	Based(1)	Based(2)	Short-Term(3)	Long-Term(4)	Based(5)	Based(6)

James M. Corbett	87%	13%	3%	97%	16%	84%
Patrick D. Spangler	81%	19%	4%	96%	23%	77%
Stacy Enxing Seng	78%	22%	4%	96%	25%	75%
Pascal E.R. Girin	74%	26%	5%	95%	30%	70%
Matthew Jenusaitis	76%	24%	6%	94%	28%	72%

(1)	Short-term cash incentives plus long-term equity incentives divided by total compensation

(2)	Base salary plus executive benefits and perquisites divided by total compensation

(3)	Short-term cash incentives divided by short-term cash incentives plus long-term equity incentives

(4)	Long-term equity incentives divided by short-term cash incentives plus long-term equity incentives

(5)	Base salary plus short-term cash incentives and executive benefits and perquisites divided by total compensation

(6)	Long-term equity incentives divided by total compensation

Consistent with the philosophy of our executive compensation program, the majority of our named executive officers’ compensation is performance-based. As a performance driven culture we favor having a significant component of variable compensation tied to results and achievement over solely fixed compensation. To align the interests of our named executive officers with the interests of our stockholders, a substantial majority of the performance-based compensation paid to our named executive officers is in the form of long-term equity incentives and a significant part of the total compensation paid to our named executive officers is equity based. The compensation paid in 2007 to Mr. Corbett, our former Chairman, President and Chief Executive Officer, included a larger performance-based element than the other named executive officers, relatively more of which was in the form of long-term equity, reflecting his overall responsibility for the company’s business. Mr. Girin, head of our international business division, has a somewhat more balanced distribution of compensation, reflecting his responsibilities for markets that are still developing and salary benchmarks for comparable executives.

Tax and Accounting Implications

Section 162(m)

Section 162(m) of the Internal Revenue Code limits to $1 million per person the amount that a publicly held company may deduct for compensation paid to each of its chief executive officer and its next three most highly compensated officers (but excluding the CFO) to $1 million per year. However, this limitation does not apply, among other things, to compensation that satisfies the requirements of performance-based compensation under Section 162(m). Under IRS regulations, compensation received through the exercise of an option or stock appreciation right will be treated as performance based compensation and will not be subject to the $1 million limit if the option or stock appreciation right and the plan pursuant to which it is granted satisfy certain requirements.

The only performance based compensation paid or to be paid to our named executive officers not subject to the $1 million limit is the compensation that would be recognized by our named executive officers upon exercise of any of the options issued under our 2005 incentive stock plan before July 1, 2005 or after October 4, 2007. Between July 1, 2005 and October 4, 2007, option awards under our 2005 incentive stock plan did not satisfy the requirements of performance based compensation for purposes of Section 162(m), because our compensation committee during that period was not comprised solely of two or more independent, outside directors. On October 4, 2007 our compensation committee was reconstituted to consist solely of members who are “independent directors” under the Marketplace Rules of the Nasdaq Stock Market and “outside directors” under Section 162(m) of the Code, and we contemplate that future option awards under our 2005 incentive stock plan will satisfy the requirements of performance based compensation.

The non-performance based compensation of our named executive officers for 2007 did not exceed the $1 million limit for any officer.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, implementing Section 409A of the Internal Revenue Code and changing the tax rules applicable to nonqualified deferred compensation arrangements, including certain severance pay arrangements. Although the transition deadline for compliance with Section 409A has been extended to December 31, 2008, we believe we are operating in good faith compliance with the statutory provisions that became effective January 1, 2005 and the final regulations that were issued on April 10, 2007.

Stock Ownership

We have adopted certain policies with respect to equity compensation, all of which apply to our named executive officers, such as policies regarding insider trading policies that prohibit trading during periods immediately preceding the release of material non-public information. We also permit our named executive officers to establish so-called Rule 10b5-1 trading plans, subject to our prior approval.

Although we have not adopted any detailed stock retention or ownership guidelines, our board of directors has adopted Corporate Governance Guidelines that address ownership of our common stock by our named executive officers and that encourage our executives to have a financial stake in our company in order to align the interests of our stockholders and management.

Recovery of Certain Payments

While we do not presently have any formal policies or practices that provide for the recovery or adjustment of amounts previously paid to a named executive officer in the event the operating results on which the payment was based were restated or otherwise adjusted, in such event we would reserve the right to seek all appropriate remedies available under the law.

EXECUTIVE COMPENSATION

Compensation Committee Report

Our board of directors has delegated to our compensation committee the responsibility, among other things, to approve any and all compensation payable to our executive officers, including annual salaries, incentive compensation, long-term incentive compensation and any special or supplemental benefits or perquisites, and to administer our equity and incentive compensation plans applicable to our executive officers. Our board of directors has retained, however, the authority to approve the adoption of and any amendment to our compensation plans for all executive officers, including incentive compensation plans and equity-based plans. Prior to the completion of our merger with FoxHollow, our compensation committee only had the authority under its written charter to make recommendations to our board of directors with respect to compensation to be paid to our executive officers. Therefore, with respect to most of the compensation awarded to, earned by or paid to our executive officers during 2007, decisions determining the form and amount of such compensation were in most cases recommended by the compensation committee and approved by the entire board of directors.

Our compensation committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” section of this proxy statement with our management. Based on this review and discussion, the compensation committee recommended to our board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement for filing with the Securities and Exchange Commission.

This report is dated as of April 3, 2008.

Compensation Committee

Daniel J. Levangie, Chair
Richard B. Emmitt
Myrtle S. Potter

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee. None of the members of our compensation committee have been an officer or employee of us or one of our subsidiaries.

Summary of Cash and Other Compensation

The following table provides summary information concerning all compensation awarded to, earned by or paid to our named executive officers for the fiscal years ended December 31, 2007 and 2006.

SUMMARY COMPENSATION TABLE — 2007

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Total

James M. Corbett(6)	2007	$439,479	$—	$633,365	$1,085,497	$94,759	$4,666	$2,257,766
Former Chairman, President and Chief Executive Officer	2006	380,000	—	375,487	864,496	173,402	4,066	1,797,451
Patrick D. Spangler	2007	298,654	—	101,448	348,121	57,897	8,852	814,972
Senior Vice President and Chief Financial Officer	2006	258,750	—	—	263,799	109,882	8,702	641,133
Stacy Enxing Seng	2007	307,498	—	233,564	312,603	50,127	11,010	914,802
Senior Vice President and President, Peripheral Vascular and FoxHollow Technologies Divisions	2006	269,100	—	384,872	234,541	100,686	10,406	999,605
Pascal E.R. Girin(7)	2007	355,617	64,820	133,662	290,273	73,790	108,858	1,027,020
Senior Vice President and President, International	2006	307,602	—	20,249	185,912	135,451	128,496	777,710
Matthew Jenusaitis(8)	2007	315,177	—	82,803	362,981	59,361	9,232	829,554
Senior Vice President and President, Neurovascular Division

(1)	Reflects the guaranteed portion of Mr. Girin’s bonus under the ev3 Inc. Executive Performance Incentive Plan. For more information, see “Compensation Discussion and Analysis.”

(2)	Reflects the dollar amount recognized as stock-based compensation expense for each named executive officer for financial statement reporting purposes with respect to the fiscal years ended December 31, 2007 and 2006, respectively, in accordance with FAS 123R, not including an estimate of forfeitures related to service-based vesting conditions. The following table provides additional information regarding the dollar amount recognized as stock-based compensation expense during the fiscal year ended December 31, 2007 for each stock award held by each named executive officer reflected in the table:

		Number of Securities
	Grant	Underlying Stock	Amount Recognized in Financial
Name	Date	Awards Granted (#)	Statements in 2007 ($)

James M. Corbett	10/04/2007	43,860	$39,353
	01/22/2007	43,860	218,103
	12/29/2005	100,000	375,909

Patrick D. Spangler	10/04/2007	21,930	19,675
	01/22/2007	16,447	81,773

Stacy Enxing Seng	10/04/2007	16,447	14,755
	01/22/2007	17,544	87,241
	12/29/2005	35,000	131,568

Pascal E.R. Girin	10/04/2007	21,930	21,965
	01/22/2007	21,930	90,788
	01/27/2006	5,000	20,909

Matthew Jenusaitis	10/04/2007	16,447	14,754
	01/22/2007	13,687	68,049

(3)	Reflects the dollar amount recognized as stock-based compensation expense for each named executive officer for financial statement reporting purposes with respect to the fiscal years ended December 31, 2007 and 2006, respectively, in accordance with FAS 123R, not including an estimate of forfeitures related to service-based vesting conditions. The following table provides additional information regarding the dollar amount recognized as stock-based compensation expense during the fiscal year ended December 31, 2007, without taking into account forfeiture rates, and the specific assumptions used in the valuation for each option award held by each named executive officer reflected in the table:

		Number of	Amount
		Securities	Recognized
		Underlying	in Financial	Risk Free			Expected
		Options	Statements	Interest	Expected	Expected	Dividend
Name	Grant Dates	Granted (#)	in 2007 ($)	Rate	Life	Volatility	Yield

James M. Corbett	10/04/2007	100,000	$37,880	4.16%	3.85 years	42.7%	0
	01/22/2007	100,000	167,363	4.77%	3.85 years	45.3%	0
	01/20/2006	200,000	350,099	4.34%	4.0 years	50.0%	0
	07/01/2005	300,000	452,382	3.84%	4.0 years	50.0%	0
	05/26/2005	1,905	1,573	3.625%	4.0 years	44.9%	0
	01/07/2005	52,083	72,831	3.71%	5.0 years	0.1%	0
	07/29/2004	31,250	3,172	3.69%	5.0 years	0.1%	0
	05/20/2004	1,905	191	3.65%	4.0 years	63.0%	0
	01/01/2004	10,416	3	3.12%	5.0 years	0.1%	0
	10/29/2003	16,710	3	3.18%	5.0 years	0.1%	0

Patrick D. Spangler	10/04/2007	50,000	18,940	4.16%	3.85 years	42.7%	0
	01/22/2007	37,500	62,761	4.77%	3.85 years	45.3%	0
	01/20/2006	25,000	43,762	4.34%	4.0 years	50.0%	0
	07/01/2005	66,000	99,524	3.84%	4.0 years	50.0%	0
	03/14/2005	75,000	123,134	3.83%	5.0 years	0.1%	0

Stacy Enxing Seng	10/04/2007	37,500	14,205	4.16%	3.85 years	42.7%	0
	01/22/2007	40,000	66,945	4.77%	3.85 years	45.3%	0
	01/20/2006	20,000	35,009	4.34%	4.0 years	50.0%	0
	07/01/2005	99,072	149,395	3.84%	4.0 years	50.0%	0
	02/01/2005	25,000	35,095	3.77%	5.0 years	0.1%	0
	01/07/2005	8,333	11,655	3.71%	5.0 years	0.1%	0
	07/19/2004	2,916	296	3.69%	5.0 years	0.1%	0
	05/07/2004	12,500	3	3.85%	5.0 years	0.1%	0

Pascal E.R. Girin	10/04/2007	50,000	18,940	4.16%	3.85 years	42.7%	0
	01/22/2007	50,000	83,681	4.77%	3.85 years	45.3%	0
	01/20/2006	25,000	43,762	4.34%	4.0 years	50.0%	0
	07/01/2005	88,000	132,699	3.84%	4.0 years	50.0%	0
	01/07/2005	6,666	9,318	3.71%	5.0 years	0.1%	0
	07/19/2004	5,000	507	3.69%	5.0 years	0.1%	0
	08/15/2003	30,600	1,366	2.27%	5.0 years	0.1%	0

Matthew Jenusaitis	10/04/2007	37,500	14,205	4.16%	3.85 years	42.7%	0
	01/22/2007	31,205	52,224	4.77%	3.85 years	45.3%	0
	04/03/2006	150,000	296,552	4.90%	4.0 years	51.2%	0

(4)	Represents amounts paid under the ev3 Inc. Executive Performance Incentive Plan, which is described in more detail below under the heading “— Grants of Plan-Based Awards — ev3 Inc. Executive Performance Incentive Plan” and under the heading “Compensation Discussion and Analysis.” For Mr. Girin, the amount shown does not include the guaranteed portion of Mr. Girin’s bonus under this plan.

(5)	The amounts shown in this column include the following with respect to each named executive officer:

					Other
		401(k)	Insurance	International	Personal
Name	Year	Match	Premiums	Benefits(a)	Benefits(b)	Total

James M. Corbett	2007	$—	$1,670	$—	$2,996	$4,666
	2006	—	1,670	—	2,396	4,066
Patrick D. Spangler	2007	6,750	2,102	—	—	8,852
	2006	6,600	2,102	—	—	8,702
Stacy Enxing Seng	2007	6,750	1,400	—	2,860	11,010
	2006	6,600	1,400	—	2,406	10,406
Pascal E.R. Girin	2007	—	—	108,858	—	108,858
	2006	—	—	128,496	—	128,496
Matthew Jenusaitis	2007	6,600	338	—	2,294	9,232

(a)	For 2007, includes mobility premium payments in the aggregate amount of $33,507 under French tax law relating to travel by Mr. Girin outside of France, a housing allowance in the amount of $43,809 and an automobile allowance of $31,542. For 2006, includes mobility premium payments in the aggregate amount of $80,433 under French tax law relating to travel by Mr. Girin outside of France, a housing allowance in the amount of $19,698 and an automobile allowance of $28,365.

(b)	For Mr. Corbett and Ms. Enxing Seng, amounts for 2007 and 2006 and for Mr. Jenusaitis amounts for 2007 represent the cash value of travel expenses incurred by the executive and his or her spouse in connection with attending sales award trips. Neither Mr. Corbett, Ms. Enxing Seng, Mr. Jenusaitis nor any other named executive officer received any perquisites or other personal benefits in 2007 or 2006.

(6)	Mr. Corbett resigned as Chairman, President and Chief Executive Officer on April 6, 2008.

(7)	Reflected in U.S. dollars but paid in Euros. Conversion into U.S. dollars based on conversion rates as of December 31, 2006 and December 31, 2007, respectively. Conversion rate as of December 31, 2006 was one Euro to $1.3132 and as of December 31, 2007 was one Euro to $1.4603.

(8)	Mr. Jenusaitis commenced his employment with ev3 on April 3, 2006.

Employment Agreements.  We typically execute employment offer letters in conjunction with the hiring of our named executive officers that describe starting annual salary, eligibility for participation in our performance incentive programs and initial equity compensation grants. The acceptance of our offer of employment is conditioned upon the execution of an employment agreement that includes non-compete, non-solicitation and confidentiality provisions. Our employment agreements with our named executive officers do not contain any commitments regarding salary or benefits, except for the timing of payment and a general description of benefits. All of our named executive officers are employed at-will and are not guaranteed employment for any specified duration.

ev3 Inc. 401(k) Retirement Plan.  Under the ev3 Inc. 401(k) Retirement Plan, participants, including named executive officers, may voluntarily request that we reduce his or her pre-tax compensation by up to 75% (subject to certain special limitations) and contribute such amounts to the 401(k) plan’s trust. We contribute matching contributions in an amount equal to 50% of a participant’s pre-tax 401(k) contributions (other than catch-up contributions) for the pay period or, if less, 3% of the participant’s eligible earnings for that pay period. The 401(k) plan also has a “true-up” provision, meaning that at the end of the plan year an eligible participant may receive an additional matching contribution by applying the plan’s matching contribution formula to the participant’s aggregate 401(k) contributions and eligible earnings for the entire plan year. Under the 401(k) plan, we may, in our sole discretion, also make profit sharing contributions on behalf of eligible participants for any plan year. For 2007, we did not make any discretionary profit sharing contributions under the 401(k) plan.

Indemnification Agreements.  We have entered into agreements with all of our executive officers under which we are required to indemnify them against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of our executive officers. We will be obligated to pay these amounts only if the executive officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. With respect to any criminal proceeding, we will be obligated to pay these amounts only if the executive officer had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

Grants of Plan-Based Awards

The following table provides information concerning grants of plan-based awards to each of our named executive officers during the fiscal year ended December 31, 2007. Plan-based awards were granted to our named executive officers during 2007 under the ev3 Inc. Executive Performance Incentive Plan and the ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan. The material terms of these awards and the material plan provisions relevant to these awards are described in the footnotes to the table below or in the narrative following the table below.

GRANTS OF PLAN-BASED AWARDS — 2007

						All Other	All Other
						Stock	Option	Exercise	Grant Date
						Awards:	Awards:	or Base	Fair Value
						Number of	Number of	Price of	Stock and
		Board	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Shares of	Securities	Option	Option
	Grant	Approval	Threshold	Target	Maximum	Stock or	Underlying	Awards	Awards
Name	Date	Date(1)	($)	($)	($)	Units (#)(3)	Options(#)(4)	($/Sh)	($)(5)

James M. Corbett	01/01/07	12/06/06	$84,600	$219,740	$390,587	—	$—	$—	$—
	01/22/07	01/22/07	—	—	—	43,860	—	—	775,006
	01/22/07	01/22/07	—	—	—	—	100,000	17.67	712,390
	10/04/07	08/24/07	—	—	—	43,860	—	—	729,830
	10/04/07	08/24/07	—	—	—	—	100,000	16.64	630,180

Patrick D. Spangler	01/01/07	12/06/06	51,742	134,394	238,886	—	—	—	—
	01/22/07	01/22/07	—	—	—	16,447	—	—	290,618
	01/22/07	01/22/07	—	—	—	—	37,500	17.67	267,146
	10/04/07	08/24/07	—	—	—	21,930	—	—	364,915
	10/04/07	08/24/07	—	—	—	—	50,000	16.64	315,090

Stacy Enxing Seng	01/01/07	12/06/06	53,274	138,374	245,960	—	—	—	—
	01/22/07	01/22/07	—	—	—	17,544	—	—	310,002
	01/22/07	01/22/07	—	—	—	—	40,000	17.67	284,956
	10/04/07	08/24/07	—	—	—	16,447	—	—	273,678
	10/04/07	08/24/07	—	—	—	—	37,500	16.64	236,318

Pascal E.R. Girin	01/01/07	12/06/06	48,560	126,131	224,198	—	—	—	—
	01/22/07	01/22/07	—	—	—	21,930	—	—	387,503
	01/22/07	01/22/07	—	—	—	—	50,000	17.67	356,195
	10/04/07	08/24/07	—	—	—	21,930	—	—	364,915
	10/04/07	08/24/07	—	—	—	—	50,000	16.64	315,090

Matthew Jenusaitis	01/01/07	12/06/06	54,604	141,830	252,102	—	—	—	—
	01/22/07	01/22/07	—	—	—	13,687	—	—	241,849
	01/22/07	01/22/07	—	—	—	—	31,205	17.67	222,301
	10/04/07	08/24/07	—	—	—	16,447	—	—	273,678
	10/04/07	08/24/07	—	—	—	—	37,500	16.64	236,318

(1)	On December 6, 2006, our board of directors, upon recommendation of our compensation committee, approved the ev3 Inc. Executive Performance Incentive Plan for 2007. On January 22, 2007, our board of directors, upon recommendation of our compensation committee, approved stock option and restricted stock grants effective as of that date. On August 24, 2007, our board of directors, upon recommendation of our compensation committee, approved stock option and restricted stock grants to be effective immediately after the effective time of our merger with FoxHollow and expressly conditioned upon the completion of the merger, and in the case of each named executive officer, such person’s status as an employee of our company on the date of grant of the award.

(2)	Represents amounts payable under the ev3 Inc. Executive Performance Incentive Plan, the material terms of which are described in more detail elsewhere in this proxy statement under the headings “— ev3 Inc. Executive Performance Incentive Plan” and “Compensation Discussion and Analysis.” The amounts for Mr. Girin include the guaranteed portion of his annual bonus. As described in more detail under the heading “Compensation Discussion and Analysis,” the ev3 Inc. Executive Performance Incentive Plan was amended twice during 2007 as a result of the completion of our merger with FoxHollow. The numbers in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns in the table above are based on the terms of the plan prior to these amendments.

(3)	Represents a restricted stock grant in the case of Messrs. Corbett, Spangler and Jenusaitis and Ms. Enxing Seng and a restricted stock unit, in the case of Mr. Girin, granted under the ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan, the material terms of which are described in more detail below under the heading “— ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan.” The restricted stock grants will vest in four equal annual installments, commencing on November 15, 2008. Mr. Girin’s restricted stock units granted on January 22, 2007 and October 4, 2007, respectively, will vest and 50% of the shares underlying the stock grants will be issued on January 22, 2009 and October 4, 2009, respectively; an additional 25% of the shares underlying the stock unit grants will vest and be issued on November 15, 2009 and 2010, respectively; and the remaining shares underlying the stock unit grant will vest and be issued on November 15, 2010 and 2011, respectively, in each case so long as Mr. Girin remains an employee or consultant of our company. Mr. Girin will have no voting, dividend or other rights as a stockholder of our company with respect to the shares underlying the stock grant until such shares have vested and been issued. In connection with the resignation of Mr. Corbett on April 6, 2008, all unrestricted stock grants held by Mr. Corbett as of that date which otherwise by their terms would have vested by April 6, 2010 were automatically accelerated and became unrestricted as of April 6, 2008. All unrestricted stock grants held by Mr. Corbett as of that date which otherwise by their terms would have vested after April 6, 2010 were terminated as of such date.

(4)	Represents options granted under the ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan, the material terms of which are described in more detail below under the heading “— ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan.” The options have a ten-year term and vest over a four-year period, with 25% of the underlying shares vesting on the one-year anniversary of the date of grant and 1/36 of the remaining 75% of the underlying shares vesting each month after the one-year anniversary date, in each case, so long as the individual remains an employee or consultant of our company. In connection with the resignation of Mr. Corbett on April 6, 2008, all unvested stock options held by Mr. Corbett as of that date which otherwise by their terms would have vested by April 6, 2010 were automatically accelerated and became exercisable as of April 6, 2008. All unvested stock options held by Mr. Corbett as of that date which otherwise by their terms would have vested after April 6, 2010 were terminated as of such date.

(5)	We refer you to footnotes (2) and (3) to the Summary Compensation Table for a discussion of the assumptions made in calculating the grant date fair value of stock and option awards.

ev3 Inc. Executive Performance Incentive Plan.  Under the terms of the ev3 Inc. Executive Performance Incentive Plan, our named executive officers, as well as other executives of our company, are eligible to earn quarterly cash bonuses based on our quarterly financial performance. The material terms of our plan are described in detail under the heading “Compensation Discussion and Analysis — Executive Compensation Components — Short-Term Cash Incentive Compensation.”

ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan.  Under the terms of the ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan, our named executive officers, in addition to other employees and individuals, are eligible to receive equity compensation awards, such as stock options, stock appreciation rights, stock grants and stock unit grants. To date, only non-statutory stock options, stock grants and stock unit grants have been granted under the plan. The plan contains both an overall limit on the number of shares of our common stock that may be issued, as well as individual and other grant limits.

Under the terms of the plan, stock options must be granted with a per share exercise price equal to at least the fair market value of a share of our common stock on the date of grant. For purposes of the plan, the fair market value of our common stock is the closing sale price of our common stock, as reported by the NASDAQ Global Select Market. We set the per share exercise price of all stock options granted under the plan at an amount equal to the fair market value of a share of our common stock on the date of grant. The plan prohibits our board of directors to take any action, whether through amendment, cancellation, replacement grants, or any other means, to reduce the exercise price of any outstanding stock options absent the approval of our stockholders.

Options become exercisable at such times and in such installments as may be determined by our board of directors, provided that most options may not be exercisable after 10 years from their date of grant. The vesting of our stock options is generally time-based and is as follows: one-quarter of the shares underlying the stock option on the first year anniversary of the date of grant (or if later, on the date of hire) and 1/36 of the shares underlying the stock option on the one-month anniversary of the date of grant (or date of hire) thereafter, in each case rounding down to the nearest whole number of shares to avoid the vesting of fractional shares.

Currently, optionees must pay the exercise price of stock options in cash, except that our compensation committee may allow payment to be made (in whole or in part) by tender, or attestation as to ownership, of shares that are already owned by the grantee that are acceptable to the committee, by a “cashless exercise” effected through an unrelated broker through a sale on the open market, by a “net exercise” of the option, or by a combination of such methods. In the case of a “net exercise” of an option, we will not require a payment of the exercise price of the option from the grantee but will reduce the number of shares of common stock issued upon the exercise by the largest number of whole shares that has a fair market value that does not exceed the aggregate exercise price for the shares exercised under this method. Shares of common stock will no longer be outstanding under an option (and will therefore not thereafter be exercisable) following the exercise of such option to the extent of (i) shares used to pay the exercise price of an option under the “net exercise,” (ii) shares actually delivered to the participant as a result of such exercise and (iii) any shares withheld for purposes of tax withholding.

Under the terms of the grant certificates under which stock options have been granted to the named executive officers, if an officer’s employment or service with our company terminates for any reason, the unvested portion of the option will immediately terminate and the officer’s right to exercise the then vested portion of the option will:

•	immediately terminate if the officer’s employment or service relationship with our company terminated for “cause”;

•	continue for a period of one year if the officer’s employment or service relationship with our company terminates as a result of the officer’s death or disability; or

•	continue for a period of 90 days if the officer’s employment or service relationship with our company terminates for any reason, other than for cause or upon death or disability.

“Cause” for purposes of the grant certificates means: (1) an optionee has engaged in conduct that in the judgment of the board of directors constitutes gross negligence, misconduct or gross neglect in the performance of the optionee’s duties and responsibilities, including conduct resulting or intending to result directly or indirectly in gain or personal enrichment for the optionee at our expense; (2) an optionee has been convicted of or has pled guilty to a felony for fraud, embezzlement or theft; (3) an optionee has engaged in a breach of any of our policies for which termination of employment or service is a permissible consequence or an optionee has not immediately cured any performance or other issues raised by an optionee’s supervisor; (4) an optionee had knowledge of (and did not disclose to us in writing) any condition that could potentially impair the optionee’s ability to perform the functions of his or her job or service relationship fully, completely and successfully; or (5) an optionee has engaged in any conduct that would constitute “cause” under the terms of his or her employment or consulting agreement, if any.

Recipients of stock grants under the plan have the right to vote and receive cash dividends with respect to the shares subject to such stock grants, even if the stock grants are restricted or subject to forfeiture. Any stock dividends or other distributions of property made with respect to shares that remain subject to forfeiture are held by us and the recipient’s rights to receive such dividends or other property will be forfeited or will be nonforfeitable at the same time the shares of stock with respect to which the dividends or other property are attributable are forfeited or become nonforfeitable.

Under the terms of the grant certificates under which the restricted stock grants have been granted to the named executive officers, other than Mr. Girin, if a named executive officer ceases to be an employee or consultant of our company for any reason, then the officer will forfeit all of the unvested or restricted shares of our common stock subject to the stock grant. Under the terms of the grant certificate under which Mr. Girin was granted a restricted stock unit, if Mr. Girin ceases to be an employee or consultant of our company for any reason, other than his death, then he will forfeit all of the unvested or unissued shares of our common stock subject to the stock grant. If Mr. Girin ceases to be an employee or consultant of our company as a result of his death, then all of the unvested or unissued shares of our common stock subject to the stock grant will be immediately vested and issued to Mr. Girin’s heirs. Any shares of our common stock issued to Mr. Girin as a result of a restricted stock unit grant must be held by him for a minimum of two years after issuance.

As described in more detail under the heading “— Potential Payments Upon Termination or Change in Control,” if there is a change in control of our company, then, under the terms of the 2005 plan, all conditions to the exercise of all outstanding options and all issuance or forfeiture conditions on all outstanding stock grants and stock unit grants will be deemed satisfied; provided if any such issuance or forfeiture condition relates to satisfying any performance goal and there is a target for the goal, the issuance or forfeiture condition will be deemed satisfied generally only to the extent of the stated target.

Other Information Regarding Plan-Based Awards.  Under change in control letter agreements we have entered into with our named executive officers, upon the occurrence of a change in control, all stock options or stock awards then held by the officer pursuant to our stock incentive plans would be accelerated and all such options would become fully vested and immediately exercisable, unless in the case of all of the named executive officers, except Mr. Corbett, the acquiring entity or successor assumes or replaces unvested stock options or awards granted to the officer and the acquiring entity or successor offers the officer employment after the change in control and the officer’s employment is not thereafter terminated under the circumstances that would entitle the officer to a cash payment as described in more detail under the heading “— Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding unexercised stock options, restricted stock or restricted stock units that have not vested for each of our named executive officers that remained outstanding at December 31, 2007. We did not have any “equity incentive plan” awards within the meaning of the SEC rules outstanding at December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2007

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities				Number of	Market Value
	Underlying	Underlying				Shares or	of Shares
	Unexercised	Unexercised				Units of Stock	or Units
	Options	Options		Option	Option	That Have	That Have
	(#)	(#)		Exercise	Expiration	Not Vested	Not Vested
Name	Exercisable	Unexercisable(1)		Price ($)	Date	(#)(2)	($)(3)

James M. Corbett	0	100,000	(4)(5)	$16.64	10/04/2017	—	$—
	0	100,000	(4)(6)	17.67	01/22/2017	—	—
	95,833	104,167	(4)(7)	16.05	01/20/2016	—	—
	181,250	118,750	(4)(8)	14.00	07/01/2015	—	—
	1,428	477	(4)(9)	8.40	05/26/2015	—	—
	37,977	14,106	(4)(11)	8.82	01/07/2015	—	—
	26,693	4,557	(4)(12)	8.82	07/29/2014	—	—
	1,905	0		8.76	05/20/2014	—	—
	10,199	217	(4)(13)	8.82	01/01/2014	—	—
	16,710	0		8.82	10/29/2013	—	—
	1,905	0		6.47	05/22/2013	—	—
	10,838	0		8.82	04/07/2013	—	—
	21,996	0		8.82	08/07/2012	—	—
	4,230	0		3.54	06/20/2012	—	—
	10,561	0		8.82	06/20/2012	—	—
	4,762	0		9.13	06/04/2012	—	—
	23,814	0		14.70	01/14/2012	—	—
	7,620	0		13.23	01/02/2012	—	—
	—	—		—	—	126,755	1,611,056

Patrick D. Spangler	0	50,000	(5)	16.64	10/04/2017	—	—
	0	37,500	(6)	17.67	01/22/2017	—	—
	11,979	25,000	(7)	16.05	01/20/2016	—	—
	39,875	26,125	(8)	14.00	07/01/2015	—	—
	51,563	23,437	(14)	8.82	03/14/2015	—	—
	—	—		—	—	34,266	435,521

Stacy Enxing Seng	0	37,500	(5)	16.64	10/04/2017	—	—
	0	40,000	(6)	17.67	01/22/2017	—	—
	9,583	10,417	(7)	16.05	01/20/2016	—	—
	59,856	39,216	(8)	14.00	07/01/2015	—	—
	17,708	7,292	(10)	8.82	02/01/2015	—	—
	6,076	2,257	(11)	8.82	01/07/2015	—	—
	2,491	425	(16)	8.82	07/19/2014	—	—
	11,198	1,302	(15)	8.82	05/07/2014	—	—
	15,300	0		8.82	04/07/2013	—	—
	27,097	0		8.82	08/07/2012	—	—
	8,574	0		3.54	06/20/2012	—	—
	12,860	0		8.82	06/20/2012	—	—
	—	—		—	—	47,105	598,705

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities				Number of	Market Value
	Underlying	Underlying				Shares or	of Shares
	Unexercised	Unexercised				Units of Stock	or Units
	Options	Options		Option	Option	That Have	That Have
	(#)	(#)		Exercise	Expiration	Not Vested	Not Vested
Name	Exercisable	Unexercisable(1)		Price ($)	Date	(#)(2)	($)(3)

Pascal E.R. Girin	0	50,000	(5)	16.64	10/04/2017	—	—
	0	50,000	(6)	17.67	01/22/2017	—	—
	11,979	13,021	(7)	16.05	01/20/2016	—	—
	53,167	34,833	(8)	14.00	07/01/2015	—	—
	4,860	1,806	(11)	8.82	01/07/2015	—	—
	4,271	729	(16)	8.82	07/19/2014	—	—
	30,600	0		8.82	08/15/2013	—	—
	—	—		—	—	48,860	621,011

Matthew Jenusaitis	0	37,500	(5)	16.64	10/04/2017	—	—
	0	31,205	(6)	17.67	01/22/2017	—	—
	62,500	87,500	(17)	17.63	04/03/2016
	—	—		—	—	26,713	339,522

(1)	Upon the occurrence of a change in control, the unvested and unexercisable options described in this table may be accelerated and become fully vested and immediately exercisable as of the date of the change in control. For more information, we refer you to the discussion under the heading “— Potential Payments Upon Termination or Change in Control.”

(2)	The release dates and release amounts for the unvested restricted stock grants, in the case of Messrs. Corbett, Spangler and Jenusaitis and Ms. Enxing Seng, and restricted stock unit grants, in the case of Mr. Girin, are as follows:

•	Mr. Corbett: November 15, 2008 (46,930 shares), November 15, 2009 (46,930 shares), November 15, 2010 (21,930) and November 15, 2011 (10,965).

•	Mr. Spangler: November 15, 2008 (9,594 shares), November 15, 2009 (9,594 shares), November 15, 2010 (9,594) and November 15, 2011 (5,484).

•	Ms. Enxing Seng: November 15, 2008 (17,247 shares), November 15, 2009 (17,248 shares), November 15, 2010 (8,498) and November 15, 2011 (4,112).

•	Mr. Girin: November 28, 2008 (2,500 shares), January 23, 2009 (10,965 shares), January 28, 2009 (1,250 shares), October 4, 2009 (10,965 shares), November 15, 2009 (5,482 shares), November 25, 2009 (1,250 shares), November 15, 2010 (10,966 shares) and November 15, 2011 (5,482 shares).

•	Mr. Jenusaitis: November 15, 2008 (7,533 shares), November 15, 2009 (7,534 shares), November 15, 2010 (7,534) and November 15, 2011 (4,112).

In connection with the resignation of Mr. Corbett on April 6, 2008, all unrestricted stock grants held by Mr. Corbett as of that date which otherwise by their terms would have vested by April 6, 2010 were automatically accelerated and became unrestricted as of April 6, 2008. All unrestricted stock grants held by Mr. Corbett as of that date which otherwise by their terms would have vested after April 6, 2010 were terminated as of such date.

(3)	The market value of restricted stock or restricted stock units that have not vested yet is based on the closing sale price of our common stock on December 31, 2007 ($12.71).

(4)	In connection with the resignation of Mr. Corbett on April 6, 2008, all unvested stock options held by Mr. Corbett as of that date which otherwise by their terms would have vested by April 6, 2010 were automatically accelerated and became exercisable as of April 6, 2008. All unvested stock options held by Mr. Corbett as of that date which otherwise by their terms would have vested after April 6, 2010 were terminated as of such date.

(5)	This option vests over a four-year period, with 25% of the underlying shares vesting on October 4, 2008 and 1/36 of the remaining 75% of the underlying shares vesting on the 4th day of each month of the next 36 months thereafter.

(6)	This option vests over a four-year period, with 25% of the underlying shares vesting on January 22, 2008 and 1/36 of the remaining 75% of the underlying shares vesting on the 22nd day of each month of the next 36 months thereafter.

(7)	This option vests over a four-year period, with 25% of the underlying shares vesting on January 20, 2007 and 1/36 of the remaining 75% of the underlying shares vesting on the 20th day of each month of the next 36 months thereafter.

(8)	This option vests over a four-year period, with 25% of the underlying shares vesting on July 1, 2006 and 1/36 of the remaining 75% of the underlying shares vesting on the 1st day of each month of the next 36 months thereafter.

(9)	This option vests over a four-year period, with 25% of the underlying shares vesting on May 26, 2006 and 1/36 of the remaining 75% of the underlying shares vesting on the 26th day of each month of the next 36 months thereafter.

(10)	This option vests over a four-year period, with 25% of the underlying shares vesting on February 1, 2006 and 1/36 of the remaining 75% of the underlying shares vesting on the 1st day of each month of the next 36 months thereafter.

(11)	This option vests over a four-year period, with 25% of the underlying shares vesting on January 7, 2006 and 1/36 of the remaining 75% of the underlying shares vesting on the 20th day of each month of the next 36 months thereafter.

(12)	This option vests over a four-year period, with 25% of the underlying shares vesting on July 29, 2005 and 1/36 of the remaining 75% of the underlying shares vesting on the 29th day of each month of the next 36 months thereafter.

(13)	This option vests over a four-year period, with 25% of the underlying shares vesting on January 1, 2005 and 1/36 of the remaining 75% of the underlying shares vesting on the 1st day of each month of the next 36 months thereafter.

(14)	This option vests over a four-year period, with 25% of the underlying shares vesting on March 14, 2006 and 1/36 of the remaining 75% of the underlying shares vesting on the 14th day of each month of the next 36 months thereafter.

(15)	This option vests over a four-year period, with 25% of the underlying shares vesting on May 7, 2005 and 1/36 of the remaining 75% of the underlying shares vesting on the 7th day of each month of the next 36 months thereafter.

(16)	This option vests over a four-year period, with 25% of the underlying shares vesting on July 19, 2005 and 1/36 of the remaining 75% of the underlying shares vesting on the 19th day of each month of the next 36 months thereafter.

(17)	This option vests over a four-year period, with 25% of the underlying shares vesting on April 3, 2007 and 1/36 of the remaining 75% of the underlying shares vesting on the 3rd day of each month of the next 36 months thereafter.

Options Exercised and Stock Vested During Fiscal Year

The following table provides information regarding the exercise of stock options and the vesting of restricted stock or restricted stock units during the fiscal year ended December 31, 2007 for each of our named executive officers on an aggregated basis.

OPTIONS EXERCISES AND STOCK VESTED — 2007

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)(1)

James M. Corbett	—	$—	35,965	$553,861
Patrick D. Spangler	—	—	4,111	63,309
Stacy Enxing Seng	—	—	13,136	202,294
Pascal E.R. Girin	—	—	—	—
Matthew Jenusaitis	—	—	3,421	52,683

(1)	The aggregate dollar value realized upon vesting is the market value of the underlying shares of our common stock, based on the closing sale price of our common stock on the date of vesting.

Potential Payments Upon Termination or Change in Control

Severance Arrangements — Generally.  All of our named executive officers are employed “at will” and are not entitled to any severance or other payments under any agreement or contract upon their termination of employment without cause or otherwise. Although we recently adopted a company-wide severance pay plan, the benefits under the plan are purely discretionary. In the event a named executive officer was terminated, the compensation committee would exercise its business judgment in determining whether or not a separation arrangement, including any severance pay, was appropriate and would determine the terms of any separation arrangement in light of all relevant circumstances including the individual’s term of employment, past accomplishments and reasons for separation from our company.

Severance Arrangement — James M. Corbett.  In connection with his resignation as Chairman, President and Chief Executive Officer on April 6, 2008, we entered into a separation and release agreement with James M. Corbett. The separation and release agreement provides for the following, among other things:

•	payment by us to Mr. Corbett of a lump sum cash payment of $1,282,500, which represents 18 months of Mr. Corbett’s current base salary of $425,000 plus 150% of Mr. Corbett’s target bonus amount (which is currently 80% of his base salary).

•	amendment to Mr. Corbett’s outstanding stock options and restricted stock awards to provide as follows:

•	with respect to Mr. Corbett’s outstanding stock options that had vested as of April 6, 2008, extension of the expiration date for the exercise thereof until July 6, 2010;

•	with respect to Mr. Corbett’s outstanding unvested stock options and restricted stock awards that otherwise would have vested by April 6, 2010, full acceleration of the vesting thereof as of April 6, 2008 and extension of the expiration date for the exercise thereof until July 6, 2010;

•	with respect to Mr. Corbett’s outstanding unvested stock options and restricted stock awards that otherwise would have vested after April 6, 2008, termination of such stock option and restricted stock awards in accordance with the terms of the applicable grant documentation; and

•	with respect to certain stock options previously transferred by Mr. Corbett to his former spouse (who is not now and has not been an employee of our company), adjustments in the same manner as the options held by Mr. Corbett as described above.

•	if timely elected, payment of COBRA continuation coverage premiums for a period of 18 months from the date of his resignation.

•	payment of outplacement services for a period of six months from the date of his resignation.

The separation and release agreement also includes a general release of claims against us by Mr. Corbett and an agreement by Mr. Corbett to cooperate with respect to any future investigations and litigation.

In connection with Mr. Corbett’s resignation, we and Mr. Corbett also entered into a consulting agreement dated as of April 6, 2008 pursuant to which Mr. Corbett will serve as a consultant until October 6, 2008, reporting to our President and Chief Executive Officer. Mr. Corbett will receive $5,000 per month for up to 4 days (assuming 8 hours per day) of consulting services and will be compensated at a rate of $156.25 per hour for any consulting services in excess of the foregoing. The consulting agreement also contains customary confidentiality provisions.

Change in Control Arrangements — Generally.  Our stock incentive plans under which stock options, restricted stock and restricted stock units have been granted to our named executive officers contain “change in control” provisions. In addition, we have entered into agreements with our named executive officers that require us to provide compensation to them in the event of a “change in control” of our company or a termination of their employment in connection with, or within a certain period of time after, a change in control of our company. For purposes of the stock incentive plans and the change in control agreements, a “change in control” means:

•	the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of our assets, in one transaction or in a series of related transactions, to a third party;

•	any third party, other than a bona fide underwriter, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities (x) representing 50% or more of the combined voting power of our outstanding securities ordinarily having the right to vote at elections of directors, or (y) resulting in such third party becoming an affiliate of our company, including pursuant to a transaction described in the next bullet below;

•	the consummation of any transaction or series of transactions under which we are merged or consolidated with any other company, other than a merger or consolidation which would result in our stockholders immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; or

•	the “continuity directors” cease for any reason to constitute at least a majority of our board of directors.

For purposes of this definition, a “continuity director” means an individual who, as of the date of the plan or change in control agreement, was a member of our board of directors, and any other individual who becomes a director subsequent to such date whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the directors then comprising the continuity directors, but excluding for this purpose any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than our board of directors.

Change in Control Arrangements — Stock Incentive Plans.  Under the terms of the ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan, if there is a change in control of our company, then, all conditions to the exercise of all outstanding options and all issuance or forfeiture conditions on all outstanding stock grants and stock unit grants will be deemed satisfied; provided if any such issuance or forfeiture condition relates to satisfying any performance goal and there is a target for the goal, the issuance or forfeiture condition will be deemed satisfied generally only to the extent of the stated target. Under the terms of the ev3 LLC 2003 Incentive Plan, if there is a change in control of our company, then, generally, we will require the successor entity or parent thereof to assume all outstanding options granted under the plan. In addition, the plan administrator may, in its discretion and in lieu of requiring such assumption, provide that all outstanding stock options will terminate as of the consummation of such change in control, and (1) accelerate the exercisability of, or cause all vesting restrictions to lapse on all outstanding options to a date at least ten days prior to the date of the change in control and/or (2) provide that the holders of options will receive a cash payment in respect of cancellation of their options based on the amount (if any) by which the per share consideration being paid for the common stock in connection with the change in control exceeds the applicable exercise price, if any. Most of the outstanding unvested stock options and stock grants held by the named executive officers were granted under the 2005 plan and thus will become immediately vested (and, in the case of options, exercisable) upon the completion of a change in control of our company.

James M. Corbett Change in Control Agreement.  Mr. Corbett’s agreement entitles him, upon the occurrence of a change in control, to base pay owed to him through such date and a pro rata portion of his bonus plan payment based on the number of months in the year worked prior to the change in control. In addition, whether or not Mr. Corbett was offered future employment with the successor or the surviving subsidiary, Mr. Corbett will be entitled to receive a lump sum payment equal to 18 months of his then-current base pay and an amount equal to 150% of his bonus plan payment for the current year. The amount of the bonus plan payment will be based on the assumption that all of the annual performance milestones will have been satisfied for such year. However, if Mr. Corbett is employed by the successor or the surviving subsidiary, this cash payment would be deferred until the earlier of the end of the six-month period or the date of Mr. Corbett’s termination following the change in control. Further, however, no such payment would be due if Mr. Corbett’s employment is terminated during the six-month period for “cause” or by Mr. Corbett without “good reason.” For purposes of the agreement, “cause” means: (1) Mr. Corbett’s gross misconduct; (2) his willful and continued failure to perform substantially his duties after notice of such failure; or (3) his conviction of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to our company or which impairs his ability to perform substantially his duties. For purposes of the agreement, “good reason” includes: (1) a substantial change in status, position(s), duties or responsibilities; (2) a reduction in base pay, a material change in the annual bonus plan payment expectations, or an adverse change in the form or timing of such payments; (3) our failure to provide Mr. Corbett similar benefits at a similar cost to those provided prior to the change in control; and (4) our requiring Mr. Corbett to be based more than 50 miles from where his office was located prior to the change in control.

Upon the occurrence of a change in control, Mr. Corbett’s stock options or stock awards pursuant to our stock incentive plans would be accelerated and all such options would become fully vested and immediately exercisable. In addition, beginning on the date of termination following a change in control, Mr. Corbett would also be entitled to group health plan benefits for himself and his dependents for up to 18 months and reasonable outplacement services with a cost of up to $40,000. To the extent any payments received by Mr. Corbett under the agreement constitute parachute payments which result in an excise tax under Section 4999 of the Internal Revenue Code, Mr. Corbett would receive a gross-up payment to cover such excise tax as well as applicable taxes on such gross-up payment. The agreement also provides that, in addition to any other indemnification obligations that we may have, if, following a change in control of our company, Mr. Corbett incurs damages, costs or expenses (including, without limitation, judgments, fines and reasonable attorneys’ fees) as a result of his service to our company or status as an officer of our company, we will indemnify him to the fullest extent permitted by law, except to the extent that such damages, costs or expenses arose as a result of his gross negligence or willful misconduct.

Other Named Executive Officers Change in Control Agreements.  The agreements with our other named executive officers entitle each of them, upon the occurrence of a change in control, to base pay owed to the officer through such date and a pro rata portion of the officer’s bonus plan payment based on the number of months in the year worked prior to the change in control. In addition, if the officer is not offered future employment with the successor or the surviving subsidiary, then the officer would be entitled to receive a lump sum cash payment equal to 12 months of the officer’s then-current base pay and the full amount of a bonus plan payment for the next 12 months, with the bonus plan payment equal to the amount for the current year. If the officer is offered future employment but is terminated by the successor or surviving subsidiary for any reason other than death or for cause, or if the officer terminates his or her employment for good reason within 24 months following the change in control, then the officer would be entitled to receive a lump sum cash payment equal to 12 months of the officer’s then-current base pay and the full annualized amount due under the officer’s then-current bonus plan payment commitment which is payable within the next 12 months. The amount of the bonus plan payment in both situations is based on the assumption that all of the annual performance milestones will have been satisfied for such year.

In addition, upon the occurrence of a change in control, the officer’s stock options or stock awards pursuant to our stock incentive plans would be accelerated and all such options would become fully vested and immediately exercisable unless the acquiring entity or successor assumes or replaces the unvested stock options or stock awards granted to the officer and the acquiring entity or successor offers the officer employment after the change in control and his or her employment is not thereafter terminated under the circumstances that would entitle the officer to a cash payment as described above. However, as mentioned above, most of the outstanding unvested stock options and stock grants held by the named executive officers were granted under the 2005 plan and thus will become immediately vested (and, in the case of options, exercisable) upon the completion of a change in control of our company. The officer would also be entitled to group health plan benefits for the officer and his or her dependents for up to 18 months, reasonable outplacement services with a cost of up to $20,000 and the same indemnification rights and tax gross-up payment rights as found in Mr. Corbett’s agreement.

If, upon a change in control, an offer of employment is made to the officer by the successor or the surviving subsidiary and declined by the officer, the officer will not be entitled to the lump sum cash payment, group health plan benefits or tax gross-up payment rights described above.

Potential Payments to Named Executive Officers.  The following table describes the potential payments to each of our named executive officers (i) in the event of their termination upon the occurrence of a change in control of our company, or (ii) within 24 months following the change in control, their involuntary termination or termination by them with good reason. For purposes of this calculation we have assumed the change in control and termination event occurred on December 31, 2007 and the acquiring company has elected not to assume any stock options or stock awards held by the named executive officers, resulting in the acceleration of their vesting under the terms of each named executive officer’s change in control agreement and our stock incentive plans.

		Potential Payments
		in Connection with
Name	Executive Benefits and Payments	Change in Control

James M. Corbett	Lump Sum Payment Based on Base Salary(1)	$712,500
	Lump Sum Payment Based on Annual Bonus Plan(1)(2)	570,000
	Unvested and Accelerated Stock Options(3)(4)	75,499
	Unvested and Accelerated Restricted Stock(3)(5)	1,611,056
	Group Health Plan Benefits(6)	22,238
	Outplacement Services(7)	40,000
	Accrued Paid Time Off(8)	98,873
	280G Tax Gross-up Payment(9)	729,628

	Total:	3,859,794
Patrick D. Spangler	Lump Sum Payment Based on Base Salary	314,800
	Lump Sum Payment Based on Annual Bonus Plan(10)	188,880
	Unvested and Accelerated Stock Options(4)(10)	91,170
	Unvested and Accelerated Restricted Stock(5)(11)	435,521
	Group Health Plan Benefits(6)	14,026
	Outplacement Services	20,000
	280G Tax Gross-up Payment(9)	—

	Total:	1,064,397
Stacy Enxing Seng	Lump Sum Payment Based on Base Salary	323,664
	Lump Sum Payment Based on Annual Bonus Plan(10)	194,198
	Unvested and Accelerated Stock Options(4)(11)	43,864
	Unvested and Accelerated Restricted Stock(5)(11)	598,705
	Group Health Plan Benefits(6)	14,026
	Outplacement Services	20,000
	280G Tax Gross-up Payment(9)	—

	Total:	1,194,457
Pascal E.R. Girin(12)	Lump Sum Payment Based on Base Salary	453,943
	Lump Sum Payment Based on Annual Bonus Plan(10)	272,366
	Unvested and Accelerated Stock Options(4)(11)	9,861
	Unvested and Accelerated Restricted Stock Units(5)(11)	621,011
	Group Health Plan Benefits(6)	10,234
	Outplacement Services	20,000
	280G Tax Gross-up Payment(9)	—

	Total:	1,387,415
Matthew Jenusaitis	Lump Sum Payment Based on Base Salary	323,644
	Lump Sum Payment Based on Annual Bonus Plan(10)	258,915
	Unvested and Accelerated Stock Options(4)(10)	—
	Unvested and Accelerated Restricted Stock(5)(11)	339,522
	Group Health Plan Benefits(6)	14,826
	Outplacement Services	20,000
	280G Tax Gross-up Payment(9)	—

	Total:	956,907

(1)	If Mr. Corbett is employed by the successor or the surviving subsidiary after the change in control, this payment would be deferred until the earlier of six months after the date of the change in control or the date of Mr. Corbett’s termination following the change in control. Otherwise, this payment would be paid upon the occurrence of the change in control.

(2)	The bonus plan payment to Mr. Corbett is an amount equal to 150% of Mr. Corbett’s bonus plan payment for the current year. In accordance with the change in control agreement, the amount of the bonus plan payment is based on the assumption that all of the annual performance milestones were satisfied.

(3)	In the event of a change in control, Mr. Corbett’s stock options and stock awards would be accelerated and become fully vested and, as applicable, immediately exercisable, regardless of whether the acquiring entity or successor assumes or replaces the unvested stock options or stock awards granted to Mr. Corbett.

(4)	The value of the automatic acceleration of the vesting of unvested stock options held by a named executive officer is based on the difference between: (i) the market price of the shares of our common stock underlying the unvested stock options held by such officer as of December 31, 2007 ($12.71), and (ii) the exercise price of the options.

(5)	The value of the automatic acceleration of the vesting of restricted stock or restricted stock units held by a named executive officer is based on: (i) the number of unvested shares of restricted stock or restricted stock units held by such officer as of December 31, 2007, multiplied by (ii) the market price of our common stock on December 31, 2007 ($12.71).

(6)	The value of the group health plan benefits is based on premiums rates in effect in December 2007.

(7)	Mr. Corbett is entitled to reasonable outplacement services with a cost of up to $40,000 at the time the lump sum payments based on base salary and the annual bonus plan are made. In the case where Mr. Corbett is employed by the successor or the surviving subsidiary after the change in control, then Mr. Corbett’s right to payment of reasonable outplacement services would be deferred until the earlier of six months after the date of the change in control or the date of Mr. Corbett’s termination following the change in control. Otherwise, Mr. Corbett would have a right to payment of reasonable outplacement services upon the occurrence of the change in control.

(8)	Represents amounts paid for accrued time off in excess of the accrual cap under our Paid Time Off Policy for U.S. Employees.

(9)	The value of the gross-up payment to cover excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended, for parachute payments under Section 280G of the Internal Revenue Code.

(10)	For a termination upon a change in control, the bonus plan payment is the full amount of a bonus plan payment for the next 12 months, with the bonus plan payment equal to the amount for the current year. For an involuntary or good reason termination within 24 months following a change in control, the bonus plan payment is the full annualized amount due under the officer’s then-current bonus plan payment commitment which is payable within the next 12 months, which was assumed for purposes of this table to be equal to the amount for the current year. In accordance with the change in control agreement, the amount of the bonus plan payment is based on the assumption that all of the annual performance milestones were satisfied.

(11)	For the purposes of the table above, it is assumed that the acquiring entity or successor will not assume the unvested stock options or stock awards or replace them with substantially similar stock options or agreements. Under the terms of the change in control agreement with the officer, the stock options and stock awards would be accelerated and become fully vested and, as applicable, immediately exercisable unless the acquiring entity or successor assumes or replaces the unvested stock options or stock awards granted to the officer and the acquiring entity or successor offers the officer employment after the change in control and his or her employment is not thereafter terminated by the officer for good reason or by the acquiring entity or successor for any reason other than death or for cause. With respect to options and stock awards granted under the ev3 Inc. Second Amended and Restated Incentive Stock Plan, however, there is no requirement that the acquiring entity or successor not assume the unvested stock options or stock awards in order for such options and awards to immediately vest and become fully exercisable upon the change in control.

(12)	For purposes of determining the value of payments to Mr. Girin, it is assumed that any notice requirements under applicable law will have been satisfied.

RELATED PERSON RELATIONSHIPS AND TRANSACTIONS

Relationship with Warburg Pincus Entities

As of April 1, 2008, Warburg Pincus Entities beneficially owned approximately 29.8% of our outstanding common stock. Elizabeth H. Weatherman, one of our directors, is a Managing Director of Warburg Pincus LLC and a member of the firm’s Executive Management Group. As described in more detail below under the heading “— Holders Agreement,” Ms. Weatherman was elected to our board of directors as a board designee of the Warburg Pincus Entities and the Vertical Funds, as was Richard B. Emmitt, another one of our directors. In July 2006, Douglas W. Kohrs, a former director of ev3 who resigned from our board of directors in October 2007, became President and Chief Executive Officer of Tornier B.V., a global orthopedic company and majority-owned subsidiary of Warburg Pincus.

Holders Agreement

We are a party to a holders agreement along with certain of our stockholders, the Warburg Pincus Entities and the Vertical Fund, and certain of our directors, former directors, executive officers and former executive officers, including Dale A. Spencer, who resigned from our board of directors in October 2007, James M. Corbett, who resigned as our Chairman, President and Chief Executive Officer on April 6, 2008, and Stacy Enxing Seng. Pursuant to the terms of this agreement, we are required to nominate and use our best efforts to have elected to our board of directors:

•	two persons designated by the Warburg Pincus Entities and the Vertical Funds if the Warburg Pincus Entities, the Vertical Funds and their affiliates collectively beneficially own 20% or more of our common stock; or

•	one person designated by the Warburg Pincus Entities and the Vertical Funds if the Warburg Pincus Entities, the Vertical Funds and their affiliates collectively beneficially own at least 10% but less than 20% of our common stock.

Mr. Emmitt and Ms. Weatherman are the initial designees under the holders agreement. The parties to the holders agreement also agreed to be subject to lock-up agreements in certain circumstances, including in up to two registration statements filed after our initial public offering.

Registration Rights Agreement

We are a party to a registration rights agreement with certain of our stockholders, former directors, former officers, officers and employees, including, among others, Warburg Pincus, The Vertical Group, Dale A. Spencer, a former director, James M. Corbett, our former Chairman, President and Chief Executive Officer, and Stacy Enxing Seng, who we refer to as the holders, with respect to shares of our common stock held by them. Pursuant to the registration rights agreement, we agreed to:

•	use our reasonable best efforts to effect up to two registered offerings of at least $10 million each upon the demand of the holders of not less than a majority of the shares of our common stock then held by the holders;

•	use our best efforts to effect up to three registrations of at least $1 million each on Form S-3, once we become eligible to use such form, if any holder so requests; and

•	maintain the effectiveness of each such registration statement for a period of 120 days or until the distribution of the registrable securities pursuant to the registration statement is complete.

Pursuant to the registration rights agreement, the holders also have incidental or “piggyback” registration rights with respect to any registrable shares, subject to certain volume and marketing restrictions imposed by the underwriters of the offering with respect to which the rights are exercised. We also agreed to use our best efforts to qualify for the use of Form S-3 for secondary sales. We agreed to bear the expenses, including the fees and disbursements of one legal counsel for the holders, in connection with the registration of the registrable securities, except for any underwriting commissions relating to the sale of the registrable securities.

April 2007 Public Offering

In April 2007, we completed a public offering in which we sold 2,500,000 shares of our common stock at $19.00 per share for net cash proceeds to us of approximately $44.5 million, net of underwriting discounts and other offering costs. In this offering, Warburg Pincus sold 6,000,000 shares of our common stock and The Vertical Group sold 250,000 shares of our common stock, respectively, at $19.00 per share, for net proceeds to them of approximately $108.9 million and $4.5 million, respectively, net of underwriting discounts.

Loans from Warburg Pincus to Executive Officers and Directors

Prior to the initial public offering of our common stock in June 2005, Warburg Pincus, our principal stockholder, entered into loan agreements with a number of our officers and directors, each as described below. These loans are full recourse. The purpose of these loans was to fund the purchase of equity interests in ev3 LLC or its predecessors and were not arranged by such entities.

James M. Corbett, our former Chairman of the Board, President and Chief Executive Officer, is a party to two loan agreements with Warburg Pincus, both of which accrue interest at the rate of 3.46% per annum and matured on September 30, 2007 and February 20, 2008. As of December 31, 2007, the aggregate outstanding principal amount of these loans was $1,023,140, which also represents the largest aggregate principal amount outstanding during 2007. Accrued but unpaid interest on the loans was $185,213 as of December 31, 2007. Mr. Corbett did not pay any principal or interest during 2007. On April 4, 2008, Mr. Corbett and Warburg Pincus entered into an extension agreement which extended the maturity dates of the two loan agreements with Warburg Pincus to the earlier of (i) July 6, 2010 or (ii) the first date on which Mr. Corbett directly or indirectly exercises one or more stock options to purchase shares of our common stock beneficially owned by him or any such options which are converted or exchanged, whether in connection with a transaction or otherwise. However, if prior to the earlier of such dates, Mr. Corbett’s stock options are cashed-out or cancelled in connection with a transaction involving our company or any successor entity, Mr. Corbett has agreed to apply any and all net proceeds received by him as a result of such transaction to the repayment of the outstanding interest and principal then due and owing under the loans.

Dale A. Spencer, one of our former directors, is a party to nine loan agreements with Warburg Pincus, which accrue interest at rates per annum ranging from 3.46% to 6.01% and have maturities ranging from May 31, 2006 to February 20, 2008. Mr. Spencer sold 4,200 shares of our common stock in our initial public offering upon exercise by the underwriters of their over-allotment option and used the proceeds from the sale of those shares to repay a portion of his loans from Warburg Pincus. As of December 31, 2007, the aggregate outstanding principal amount of these loans was $3,072,568, which also represents the largest aggregate principal amount outstanding during 2007. Accrued but unpaid interest on the loans was $904,776 as of December 31, 2007. Mr. Spencer did not pay any principal or interest during 2007.

Product Sales to Warburg Pincus and The Vertical Group Portfolio Companies

During 2007, we sold certain products to Bacchus Vascular, Inc., a privately held medical device company dedicated to the treatment of peripheral vascular disease, for an aggregate price of $1,500,120, and to Beijing Lepu Medical Device, Inc., a privately held provider of drug eluting stents, for an aggregate price of $485,815. Funds affiliated with Warburg Pincus and The Vertical Group own over a majority, collectively, of Bacchus Vascular, and funds affiliated with Warburg Pincus own 20% of Beijing Lepu Medical Device. Elizabeth H. Weatherman, one of our directors, is a Managing Director of Warburg Pincus LLC and a member of the firm’s Executive Management Group. Richard B. Emmitt, one of our directors, is a general partner of The Vertical Group, L.P. and a Managing Director of The Vertical Group, Inc. Ms. Weatherman is a director of Bacchus Vascular, Inc.

Merger with FoxHollow Technologies, Inc.

On October 4, 2007, we completed a merger with FoxHollow Technologies, Inc. Pursuant to the terms of an agreement and plan of merger dated as of July 21, 2007 among us, FoxHollow and Foreigner Merger Sub, Inc., Foreigner Merger Sub, Inc., our wholly owned subsidiary, merged with and into FoxHollow, with FoxHollow continuing as the surviving company and becoming our wholly owned subsidiary.

At the effective time and as a result of the merger, each share of common stock of FoxHollow issued and outstanding immediately prior to the effective time of the merger other than shares held by a FoxHollow stockholder who properly exercised appraisal rights with respect thereto in accordance with Section 262 of Delaware General Corporation Law and shares owned by FoxHollow as treasury stock, was converted into the right to receive 1.45 shares of our common stock and $2.75 in cash. Alternatively, FoxHollow stockholders could have elected to receive either 1.62 shares of our common stock or $25.92 in cash for each share of FoxHollow common stock by making an all-stock or an all-cash election, respectively. Stock and cash elections were subject to pro-ration to preserve an overall mix of 1.45 shares of our common stock and $2.75 in cash for all of the outstanding shares of FoxHollow common stock in the aggregate.

In addition, at the effective time and as a result of the merger, all outstanding options to purchase shares of FoxHollow common stock and other equity awards based on FoxHollow common stock, which were outstanding immediately prior to the effective time of the merger and whether or not then exercisable or vested, were converted into and became, respectively, options to purchase shares of our common stock and with respect to all other FoxHollow equity awards, awards based on shares of our common stock, in each case, on terms substantially identical to those in effect prior to the effective time of the merger, except for adjustments to the underlying number of shares and the exercise price based on an exchange ratio reflected in the merger consideration and other adjustments as provided in the merger agreement.

In the aggregate, we issued approximately 43.1 million shares of our common stock and paid approximately $81.8 million to FoxHollow stockholders in connection with the merger. The issuance of our common stock to the FoxHollow stockholders in connection with the merger was registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-4 (File No. 333-145554), initially filed by us with the SEC on August 17, 2007 and declared effective on August 30, 2007. Subsequent to the completion of the merger, FoxHollow filed a Form 15 with the SEC to terminate registration of FoxHollow’s common stock under the Securities Exchange Act of 1934, as amended, and FoxHollow’s common stock was delisted from trading on the NASDAQ Global Select Market.

At the time of the FoxHollow transaction, Jeffrey B. Child, Richard N. Kender, Myrtle S. Potter and John B. Simpson, Ph.D., M.D., each of whom either are current members or former members of our board of directors, served on the FoxHollow board of directors, and received the same consideration in the merger in exchange for their FoxHollow shares of common stock, stock options and restricted stock units as other FoxHollow stockholders and equity holders, as described in the table below.

	FoxHollow				ev3
	(Prior to the Merger)				(Upon Completion of the Merger)
	Shares of			Restricted	Shares of			Restricted
	Common	Stock Options		Stock	Common	Stock Options		Stock
Name	Stock	(Exercise Price)		Units	Stock	(Exercise Price)		Units

Jeffrey B. Child	2,686	15,000 ($	38.27)	—	4,316	24,270 ($	23.65)	—
		12,500 ($	25.67)			20,225 ($	15.87)
		12,500 ($	25.65)			20,225 ($	15.85)
Richard N. Kender	200		—	—	324		—	—
Myrtle S. Potter	1,186	15,000 ($	34.28)	—	1,921	24,270 ($	21.19)	—
		15,000 ($	25.67)			24,270 ($	15.87)
		15,000 ($	25.65)			24,270 ($	15.85)
John B. Simpson	5,521,369	50,000 ($	20.94)	41,250	8,944,613	80,900 ($	12.94)	40,450

Upon completion of our merger with FoxHollow on October 4, 2007, 25,000 of Dr. Simpson’s unvested options to purchase shares of FoxHollow common stock, with an exercise price of $20.94, immediately vested and became exercisable. Subject to Dr. Simpson’s continued service with our company, any remaining unvested options as of the date of the closing of the merger were to vest 1/12th each month after the closing date of the merger and 12,500 of Dr. Simpson’s unvested restricted stock units vested as of the closing date of the merger and an additional 12,500 were to vest 12 months after the closing date. Dr. Simpson resigned as of February 7, 2008 and therefore no further vesting of his equity-based awards occurred after such date.

The merger agreement provides that, from and after the effective time of the merger, we will, and will cause the surviving corporation to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to each person who is now, or has been at any time prior to the date of the merger agreement or who becomes prior to the effective time of the merger, an officer, director or employee of FoxHollow or any of its subsidiaries against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of FoxHollow or any of its subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the effective time of the merger, whether asserted or claimed prior to, or at or after, the effective time of the merger.

The merger agreement also provides that for a period of six years after the effective time of the merger, we will, and will cause FoxHollow, as the surviving corporation, and its subsidiaries to, maintain in effect, honor and fulfill in all respects the obligations of FoxHollow and its subsidiaries under any and all indemnification agreements in effect immediately prior to the effective time of the merger between FoxHollow or any of its subsidiaries and any of its officers, directors or employees, and will not amend, terminate or otherwise modify any such agreements. In addition, for a period of six years following the merger, we will, and will cause the surviving corporation and its subsidiaries to, cause the certificate of incorporation and bylaws of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws of FoxHollow and its subsidiaries immediately prior to the effective time of the merger, and during such six-year period, such provisions will not be amended, repealed or otherwise modified in any respect, except as required by law.

Further, for a period of six years after the merger, we will, and will cause FoxHollow, as the surviving corporation, and its subsidiaries to, maintain in effect, the current policies of directors’ and officers’ liability insurance, or D&O policy, maintained by FoxHollow with respect to claims arising from facts or events which occurred at or before the effective time of the merger, but in no event will we be required to pay in any one year an amount in excess of 250% of the annual premiums paid by FoxHollow for such D&O policy as of the date of the merger agreement. In the event such coverage cannot be obtained for such amount or less in the aggregate, we will only be obligated to provide such coverage as may be obtained for such aggregate amount. Prior to the effective time of the merger, in lieu of maintaining a D&O policy, we purchased a six-year “tail” prepaid policy on the D&O policy on terms and conditions no less advantageous than such policy.

The merger agreement provides that FoxHollow, as the surviving corporation, will pay all expenses which an indemnified person may incur in enforcing these indemnity and other obligations.

Airplane Time-Sharing and Reimbursement Agreements

As a result of our merger with FoxHollow, we assumed the obligations of FoxHollow under a time-sharing agreement, effective as of September 1, 2005, between FoxHollow and JBS Consulting, LLC, an entity affiliated with John B. Simpson, Ph.D., M.D., who served as our vice chairman and chief scientist from October 4, 2008 through February 7, 2008, and a reimbursement agreement, also effective as of September 1, 2005, among FoxHollow, JBS Consulting and Dr. Simpson.

Under the terms of the time-sharing agreement, FoxHollow leased an airplane owned by JBS Consulting and a flight crew in exchange for FoxHollow’s payment of the aggregate incremental cost of each flight conducted at the request of FoxHollow, which costs include fuel, oil, lubricants and other additives, travel expenses of the crew, hangar and tie down costs away from the airplane’s base of operation in San Jose, California, insurance for each specific flight, landing fees, airport taxes, customs, in-flight food and beverages, passenger ground transportation, flight planning and an additional charge equal to 100% of fuel, oil, lubricants, and other additives. JBS Consulting then invoiced FoxHollow, net 30 days, for each flight’s costs at the end of the month.

Under the terms of the reimbursement agreement, after FoxHollow paid all of the invoiced costs, FoxHollow then invoiced, net 10 days, JBS Consulting and/or Dr. Simpson under the reimbursement agreement for reimbursement of all costs and expenses paid by FoxHollow for each flight’s costs, except for the cost of a first class fare equivalent commercial airline ticket for all flights when Dr. Simpson was aboard the airplane in connection with FoxHollow business and for the cost of a coach fare equivalent commercial airline ticket for all flights when any FoxHollow employee or director was aboard the airplane in connection with FoxHollow business.

We had adopted a policy that only Dr. Simpson could use the airplane owned by JBS Consulting and that no other director, executive officer, employee or independent contractor of ev3 could use the airplane for business and/or personal use at any time without the prior consent of our Chairman, President and Chief Executive Officer and only in the event that such use by the individual was necessitated by an urgent business need. Generally, mere convenience of schedule or overlapping flight itineraries would not constitute an urgent business need under the policy.

We terminated the time-sharing agreement and reimbursement agreement after Dr. Simpson’s resignation in February 2008.

Director and Executive Officer Compensation

Please see “Director Compensation” and “Executive Compensation” for information regarding the compensation of our directors and executive officers and for information regarding employment, consulting, change in control, indemnification and other agreements we have entered into with our directors and executive officers.

Policies and Procedures Regarding Related Party Transactions

Our board of directors has delegated to our audit committee, pursuant to the terms of a written policy, the authority to review, approve and ratify related party transactions. If it is not feasible for our audit committee to take an action with respect to a proposed related party transaction, the board or another committee of the board, may approve or ratify it. No member of the board or any committee may participate in any review, consideration or approval of any related party transaction with respect to which such member or any of his or her immediate family members is the related party.

Our policy defines a “related party transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and in which any related party had, has or will have a direct or indirect interest.

Prior to entering into or amending any related party transaction, the party involved must provide notice to our legal department of the facts and circumstances of the proposed transaction, including:

•	the related party’s relationship to us and his or her interest in the transaction;

•	the material facts of the proposed related party transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved;

•	the purpose and benefits of the proposed related party transaction with respect to us;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed related party transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

If the legal department determines the proposed transaction is a related party transaction, the proposed transaction will be submitted to the audit committee for consideration. In determining whether to approve a proposed related party transaction, the audit committee will consider, among other things, the following:

•	the purpose of the transaction;

•	the benefits of the transaction to us;

•	the impact on a director’s independence in the event the related party is a non-employee director, an immediate family member of a non-employee director or an entity in which a non-employee director is a partner, shareholder or executive officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally.

Under our policy, certain related party transactions as defined under our policy will be deemed to be pre-approved by the audit committee and will not be subject to these procedures.

PROPOSAL TWO — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Independent Registered Public Accounting Firm

The audit committee of our board of directors has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2008. Although it is not required to do so, our board of directors is asking our stockholders to ratify the audit committee’s selection of Ernst & Young LLP. If our stockholders do not ratify the selection of Ernst & Young LLP, another independent registered public accounting firm will be considered by the audit committee of our board of directors. Even if the selection is ratified by our stockholders, the audit committee may in its discretion change the appointment at any time during the year, if it determines that such a change would be in the best interests of our company and its stockholders.

Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions. They will also have the opportunity to make a statement if they wish to do so.

Dismissal of Prior Independent Registered Public Accounting Firm

On June 22, 2006, we dismissed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm. The decision to dismiss PwC was approved by our board of directors and the audit committee of our board of directors. The reports of PwC on our combined consolidated financial statements for our fiscal years ended December 31, 2005 and 2004 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle. During our fiscal years ended December 31, 2005 and 2004, and through June 22, 2006, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on our financial statements for such years. There were no “reportable events” described in Item 304(a)(1)(v) of SEC Regulation S-K during our fiscal years ended December 31, 2005 and 2004, and through June 22, 2006, except for the existence of then previously reported material weaknesses in our internal control over financial reporting, which were described in detail in a current report on Form 8-K which we filed with the SEC on June 28, 2006. We requested that PwC furnish us with a letter addressed to the SEC stating whether or not PwC agreed with the statements made by us as set forth in the current report on Form 8-K which we filed with the SEC on June 28, 2006 and, if not, stating the respects in which PwC did not agree. We provided PwC with a copy of the disclosures in the current report on Form 8-K and PwC furnished a letter addressed to the SEC dated June 28, 2006, a copy of which was attached to the Form 8-K as Exhibit 16.1.

Audit, Audit-Related, Tax and Other Fees

The following table presents the aggregate fees billed to us for professional services rendered by Ernst & Young LLP, our current independent registered public accounting firm, for the fiscal years ended December 31, 2007 and December 31, 2006.

	Aggregate Amount Billed by
	Ernst & Young LLP
	2007	2006

Audit Fees(1)	$1,755,559	$1,350,973
Audit-Related Fees	347,404	—
Tax Fees(2)	63,000	24,101
All Other Fees(3)	1,500	1,500

(1)	These fees consisted of the audit of our annual financial statements, review of our financial statement included in our quarterly reports on Form 10-Q, review of our Form S-4 registration statement in connection with our acquisition of FoxHollow Technologies, Inc., and other services normally provided in connection with our statutory and regulatory filings or engagements. Also includes fees for services related to the audit of internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	These fees consisted of tax compliance, tax advice and tax planning, including preparation of tax forms and some consulting for overseas and foreign tax matters. The audit committee of our board of directors has considered whether the provision of these services is compatible with maintaining Ernst & Young LLP’s independence and has determined that it is.

(3)	These fees consisted of the purchase of an on-line accounting research tool. The audit committee of our board of directors has considered whether the provision of these services is compatible with maintaining Ernst & Young LLP’s independence and has determined that it is.

The following table presents the aggregate fees billed to us for professional services rendered by PricewaterhouseCoopers LLP, our previous independent registered public accounting firm, for the fiscal years ended December 31, 2007 and December 31, 2006.

	Aggregate Amount Billed by
	PricewaterhouseCoopers LLP
	2007	2006

Audit Fees(1)	$80,807	$121,927
Audit-Related Fees(2)	—	443,266
Tax Fees(3)	—	21,250
All Other Fees	—	—

(1)	These fees consisted of the audit of our annual financial statements, review of our financial statement included in our quarterly reports on Form 10-Q, review of our Form S-1 registration statement in connection with our initial public offering and our Form S-4 registration statement in connection with our acquisition of the minority interest of Micro Therapeutics, Inc. and other services normally provided in connection with our statutory and regulatory filings or engagements.

(2)	These fees consisted of primarily of research and consultation assistance in connection with the accounting and reporting treatment of certain transactions, both historical and proposed, as required by generally accepted accounting principles in the United States. The audit committee of our board of directors has considered whether the provision of these services is compatible with maintaining PricewaterhouseCoopers LLP’s independence and has determined that it is.

(3)	These fees consisted of tax compliance, tax advice and tax planning, including preparation of tax forms and some consulting for overseas and foreign tax matters. The audit committee of our board of directors has considered whether the provision of these services is compatible with maintaining PricewaterhouseCoopers LLP’s independence and has determined that it is.

Pre-Approval Policies and Procedures

The audit committee of our board of directors has adopted procedures pursuant to which all audit, audit-related and tax services, and all permissible non-audit services provided by Ernst & Young LLP to us, are pre-approved by our audit committee. All services rendered by Ernst & Young LLP to us during 2007 were permissible under applicable laws and regulations, and all such services provided by Ernst & Young LLP to us during such time, other than de minimis non-audit services allowed under applicable law, were approved in advance by our audit committee in accordance with the rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002.

Board Recommendation

The board of directors unanimously recommends a vote FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2008.

OTHER MATTERS

Stockholder Proposals for 2009 Annual Meeting

Stockholder proposals intended to be presented in the proxy materials relating to our 2009 Annual Meeting of Stockholders must be received by us at our principal executive offices on or before December 16, 2008, unless the date of the meeting is delayed by more than 30 calendar days, and must satisfy the requirements of the proxy rules promulgated by the SEC.

Any other stockholder proposals to be presented at the 2009 Annual Meeting of Stockholders must be given in writing to our Corporate Secretary and received at our principal executive offices not later than January 15, 2009 nor earlier than December 16, 2008. The proposal must contain specific information required by our bylaws, a copy of which may be obtained by writing to our Corporate Secretary or accessing the SEC’s EDGAR filing database at www.sec.gov. If a proposal is not timely and properly made in accordance with the procedures set forth in our bylaws, it will be defective and may not be brought before the meeting. If the proposal is nonetheless brought before the meeting and the chairman of the meeting does not exercise the power and duty to declare the proposal defective, the persons named in the proxy may use their discretionary voting with respect to the proposal.

Director Nominations for 2009 Annual Meeting

Our board of directors will consider recommendations for the nomination of directors submitted by holders of our shares of capital stock entitled to vote generally in the election of directors. In accordance with procedures set forth in our bylaws, stockholders of record of our company may propose nominees for election to our board of directors only after providing timely written notice to our Corporate Secretary. To be timely, a stockholder’s notice to our Corporate Secretary must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the previous year’s meeting, notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment of an annual meeting will not commence a new time period for the giving of a stockholder’s notice.

The notice must set forth, among other things:

•	as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (a) the name and address of such stockholder, as they appear on our stock transfer books, and of such beneficial owner and (b) the class, series and number of shares of our company which are owned beneficially and of record by such stockholder and such beneficial owner.

Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. Our board of directors will consider only those stockholder recommendations whose submissions comply with these procedural requirements. Our board of directors will evaluate candidates recommended by stockholders in the same manner as those recommended by others.

Copies of 2007 Annual Report

We have sent to each of our stockholders a copy of our annual report on Form 10-K (without exhibits) for the year ended December 31, 2007. The exhibits to our Form 10-K are available by accessing the SEC’s EDGAR filing database at www.sec.gov. We will furnish a copy of any exhibit to our Form 10-K upon receipt from any such person of a written request for such exhibits upon the payment of our reasonable expenses in furnishing the exhibits. This request should be sent to: ev3 Inc., 9600 54th Avenue North, Plymouth, MN 55442, Attn: Stockholder Information.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports as permitted by the SEC. This means that only one copy of our proxy statement or annual report to stockholders may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to our Investor Relations Department, ev3 Inc., 9600 54th Avenue North, Plymouth, Minnesota 55442, telephone: (763) 398-7000. Any stockholder who wants to receive separate copies of our proxy statement or annual report to stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the above address and phone number.

Proxy Solicitation Costs

The cost of soliciting proxies, including the preparation, assembly and mailing of proxies and soliciting material, as well as the cost of forwarding this material to the beneficial owners of our common stock will be borne by us. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, facsimile, telegraph or personal conversation. We may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of our common stock.

Other Business

Our management does not intend to present other items of business and knows of no items of business that are likely to be brought before the Annual Meeting, except those described in this proxy statement. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on the matters.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares of common stock by marking, signing, dating and promptly returning the enclosed proxy card in the envelope provided or by voting by Internet or telephone.

By Order of the Board of Directors,

Kevin M. Klemz
Senior Vice President, Secretary and Chief
Legal Officer

April 15, 2008
Plymouth, Minnesota

ev3 Inc. ANNUAL MEETING OF STOCKHOLDERS Tuesday, May 20, 2008 2:00, C.D.T. ev3 Inc. 9600 54th Avenue North Plymouth, MN 55442 ev3 Inc. 9600 54th Avenue North Plymouth, MN 55442 proxy T H E E N D OVA S C U L A R C O M PA N Y This proxy is solicited on behalf of the board of directors of ev3 Inc. for use at the Annual Meeting of Stockholders on May 20, 2008. By signing, dating and returning this proxy card, you revoke all prior proxies, including any proxy previously given by telephone or Internet, and appoint Robert J. Palmisano and Kevin M. Klemz, or either of them, with full power of substitution to vote your shares on the matters shown on the reverse side and any other matter which may properly come before the Annual Meeting of Stockholders to be held on May 20, 2008 and at any adjournment or postponement thereof. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. This proxy, when properly signed, will be voted in the manner directed. If no direction is given, this proxy will be voted FOR all of the nominees for director and FOR Proposal 2 and, in the proxies’ discretion, upon such other matters as may properly come before the meeting. See reverse for voting instructions.

COMPANY # There are three ways to vote your Proxy Your telephone or Internet vote authorizes Robert J. Palmisano and Kevin M. Klemz, or either of them, to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card. VOTE BY TELEPHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 19, 2008. Please have your proxy card and the last four digits of your Social Security Number or taxpayer identification number available. Follow the simple instructions the voice provides you. VOTE BY INTERNET — http://www.eproxy.com/evvv/ — QUICK *** EASY *** IMMEDIATE Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 19, 2008. Please have your proxy card and the last four digits of your Social Security Number or taxpayer identification number available. Follow the simple instructions to obtain your records and create an electronic ballot. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to ev3 Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873. If you vote by telephone or Internet, please do not mail your proxy card 3 Please detach here 3 The Board of Directors Recommends a Vote FOR Proposals 1 and 2. 1. Election of directors: 01 D.J. Levangie 03 E.H. Weatherman Vote FOR Vote WITHHELD 02 R.J. Palmisano all nominees from all nominees (except as marked) (Instructions: To withhold authority to vote for any indicated nominees, write the number(s) of the nominee(s) in the box provided to the right.) 2. Ratify selection of independent registered public accounting firm. For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. Address Change? Mark Box Indicate changes below: Date___ Signature(s) in Box Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.